As filed with the Securities and Exchange Commission on September 18, 2006
Registration Number 333-136043

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
Form S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Fidelity National Title Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	6361	16-1725106
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

601 Riverside Avenue
Jacksonville, Florida 32204
(904) 854-8100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Raymond R. Quirk
Chief Executive Officer
Fidelity National Title Group, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
(904) 854-8100
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Peter T. Sadowski, Esq.	Robert S. Rachofsky, Esq.
Executive Vice President and General Counsel	Gary D. Boss, Esq.
Fidelity National Financial, Inc.	LeBoeuf, Lamb, Greene & MacRae LLP
601 Riverside Avenue	125 West 55th Street
Jacksonville, Florida 32204	New York, NY 10019-5389
(904) 854-8100	(212) 424-8000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be distributed until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS
(Subject to Completion) Issued September 18, 2006

188,441,997 Shares

CLASS A COMMON STOCK

We are currently a majority-owned subsidiary of Fidelity National Financial, Inc., which we refer to as FNF. In the distribution described in this prospectus, FNF will distribute 188,441,997 shares of our Class A Common Stock, par value $0.0001 per share, representing on a fully diluted basis approximately 85% of the outstanding shares of our common stock on a pro rata basis to the holders of FNF common stock. The shares being distributed represent the shares of our Class A Common Stock to be issued to FNF in connection with the transfer to us of substantially all of FNF’s assets (other than FNF’s ownership interests in our company, in Fidelity National Information Services, Inc. and in FNF Capital Leasing, Inc.) and substantially all liabilities of FNF as described in this prospectus, and the shares of our Class A Common Stock issued upon the planned conversion by FNF of 100% of our Class B Common Stock, par value $0.0001 per share, that is currently held by FNF.

In the distribution, you will receive        shares of Class A Common Stock for each share of FNF common stock that you held at the close of business on the distribution record date,       , 2006. The exact number of shares you will receive will depend both on the number of shares we issue to FNF in connection with its transfer of assets to us and on the number of outstanding shares of FNF common stock on the record date for the distribution. Immediately following the distribution, we will no longer be a subsidiary of FNF.

We are sending you this prospectus to describe the distribution. We expect the distribution to occur in the fourth quarter of 2006, shortly after completion of the asset transfer and share issuance described above. You will receive your proportionate number of shares of Class A Common Stock of FNT through our transfer agent’s book-entry registration system. These shares will not be in certificated form. Following the distribution, you may request to receive your shares of Class A Common Stock in certificated form.

No stockholder action is necessary for you to receive your shares of Class A Common Stock. This means that:

•	you do not need to pay anything to FNT or FNF; and

•	you do not need to surrender any of your shares of FNF’s common stock to receive your shares of FNT Class A Common Stock.

In addition, a stockholder vote is not required for the distribution to occur.

Our Class A Common Stock is listed on the New York Stock Exchange under the symbol “FNT.”

As you review this prospectus, you should carefully consider the matters described in “Risk Factors” beginning on page 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect the shares to be delivered on or about       , 2006.

PROSPECTUS SUMMARY

This summary highlights some of the information about FNT contained elsewhere in or incorporated by reference into this prospectus and may not contain all of the information that may be important to you. In this prospectus, “FNT,” “we,” “company” and “our” refer to Fidelity National Title Group, Inc. and its subsidiaries, unless the context suggests otherwise. References to “FNF” are to Fidelity National Financial, Inc. References to “FIS” are to Fidelity National Information Services, Inc., a majority-owned subsidiary of FNF. You should read the following summary together with the entire prospectus, including the materials incorporated into this prospectus by reference. You should carefully consider, among other things, the matters discussed in “Risk Factors.”

Company Overview

We are one of the largest title insurance companies in the United States. Our title insurance underwriters — Fidelity National Title Insurance Company, Chicago Title Insurance Company, Ticor Title Insurance Company, Security Union Title Insurance Company and Alamo Title Insurance Company — together issued approximately 29.0% of all title insurance policies issued nationally during 2005, as measured by premiums per the Demotech Performance of Title Insurance Companies 2006 Edition. Our title business consists of providing title insurance and escrow and other title-related products and services arising from the real estate closing process. Our operations are conducted on a direct basis through our own employees who act as title and escrow agents and through independent agents. In addition to our independent agents, our customers are lenders, mortgage brokers, attorneys, real estate agents, home builders and commercial real estate developers. We also anticipate conducting the specialty insurance business, the claims management business and the other businesses described below upon completion of the asset contribution described below.

We are a Delaware corporation formed on May 24, 2005. On October 17, 2005, FNF completed a distribution to its stockholders of shares of our Class A Common Stock representing 17.5% of our outstanding common stock, and we became a public company. We refer to this as the 2005 distribution. We are currently a majority owned subsidiary of Fidelity National Financial, Inc., which we refer to as FNF. FNF owns 143,176,041 shares, or 100%, of our outstanding Class B Common Stock, representing approximately 82% of our outstanding common stock and 97.9% of the voting rights of our common stock.

The Distribution and Related Transactions

Asset Contribution

On June 25, 2006, we entered into a securities exchange and distribution agreement with FNF, as amended and restated as of September 18, 2006, which we refer to as the securities exchange and distribution agreement. In general terms, the transactions contemplated under the securities exchange and distribution agreement, which we refer to as the proposed transactions, involve the transfer by FNF to us of substantially all of FNF’s assets, other than its ownership interests in us, FIS and FNF Capital Leasing, Inc., a wholly owned subsidiary, which we refer to as FNF Leasing. These assets include FNF’s interests in various subsidiaries, up to $275 million in cash and certain investment assets and any other property or rights that FNF owns immediately prior to the closing under the securities exchange and distribution agreement. In consideration of the contribution of these assets by FNF, we will, with certain limited exceptions, assume all of FNF’s liabilities and will issue shares of FNT Class A Common Stock to FNF. We refer to this contribution of assets by FNF to us in exchange for the assumption of liabilities and issuance to FNF of shares of our Class A Common Stock as the asset contribution.

Distribution

Following the asset contribution, FNF will convert all of its shares of our Class B Common Stock into shares of FNT Class A Common Stock and then distribute all of the shares of our Class A Common Stock that it owns, including the converted shares and the shares received from us pursuant to the securities exchange and distribution agreement, to holders of FNF common stock as a dividend, which we refer to as the distribution. As a result, FNF stockholders will receive shares of our common stock representing, on a fully-diluted basis, approximately 85% of our outstanding common stock. After the completion of the distribution, FNF will have no assets other than its approximately 50.5% ownership position in FIS, its ownership of FNF

Leasing and its rights under certain agreements entered into pursuant to the securities exchange and distribution agreement.

The consummation of the proposed transactions, including the distribution, is subject to the satisfaction or waiver of certain conditions, including the approval by FNT stockholders of the proposed transactions, the receipt of a private letter ruling from the Internal Revenue Service and an opinion from FNF’s special tax advisor, the receipt of governmental and regulatory consents, the satisfaction of all of the conditions to the consummation of the merger of FNF with and into FIS, which we refer to as the merger and the merger of FNF Leasing with and into a wholly owned subsidiary of FIS, which we refer to as the Leasing merger (other than (i) those that are to be satisfied as of the consummation of such transactions, (ii) the occurrence of the distribution and (iii) in the case of the merger, the occurrence of the Leasing merger) and other customary conditions.

Merger

The proposed transactions, including the distribution, are part of a larger organizational restructuring of FNF. At the same time that FNF and FNT entered into the securities exchange and distribution agreement, FNF and FIS entered into an agreement and plan of merger, which we refer to as the merger agreement. The merger agreement provides that following the distribution, FNF will merge with and into FIS, which we refer to as the merger. The merger is expected to be completed approximately two weeks following the occurrence of the distribution in accordance with its terms. Shortly after the distribution but prior to the merger, the Leasing merger is expected to be completed pursuant to an agreement and plan of merger entered into among FNF Leasing, FIS and a wholly owned subsidiary of FIS, which we refer to as the Leasing merger agreement. Upon the completion of the merger, FNF’s separate corporate existence will cease and FIS will be the surviving corporation. Immediately following the merger, we will change our name to “Fidelity National Financial Inc.” and the symbol for our common stock on the New York Stock Exchange will become “FNF.” In order for the merger to be completed, the proposed transactions, including the distribution, must be completed. Stockholders of FNF have received a proxy statement/prospectus of FNF and FIS that describes the merger in greater detail and solicits proxies in favor of approval of the merger and other matters.

The Transferred Business

The businesses to be transferred to us include FNF’s specialty insurance business, its interest in certain claims management operations, certain timber and real estate holdings and certain smaller operations, together with substantially all liabilities of FNF. For the year ended December 31, 2005, the transferred business had approximately $765.4 million in revenue and $413.1 million in income before income taxes and minority interest and for the six months ended June 30, 2006, the transferred business had approximately $221.4 million in revenue and $37.4 million in income before income taxes and minority interest. The revenues and income before income taxes and minority interest for the twelve months ended December 31, 2005 included a $318.2 million gain on the sale of the minority interest in FIS and excluding this gain, the transferred business would have had revenues of $447.2 million and income before income taxes and minority interest of $94.9 million.

FNF’s specialty insurance business includes home warranty, flood insurance, homeowners, auto and other selected personal lines business. For the year ended December 31, 2005 and the six months ended June 30, 2006, the revenue of this business was $438.0 million and $211.8 million, respectively and its income before income taxes and minority interests was $133.5 million and $47.9 million, respectively. FNF conducts claims management operations through Sedgwick CMS Holdings, Inc., or Sedgwick CMS, in which FNF currently holds an approximately 40% interest. Sedgwick CMS is a leading provider of outsourced insurance claims management services to large corporate and public sector entities. Sedgwick CMS’s revenues and expenses are not consolidated with those of FNF and therefore are not included in the aggregate amounts for the transferred business shown above. We will also acquire FNF’s majority interest in Cascade Timberlands LLC, or Cascade, which owns approximately 293,000 acres of productive timberland in Oregon, as well as certain other miscellaneous assets. For further information about the transferred business, see “Information About the Transferred Business” and “Unaudited Pro Forma Combined Financial Information.”

Our Future Strategy

Following the distribution, we will no longer be purely a title insurance company. Instead, we will be a holding company which operates through its subsidiaries in several different industries. In addition, we expect to actively evaluate possible strategic transactions, including but not limited to potential acquisitions of other companies, business units and operating and investment assets. Any such acquisitions may or may not be in lines of business that are the same as or provide potential synergies with our existing operations. There can be no assurance, however, that any suitable acquisitions or other strategic opportunities will arise.

Our principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and our telephone number is (904) 854-8100.

Summary of the Distribution

The Distribution	The distribution is part of a restructuring of FNF whereby FNT will become an independent company and cease to be a subsidiary of FNF, and FNF will be merged with and into FIS, with FNF’s separate corporate existence ceasing and FIS continuing as the surviving corporation. FNF will distribute all shares of FNT Class A Common Stock held by it following the closing of the asset contribution. It is expected that FNF will distribute approximately 188,441,997 shares of FNT Class A Common Stock. This number is comprised of 45,265,956 shares of FNT Class A Common Stock expected to be issued in connection with the asset contribution (based on receiving $275 million in cash and certain investment assets from FNF in the asset contribution, as described below; if we receive less cash and investments, the number of shares issued to FNF will be reduced) and 143,176,041 shares of FNT Class A Common Stock expected to be issued upon the conversion of FNF’s current holdings of FNT Class B Common Stock. As a result of the distribution, FNF stockholders will receive shares of our common stock representing approximately 85% of our common stock outstanding on a fully-diluted basis and FNF will no longer hold any FNT common stock.

Reason for the Distribution	The distribution will increase our public float, which in the long term we anticipate will enhance the trading price of our common stock. In addition, the proposed transactions may enhance our ability to issue our common stock to raise equity capital and fund acquisitions and for management incentives. Our ability to do so is currently limited because, for several tax-related reasons, FNF is unwilling to own less than 80% of our common stock.

Distributing Company	FNF.

Distribution Ratio	Each stockholder of FNF common stock will receive shares of Class A Common Stock of FNT for each FNF share held on the distribution record date. The exact number of shares to be received by each stockholder will depend on the number of shares we issue to FNF and on the number of outstanding shares of FNF common stock on the record date for the distribution. The number of shares we issue to FNF depends on how much cash and certain other investment assets FNF contributes to us. Under the securities exchange and distribution agreement, we have agreed to issue shares of our Class A Common Stock to FNF at a price of $23.50 per share in exchange for up to $275 million of cash and certain investment assets from FNF. If FNF contributed the full $275 million to us, we would issue 11,702,128 shares to FNF in exchange. We have also agreed to issue 33,563,829 shares in exchange for the other assets and liabilities to be transferred to us by FNF. In total, assuming we receive $275 million of cash and certain investment assets, we will issue 45,265,956 shares of our stock to FNF, resulting in a total number of shares distributed by FNF of 188,441,997. Assuming 188,441,997 of our shares are distributed and that 176,444,440 shares of FNF common stock (the number outstanding as of August 31, 2006) were outstanding as of the distribution record date, each FNF stockholder would receive 1.07 shares of FNT common stock for each FNF share held. The number of FNF shares outstanding will vary as a result of option exercises or other share issuances by FNF and in the event of any share repurchases by FNF prior to the distribution record date.

Voting Rights	Holders of Class A Common Stock are entitled to one vote per share held on all matters submitted to a vote of FNT stockholders.

Distribution Record Date	, 2006 (close of business).

Distribution Date	Expected to be , 2006.

Distribution Agent	Continental Stock Transfer & Trust Company.

Registrar and Transfer Agent	Continental Stock Transfer & Trust Company.

Use of Proceeds	Because this is not an offering for cash, there will be no proceeds to FNT from the distribution.

Dividend Policy	We currently intend to continue paying quarterly dividends to FNT stockholders of record. Any determination to declare and pay dividends will be made at the discretion of our board of directors and will be dependent on, among other things, our future earnings, financial condition and capital requirements.

NYSE Symbol	Our Class A Common Stock is listed on the New York Stock Exchange under the symbol “FNT.” Following the completion of the proposed transactions and the merger described above, our common stock will be traded on the NYSE under the symbol “FNF.”

Tax Consequences	As a condition to effecting the distribution, FNF is to receive a ruling from the Internal Revenue Service and an opinion of its special tax advisor, Deloitte Tax LLP, together to the effect that the distribution and merger will be tax free to FNF and its stockholders, except that FNF’s stockholders will recognize gain or loss attributable to the receipt of cash in lieu of fractional shares of FNT common stock.

Distribution of Shares	On or shortly after the distribution date, beneficial owners of shares of FNF common stock on the distribution record date should have credited to their brokerage, custodian or similar account through which they own their FNF common stock, the number of shares of our Class A Common Stock to which they are entitled in the distribution.

The numbers and percentages of shares of our common stock identified above and elsewhere in this prospectus as outstanding after this distribution do not include shares of Class A Common Stock that we will grant as restricted stock to our employees and directors in connection with this distribution, which will also constitute outstanding shares, and also do not include any shares of Class A Common Stock underlying options that we will grant to certain of our employees in connection with the distribution. These grants will include replacement grants in respect of outstanding shares of FNF restricted stock and FNF stock options. The final number of such restricted shares and options to be granted will not be determined until the distribution occurs. See “The Securities Exchange and Distribution Transactions — Interests of Directors and Executive Officers in the Proposed Transactions” and “— Treatment of FNF Equity Awards.”

Summary Historical Financial Information

The following table sets forth FNT’s summary historical financial information. The summary historical financial information as of December 31, 2005, 2004, and 2003 and for each of the years in the three-year period ended December 31, 2005, has been derived from FNT’s audited consolidated and combined financial statements and related notes. The information as of June 30, 2006 and for the six-month periods ended June 30, 2006 and 2005 has been derived from FNT’s unaudited interim consolidated and combined financial statements. In the opinion of FNT’s management, the unaudited interim consolidated and combined financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the interim consolidated and combined financial statements. Results for the interim periods are not necessarily indicative of the results to be expected for the full year.

Detailed historical financial information is included in the audited consolidated and combined balance sheets as of December 31, 2005 and 2004, and the related consolidated and combined statements of earnings, comprehensive earnings, stockholders equity and cash flows for each of the years in the three-year period ended December 31, 2005 as well as the unaudited interim consolidated balance sheet as of June 30, 2006 and the related unaudited interim consolidated and combined statements of earnings and cash flows for the six-month periods ended June 30, 2006 and 2005, each of which is incorporated by reference in this registration statement. You should read the following summary historical financial information in conjunction with the audited and unaudited consolidated and combined financial statements incorporated by reference into this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports incorporated by reference into this registration statement.

Subsequent to the completion of the proposed transactions, the historical financial statements of FNF will become the historical financial statements of FNT. For more information on the accounting treatment of the proposed transactions, see “The Securities Exchange and Distribution Transactions — Accounting Treatment” beginning on page 16. Detailed historical information about FNF is included in FNF’s audited consolidated balance sheets as of December 31, 2005 and 2004, and the related consolidated statements of earnings, comprehensive earnings, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005 and FNF’s unaudited interim consolidated balance sheet as of June 30, 2006 and the related unaudited interim consolidated statements of earnings, comprehensive earnings and cash flows for the six-month periods ended June 30, 2006 and 2005, all of which are included in this registration statement. It may be difficult to analyze the results of operations and financial condition of the transferred business based on this information. For information about the transferred business, see “Unaudited Pro Forma Combined Financial Information” beginning on page 26.

	Six Months Ended
	June 30,		Year Ended December 31,
	2006	2005	2005	2004	2003
STATEMENT OF EARNINGS DATA (in thousands)
Total title premiums	$2,289,435	$2,321,596	$4,948,966	$4,718,217	$4,700,750
Escrow and other title-related fees	541,657	543,465	1,162,344	1,039,835	1,058,729
Other income	117,461	84,097	204,551	131,361	211,236

Total revenue	2,948,553	2,949,158	6,315,861	5,889,413	5,970,715
Total expenses	2,643,290	2,558,332	5,447,557	5,006,486	4,878,795

Earnings before income taxes and minority interest	305,263	390,826	868,304	882,927	1,091,920
Income tax expense	108,369	146,637	327,351	323,598	407,736

Earnings before minority interest	196,894	244,189	540,953	559,329	684,184
Minority interest	1,279	1,292	1,972	1,165	859

Net earnings	$195,615	$242,897	$538,981	$558,164	$683,325

Per share amounts:
Basic net earnings per share	$1.13	$—	$3.11	$—	$—

Weighted average shares outstanding, basic basis	173,475	—	173,463	—	—

Diluted net earnings per share	$1.13	$—	$3.11	$—	$—

	Six Months Ended
	June 30,		Year Ended December 31,
	2006	2005	2005	2004	2003
Weighted average shares outstanding, diluted basis	173,651	—	173,575	—	—

Unaudited pro forma net earnings per share —basic and diluted	$—	$1.40	$—	$3.22	$—

Unaudited pro forma weighted average shares outstanding —basic and diluted(1)	—	172,951	—	172,951	—

Dividends declared per share(2)	$0.58

As of
June 30, 2006
BALANCE SHEET DATA (in thousands)
Cash and cash equivalents	$677,876
Total assets	6,199,666
Total long-term debt	573,197
Minority interest	5,392
Total equity	2,551,178

(1)	Unaudited pro forma net earnings per share is calculated using the number of outstanding shares of FNF as of June 30, 2005 because upon completion of the 2005 distribution the number of our outstanding shares of common stock equaled the number of FNF shares outstanding on the date of distribution.

(2)	Dividends declared per share include only dividends declared subsequent to October 17, 2005. Prior to that date, FNT was a wholly-owned subsidiary of FNF.

Summary Unaudited Pro Forma Condensed Combined Financial Information

The following summary unaudited pro forma condensed combined financial information gives effect to the transfer by FNF to us of substantially all of its assets (other than its ownership interest in FIS and FNF Leasing) and liabilities, as if the transfer had been completed as of June 30, 2006 for balance sheet purposes and as of January 1, 2005 with respect to the statement of earnings data and is derived from the unaudited pro forma combined financial statements included elsewhere in this prospectus. The pro forma financial information should be read in conjunction with the unaudited pro forma condensed consolidated financial statements and related notes and the separate financial statements and related notes of FNT and FNF, which also are included in or incorporated by reference into this prospectus. See “Unaudited Pro Forma Combined Financial Information” beginning on page 26.

Because the substance of the combined proposed transactions among FNF, FNT, and FIS pursuant to the securities exchange and distribution agreement and the merger agreement is effectively a reverse spin-off of FIS by FNF, and because FNT and FIS are entities under common control, the historical financial statements of FNF will become the historical financial statements of FNT subsequent to the proposed transactions. For more information on the accounting treatment of the proposed transactions, see “The Securities Exchange and Distribution Transactions — Accounting Treatment” beginning on page 16.

The selected unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of FNT would have been had the proposed transactions occurred on the dates assumed and does not reflect any benefits or synergies that may result from the proposed transactions, nor is it indicative of future operating results or financial position. Accounting policies used in the preparation of the pro forma condensed combined financial statements are in accordance with those used in FNF’s and our consolidated financial statements.

These pro forma financial statements do not reflect adjustments related to the proposed FNF Leasing merger which will occur prior to the merger of FNF into FIS. The financial condition and results of operations of FNF Leasing are not material with respect to the unaudited combined pro forma financial statements. Total assets of FNF Leasing were $83.3 million, or 1.2% of pro forma total assets, at June 30, 2006, and $69.8 million at December 31, 2005. Pretax income was $0.7 million, or less than 1% of pro forma pretax income, for the six months ended June 30, 2006, and $1.3 million or less than 1% of pro forma pretax income, for the year ended December 31, 2005.

	Pro Forma	Pro Forma
	Six Months Ended	Year Ended
	June 30, 2006	December 31, 2005
	(In thousands, except	(In thousands, except
	per share data)	per share data)
Consolidated statement of earnings data:
Revenue	$3,174,372	$7,088,406
Earnings before income taxes and minority interest	343,369	1,282,730
Net earnings	214,507	827,709
Basic earnings per common share	$0.98	$3.78
Diluted earnings per common share	0.97	3.73
Basic shares outstanding	218,741	218,729
Diluted shares outstanding	222,096	222,029

Pro Forma as of
June 30,
2006
(In thousands)
Consolidated balance sheet data:
Investments	$4,110,689
Cash and cash equivalents	712,950
Total assets	7,217,877
Long-term debt	640,601
Total stockholders’ equity	3,272,996

RISK FACTORS

An investment in our common stock involves a number of risks. Each stockholder should carefully consider the following information about these risks, together with the other information contained in or incorporated by reference into this prospectus, including the information under the heading “Risk Factors” in our annual report on Form 10-K and in our other periodic reports to and filings with the Securities and Exchange Commission incorporated by reference into this prospectus. These risks could materially affect our business, results of operations or financial condition and cause the trading price of our common stock to decline.

Risks Related to the Distribution

The issuance of shares of our common stock to FNF in connection with the proposed transactions may dilute our future earnings per share.

If the proposed transactions are completed, we expect that we will issue to FNF approximately 45,265,956 shares of our common stock, based on receiving aggregate cash and certain investment assets in the amount of $275 million from FNF in the proposed transactions. As a result of the expected earnings power of the businesses and assets to be transferred to us, our future earnings per share may be lower than they otherwise would have been had such transfers and share issuance not occurred.

In addition, in the securities exchange and distribution agreement we have agreed to issue stock options and shares of restricted stock in replacement for certain FNF stock options and shares of FNF restricted stock held by our directors and employees who will become our employees. The aggregate number of such new FNT options and shares of restricted stock has not yet been determined. These issuances will also be dilutive to the interests of holders of FNT common stock.

If the distribution does not constitute a tax free distribution under Section 355 of the Internal Revenue Code or the merger does not constitute a tax free reorganization under Section 368(a) of the code, then we may have to indemnify FIS or FNF for payment of taxes and tax-related losses.

Under the tax disaffiliation agreement, which we are required to enter into with FNF and FIS as a condition to the closing under the securities exchange and distribution agreement, we are required to indemnify FNF and FIS for taxes and tax-related losses (including stockholder suits) if the distribution were determined to be taxable either to FNF or the FNF stockholders or both, unless such adverse determination were the result of a breach by FIS of its agreement not to take any action within its control that would cause the distribution to be taxable or the result of an acquisition of FIS stock within the control of FIS or an FIS subsidiary. FNF estimates that the amount of our indemnification obligation for the amount of tax on FNF’s transfer of our stock in the distribution could be in the range of $150 million and possibly greater depending on, among other things, the value of our stock at the time of the distribution. In addition, we are required under the tax disaffiliation agreement to indemnify FNF and FIS for taxes and tax-related losses (including stockholder suits) in the event the merger were determined to be taxable. FNF estimates that the amount of our indemnification obligation for the amount of tax on FNF’s transfer and retirement of its FIS stock in the merger could be in the range of $1 billion and possibly greater depending on, among other things, the value of FIS’s stock at the time of the merger.

FNT may be affected by significant restrictions following the merger with respect to certain actions that could jeopardize the tax free status of the distribution or the merger.

Even if the distribution otherwise qualifies as a spin-off under Section 355 of the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code, the distribution of our common stock to the FNF stockholders may not qualify as tax free to FNF (or its successor upon the consummation of the merger, FIS) under Section 355(e) of the Internal Revenue Code, if 50% or more of our stock is acquired as part of a plan or series of related transactions that includes the distribution.

In order to help preserve the tax free treatment of the distribution, we have agreed not to take certain actions without first obtaining the consent of certain officers of FIS or obtaining an opinion from a nationally recognized law firm or accounting firm that such transaction will not cause the distribution to be taxable under Section 355(e). In general, such actions would include, for a period of two years after the distribution, engaging in certain transactions involving (i) the acquisition of our stock or (ii) the issuance of shares of our stock.

Risks Related to Our Business Following the Distribution

FNT may not be able to integrate the transferred business successfully.

The success of the proposed transactions will depend in large part upon our ability to integrate the organizations, operations, systems and personnel of the companies transferred to us by FNF. The integration of such companies is a challenging, time-consuming and costly process. It is possible that the integration process could result in the loss of key employees, the disruption of our ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our or such companies’ ability to maintain relationships with suppliers, customers and employees or to achieve the anticipated benefits of the proposed transactions. In addition, successful integration of such companies will require the dedication of significant management resources, which will temporarily detract attention from the day-to-day business of such companies or FNT. If our management is not able to integrate the organizations, operations, systems and personnel of such companies in a timely and efficient manner, the anticipated benefits of the proposed transactions may not be realized fully or at all or may take longer to realize than expected.

Like our title insurance subsidiaries, certain companies included in the transferred business engage in insurance-related businesses and must comply with additional regulations. These regulations may impede, or impose burdensome conditions on our rate increases or other actions that we might otherwise take to increase the revenues of our subsidiaries.

Like our title insurance operations, the specialty insurance businesses included in the transferred business are subject to extensive regulation by state insurance authorities in each state in which they operate. These agencies have broad administrative and supervisory power relating to the following, among other matters:

•	licensing requirements;

•	trade and marketing practices;

•	accounting and financing practices;

•	capital and surplus requirements;

•	the amount of dividends and other payments made by insurance subsidiaries;

•	investment practices;

•	rate schedules;

•	deposits of securities for the benefit of policyholders;

•	establishing reserves; and

•	regulation of reinsurance.

Most states also regulate insurance holding companies like us with respect to acquisitions, changes of control and the terms of transactions with our affiliates. State regulations may impede or impose burdensome conditions on our insurance companies’ ability to increase or maintain rate levels or on other actions that we may want to take to enhance operating results, and could affect our ability to pay dividends on our common stock. In addition, we may incur significant costs in the course of complying with regulatory requirements. We cannot assure you that future legislative or regulatory changes will not adversely affect our business operations.

We could have conflicts with FIS, and the fact that our chief executive officer and certain other officers will also serve as officers of FIS could create conflicts of interests.

Conflicts may arise between FIS and us as a result of our ongoing agreements and the nature of our respective businesses. We will seek to manage any potential conflicts through our agreements with FIS and entities affiliated with FIS and through oversight by independent members of our board of directors. However, there can be no assurances that such measures will be effective or that we will be able to resolve all potential conflicts with FIS and such affiliated entities, and even if we do, the resolution may be less favorable to us than if we were dealing with a different third party.

Some of the individuals who will be our executive officers after the proposed transactions own substantial amounts of FIS stock and options because of their relationships with FNF and FIS prior to the proposed transactions. Such ownership could create or appear to create potential conflicts of interest when officers are faced with decisions that could have different implications for our company and FIS.

William P. Foley, II will be our Chief Executive Officer and chairman of our board of directors and the executive chairman of the board of directors of FIS following the proposed transactions. In addition, Alan L. Stinson will be our Chief Operating Officer and the Executive Vice President of Finance of FIS and Brent B. Bickett will be an executive officer of FNT and the Executive Vice President, Strategic Planning of FIS. As a result, they will have obligations to us as well as FIS and may have conflicts of interest with respect to matters potentially or actually involving or affecting us.

Matters that could give rise to conflicts include, among other things:

•	our past and ongoing relationships with FIS, including tax matters, employee benefits, indemnification, and other matters; and

•	the quality and pricing of services that we have agreed to provide to FIS entities or that those entities have agreed to provide to us.

Provisions of our certificate of incorporation may prevent us from receiving the benefit of certain corporate opportunities.

Because FIS may engage in the same activities in which we engage, there is a risk that we may be in direct competition with FIS over business activities and corporate opportunities. To address these potential conflicts, we have adopted a corporate opportunity policy that has been incorporated into our certificate of incorporation. Among other things, this policy limits the situations in which one of our directors or officers, if also a director or officer of FIS, must offer corporate opportunities to us of which such individual becomes aware. These provisions may limit the corporate opportunities of which we are made aware or which are offered to us.

The pro forma financial statements may not be an indication of our financial condition or results of operations following the proposed transactions.

The pro forma financial statements contained in this prospectus are presented for illustrative purposes only and may not be an indication of our financial condition or results of operations following the proposed transactions. The pro forma financial statements have been derived from the financial statements of FNT and FNF and certain adjustments and assumptions have been made regarding FNT after giving effect to the proposed transactions. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. Furthermore, as described elsewhere in this prospectus, the historical financial statements of FNF are not representative of the transferred business on a stand-alone basis. As a result, the actual financial condition and results of operations of FNT following the proposed transactions may not be consistent with, or evident from, these pro forma financial statements.

The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect FNT’s financial condition or results of operations following the proposed transactions. Any potential decline in FNT’s financial condition or results of operations could cause the stock price of FNT to decline.

We may not realize the anticipated benefits from the acquisition of the transferred business.

The transferred business is subject to risks and liabilities that are different from those of our current operations. Further, it is anticipated that the specialty insurance business may continue to expand into lines of business outside of our traditional area of operations and into new states with which we have limited experience.

THE SECURITIES EXCHANGE AND DISTRIBUTION TRANSACTIONS

Structure of the Proposed Transactions

The securities exchange and distribution agreement provides that the distribution will occur immediately following the asset contribution and the conversion by FNF of all of its shares of FNT Class B Common Stock into FNT Class A Common Stock. After the distribution, we will continue to be a publicly traded company, with FNF no longer owning any shares of FNT common stock. Immediately after the merger (which is described below and is expected to occur approximately two weeks after the distribution), FNF’s separate corporate existence will cease (with FIS continuing as the surviving corporation in the merger), we will change our name to “Fidelity National Financial, Inc.”, and the symbol for our common stock on the New York Stock Exchange will become “FNF.”

Transfer of assets and assumption of liabilities

The securities exchange and distribution agreement provides for the contribution of substantially all of FNF’s assets to FNT (other than FNF’s ownership interests in FIS, FNT and FNF Leasing). These assets include FNF’s interests in Fidelity Sedgwick Holdings, Inc., Fidelity National Insurance Company, Fidelity National Insurance Services, Inc., Fidelity National Timber Resources Inc., FNF Holding, LLC, FNF International Holdings, Inc., National Alliance Marketing Group, Inc., Rocky Mountain Aviation, Inc. and Cascade Timberlands LLC. The assets to be transferred also include cash and any other property or rights that FNF owns immediately prior to the closing under the securities exchange and distribution agreement, which we refer to as the closing. In exchange for the transfer by FNF to FNT of these assets, which we refer to as the contributed assets, FNT will issue to FNF that number of shares of FNT Class A Common Stock equal to (i) 33,563,829 plus (ii) the aggregate amount of cash and certain investment assets, (with such investment assets valued at fair market value) included in the contributed assets (not to exceed $275 million for purposes of this calculation) divided by $23.50. FNT will also assume all liabilities of FNF itself, except for:

•	any liabilities of FNF to the extent FIS or any subsidiary of FIS or FNF Leasing or any subsidiary of FNF Leasing has, as of or prior to the closing, agreed in writing to be responsible therefor;

•	any liabilities of FNF to the extent arising out of or related to the ownership or operation of the assets or properties, or the operations or conduct of the business, of FIS or any subsidiary of FIS or FNF Leasing or any subsidiary of FNF Leasing, in each case to the extent FIS or any subsidiary of FIS or FNF Leasing or any subsidiary of FNF Leasing has, as of or prior to the closing, agreed to be responsible therefor;

•	any guaranties or other similar contractual liabilities of FNF in respect of a primary liability of FIS or any subsidiary of FIS or FNF Leasing or any subsidiary of FNF Leasing;

•	certain limited tax liabilities (which are addressed in the tax disaffiliation agreement among FNT, FNF and FIS to be entered into at the closing). See “— Additional Agreements”;

•	any liabilities arising from the operations or conduct of the business of FNF after the date that is 30 days after the closing, if the merger has not been completed as of such date; and

•	any liabilities for transaction bonuses that may be paid to certain executive officers of FNF.

The liabilities of FNF to be assumed by FNT are referred to as the assumed liabilities. The assumed liabilities also include any liabilities arising from the operations or conduct of the business of FNF after the distribution, except as set forth above. (FNF has agreed to not conduct any operations following the distribution except as necessary to comply with law or to complete the Leasing merger or the merger.) FNT will assume and agree to pay, honor and discharge when due all of the assumed liabilities pursuant to an assumption agreement to be executed and delivered by FNT at the closing, other than the tax liabilities which will be assumed under the tax disaffiliation agreement. It is a condition to FNT’s obligations under the securities exchange and distribution agreement that, as of the closing under the securities exchange and distribution agreement, the total amount of liabilities assumed from FNF itself of a nature that would be reflected on a GAAP balance sheet, other than tax liabilities, not exceed $100 million. The contribution of assets by FNF to FNT in exchange for the assumption by FNT of the assumed liabilities and the issuance to FNF of shares of FNT Class A Common Stock is referred to as the asset contribution. We refer to the contributed assets and the assumed liabilities collectively as the transferred business. See “Information About the Transferred Business”.

Distribution

Prior to the asset contribution, the FNF board of directors will approve and formally declare the distribution. Following the asset contribution, FNF will convert all shares of FNT Class B Common Stock held by it into shares of FNT Class A Common Stock. Immediately thereafter, the transfer agent appointed by FNF will distribute all of the shares of FNT Class A Common Stock that FNF owns (including the converted shares and the shares received from FNT in connection with the asset contribution) to the holders of FNF common stock.

Benefits of the Distribution

We believe that we can realize significant benefits from the distribution. These benefits include:

•	increasing our public float, which in the long term we anticipate will enhance the trading volume and value of our common stock; and

•	placing us in a better position to be able to issue our common stock (i) to raise equity capital, (ii) as currency to take advantage of acquisition opportunities and (iii) for employee compensation to incentivize, attract and retain key employees.

Manner of Effecting the Distribution

Immediately following the closing under the securities exchange and distribution agreement FNF will effect the distribution by delivering to Continental Stock Transfer & Trust Company, which will serve as the transfer agent for the distribution, certificates representing the shares of Class A Common Stock of FNT to be delivered to the holders of FNF common stock entitled thereto in connection with the distribution, and prior to the consummation of the merger, the transfer agent will distribute to each holder of record of common stock of FNF (other than FNF or any FNF subsidiary), as of the close of business on the record date designated by or pursuant to the authorization of the board of directors of FNF, such number of shares of FNT Class A Common Stock as shall be determined in accordance with the formula set forth in the distribution declaration. The distribution agent will credit the brokerage accounts of FNF stockholders, or if requested, will mail FNT Class A Common Stock certificates to FNF stockholders, on       , 2006.

Number of Shares to be Distributed

The distribution of FNT Class A Common Stock will be made on the basis of a distribution ratio of       shares of FNT Class A Common Stock for every share of FNF common stock held as of the close of business on the record date. The exact number of shares to be received by each stockholder will depend on the number of shares we issue to FNF and on the number of outstanding shares of FNF common stock on the record date for the distribution. The number of shares we issue to FNF depends on how much cash and certain investment assets FNF contributes to us. Under the securities exchange and distribution agreement, we have agreed to issue shares of our Class A Common Stock to FNF at a price of $23.50 per share in exchange for up to $275 million of cash and certain investment assets from FNF. If FNF contributed the full $275 million to us, we would issue 11,702,128 shares to FNF in exchange. We have also agreed to issue 33,563,829 shares in exchange for the other assets and liabilities to be transferred to us by FNF. In total, assuming we receive $275 million of cash and certain investment assets, we will issue 45,265,956 shares of our stock to FNF, resulting in a total number of shares distributed by FNF of 188,441,997. Assuming 188,441,997 of our shares are distributed and that 176,444,440 shares of FNF common stock (the number outstanding as of August 31, 2006) were outstanding as of the distribution record date, each FNF stockholder would receive 1.07 shares of FNT common stock for each FNF share held. The number of FNF shares outstanding will vary as a result of option exercises or other share issuances by FNF and in the event of any share repurchases by FNF prior to the distribution record date.

No fractional shares of FNT Class A Common Stock will be issued to FNF stockholders as part of the distribution. Instead, all fractional shares will be aggregated and sold in the public market by the distribution agent, and the net cash proceeds of the sale will be distributed proportionately to stockholders otherwise entitled to fractional shares. The distribution agent in its sole discretion will determine how and through which broker-dealer to make the sales of the aggregated fractional shares, all of which will be sold at prevailing market prices. Neither the distribution agent nor the broker-dealer will be an affiliate of FNF or FNT. If you would otherwise be entitled to a fractional share, you will receive a check or a credit to your brokerage account, in lieu of fractional shares, in an amount equal to the value of the fractional shares as soon as practicable after the distribution.

Stock Plan Amendment

In connection with the proposed transactions, we will amend the FNT 2005 omnibus incentive plan to increase the total number of shares available for grants thereunder by an additional 15.5 million shares.

Charter Amendments

Immediately after the completion of the distribution and the merger of FNF with and into FIS described below, we will amend our certificate of incorporation to:

•	increase the authorized number of shares of FNT Class A Common Stock from 300 million to 600 million,

•	eliminate the FNT Class B Common Stock and all provisions relating thereto;

•	remove all references to and any requirements resulting from FNF’s ownership of FNT common stock; and

•	change our name to “Fidelity National Financial, Inc.”

We refer to these amendments as the charter amendments. See “Amendment and Restatement of FNT’s Certificate of Incorporation” on page 46.

Merger of FNF and FIS

The proposed transactions are part of a larger organizational restructuring of FNF. At the same time that FNF and FNT entered into the securities exchange and distribution agreement, FNF entered into an agreement and plan of merger, which we refer to as the merger agreement, with its majority-owned subsidiary FIS. The merger agreement provides for the merger of FNF with and into FIS, approximately two weeks following the distribution. In order to complete the proposed transactions under the securities exchange and distribution agreement, all of the conditions to the consummation of the merger of FNF and FIS and the Leasing merger must be satisfied or waived (other than (i) conditions that, by their terms, are to be satisfied on the closing date for such transactions, (ii) the completion of the distribution and (iii) in the case of the merger, the completion of the Leasing merger). In addition, in order for the merger to be completed, the proposed transactions under the securities exchange and distribution agreement, including the distribution, must be completed. After the completion of the proposed transactions, FNF will have no assets other than its approximately 50.5% ownership position in FIS, its ownership of FNF Leasing (which, subject to satisfaction of the conditions in the Leasing merger agreement, will merge with and into a subsidiary of FIS shortly after the distribution, as described below) and its rights under certain agreements entered into pursuant to the securities exchange and distribution agreement. Upon the consummation of the merger, FNF’s separate corporate existence will cease and FIS will continue as the surviving corporation.

Interests of Directors and Executive Officers in the Proposed Transactions

Certain of our directors and officers have interests in the proposed transactions that differ from, or are in addition to, the interests of FNT stockholders. In particular, William P. Foley, II, the chairman of our board of directors, is also the chairman of the board of directors and chief executive officer of FNF, the controlling stockholder of FNT. Following the proposed transactions, Mr. Foley will become our Chief Executive Officer and the Executive Chairman of FIS. Also in connection with the proposed transactions, we will enter into a new employment agreement with Mr. Foley, the proposed terms of which are described below, and he will also receive a grant of 475,000 shares of our restricted common stock with 3 year graded vesting (1/3 each year). Additionally, Mr. Foley currently holds 5,408,216 options to purchase FNF common stock, although 3,856,684 of such options will be exercised or cashed out prior to the distribution pursuant to the terms of the option letter agreement among FNF, William P. Foley, II, Alan L. Stinson and Brent B. Bickett. See “The Securities Exchange and Distribution Transactions — Additional Agreements”. With respect to the FNF stock options held by Messrs. Foley, Stinson and Bickett at the time of the distribution, 50% of such options will be replaced with FNT options and the remaining 50% of such options will be assumed by FIS and converted into FIS stock options pursuant to the terms of the merger agreement.

Certain of our other directors and executive officers hold options to acquire FNF common stock, some of which will be similarly replaced with options to acquire FNT common stock. All replacement options and shares of restricted stock will be issued in such numbers (and, in the case of options, at such exercise prices) as will be necessary to preserve the intrinsic value of the FNF awards replaced, and otherwise will have the same terms, conditions and restrictions as the awards replaced.

In addition, certain of the directors and executive officers of FNT hold shares of FNF common stock and as a result will receive a portion of the shares of Class A Common Stock to be distributed. In particular, Mr. Foley owns, in the aggregate, 5,721,266 shares and 110,000 restricted shares of FNF common stock and will receive shares of our common stock in respect thereof in connection with the distribution.

Our compensation committee has approved the terms of an employment agreement with William P. Foley, II, which agreement will become effective immediately following the distribution. Pursuant to the agreement, Mr. Foley will serve as our Chief Executive Officer. Mr. Foley will receive an annual base salary of $500,000, with an annual cash bonus opportunity equal to 300% of his annual base salary for achieving targeted results, with higher or lower amounts payable depending on performance relative to those targets. In the event of a termination of Mr. Foley’s employment by FNT for any reason other than cause or disability, or in the event of a termination by Mr. Foley for good reason or for any reason during the 6-month period immediately following a change in control, he will receive (i) any accrued obligations, (ii) a prorated annual bonus, (iii) a lump-sum payment equal to 300% of the sum of his (x) annual base salary and (y) the highest annual bonus paid to him within the 3 years preceding his termination, (iv) immediate vesting and/or payment of all FNT equity awards, and (v) continued receipt of life and health insurance benefits for a period of 3 years, reduced by comparable benefits he may receive from another employer. The agreement expressly provides that no event or transaction which is entered into, is contemplated by, or occurs as a result of the securities exchange and distribution agreement or the merger agreement between FNF and FIS will constitute a change in control under the agreement.

It is intended that we will also enter in employment agreements with certain other FNT executive officers who, along with Mr. Foley, will serve as executive officers of both FNT and FIS. Specifically, FNT will enter into an employment agreement immediately following the distribution with Alan L. Stinson and with Brent B. Bickett, both of whom will serve as dual executive officers. With respect to each of Messrs. Bickett and Stinson, the compensation committee has approved an annual base salary of $300,000, with an annual cash bonus opportunity equal to 150% of his annual base salary for achieving targeted results, with higher or lower amounts payable depending on performance relative to those targets. In addition, Messrs. Bickett and Stinson will each receive a grant of 130,000 shares of FNT restricted stock, with 3 year graded vesting (1/3 each year), immediately following the distribution.

In connection with the proposed transactions, FIS will enter into a new employment agreement with Mr. Foley, and he will also receive a grant of 830,000 options to purchase shares of FIS’s common stock, with 3 year graded vesting (1/3 each year) and a 7 year term, immediately following the merger. Pursuant to the agreement, Mr. Foley will serve as FIS’s Executive Chairman. Mr. Foley will receive an annual base salary of $500,000, with an annual cash bonus opportunity equal to 300% of his annual base salary. In the event of a termination of Mr. Foley’s employment by FIS for any reason other than cause or disability, or in the event of a termination by Mr. Foley for good reason or for any reason during the 6-month period immediately following a change in control, he will receive (i) any accrued obligations, (ii) a prorated annual bonus, (iii) a lump-sum payment equal to 300% of the sum of his (x) annual base salary and (y) the highest annual bonus paid to him within the 3 years preceding his termination, (iv) immediate vesting and/or payment of all FIS equity awards, and (v) continued receipt of life and health insurance benefits for a period of 3 years, reduced by comparable benefits he may receive from another employer. The agreement expressly provides that no event or transaction which is entered into, is contemplated by, or occurs as a result of the distribution agreement or the merger agreement between FNF and FIS will constitute a change in control under the agreement. It is intended that FIS will also enter in employment agreements with certain other FIS executive officers who, along with Mr. Foley, will serve as executive officers of both FIS and FNT. Specifically, FIS will enter into employment agreements immediately following the spin-off with Brent B. Bickett and with Alan L. Stinson, both of whom will serve as dual executive officers. With respect to each of Messrs. Bickett and Stinson, the FIS compensation committee has approved an annual base salary of $300,000, with an annual cash bonus opportunity equal to 150% of his annual base salary. In addition, Messrs. Bickett and Stinson will each receive a grant of 230,000 options to purchase shares of FIS common stock, with 3 year graded vesting (1/3 each year) and a 7 year term, immediately following the merger.

In addition, the FNF Compensation Committee is evaluating paying transaction bonuses to a group of officers of FNF, including Messrs. Foley, Stinson, and Bickett. The purpose of the transaction bonus is to reward certain officers for their efforts towards successful completion of the merger and the proposed transactions. The merger is the final step of FNF’s long-term strategy, which has included previous acquisitions (Alltel Information Services for example) and reorganizations. The result of FNF’s long-term strategy has been the creation of significant value for shareholders and rate of return that has consistently exceeded that of the S&P 500 since 1987. If FNF shareholders approve the proposed transactions and the Committee is confident that the transactions will close, the Committee will grant the bonuses (the bonuses would be paid just prior to the closing of the spin-off). Although no bonus will actually be granted by the Committee until shortly prior to the spin-off, the Committee currently would expect to award Mr. Foley a bonus of $19.0 million and Messrs. Stinson and Bickett each a bonus of $2.2 million. The other officers would receive an aggregate of $1.6 million. The FNF special committee has reviewed the proposed transaction bonuses and approved the grant thereof in connection with the transaction.

Tax Treatment

As a condition to effecting the distribution, FNF is to receive a ruling from the Internal Revenue Service and an opinion of its special tax advisor, Deloitte Tax LLP, together to the effect that the distribution and merger will be tax free to FNF and its stockholders, except that FNF’s stockholders will recognize gain or loss attributable to the receipt of cash in lieu of fractional shares of FNT common stock. See “Summary of Material United States Federal Income Tax Considerations.”

Accounting Treatment

Acquisitions among entities under common control such as the asset contribution are not considered business combinations and are to be accounted for at historical cost in accordance with EITF 90-5, Exchanges of Ownership Interests between Enterprises under Common Control. Furthermore, the substance of the proposed transactions and the merger is effectively a reverse spin-off of FIS by FNF in accordance with EITF 02-11, Accounting for Reverse Spinoffs. Accordingly, the historical financial statements of FNF will become those of FNT; however, the criteria to account for FIS as discontinued operations as prescribed by SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets will not be met. This is primarily due to the continuing involvement of FNT with and significant influence that FNT will have over FIS subsequent to the merger through common board members, common senior management and continuing business relationships. It is expected that FIS will continue to be included in FNF’s consolidated financial statements through the date of the completion of the proposed transactions and the merger.

Certain Other Actions to be Taken Prior to the Distribution

As of the date hereof, certain of our subsidiaries own approximately 1,432,000 shares of common stock of FIS. We have agreed to sell all shares of such common stock owned by us or our subsidiaries to FIS for cash on the day prior to closing under the securities exchange and distribution agreement, at a price equal to the closing trading price for such shares on the preceding trading day.

Prior to the closing, FNT will contribute all of the shares of capital stock of its subsidiaries held by FNT to a newly formed, wholly-owned subsidiary of FNT.

At or prior to the closing under the securities exchange and distribution agreement, FNT and FNF will, and will cause their relevant subsidiaries to, terminate or amend certain intercompany agreements, and enter into certain specified additional agreements with FIS.

In addition, upon repayment in full of the amounts owing from FNF to certain of our title insurance subsidiaries under two master loan agreements, aggregating approximately $19.0 million at December 31, 2005, the master loan agreements have been terminated and the related promissory notes have been cancelled.

Insurance Regulatory Approvals Required for the Proposed Transactions

The proposed transactions require approvals of or exemptions from the insurance regulatory authorities of California, New York, Texas, Florida, Illinois, Missouri, Oregon, Vermont and Puerto Rico. FNT and FNF have filed for all such required approvals and exemptions.

  Antitrust

Under the Hart-Scott-Rodino Act and the rules promulgated under that act by the FTC, the merger may not be completed until notifications have been given and information furnished to the FTC and the Antitrust Division of the DOJ, and until the specified waiting period has expired or been terminated. FNF plans to file notification and report forms under the Hart-Scott-Rodino Act with the FTC and the Antitrust Division of the DOJ. The waiting period generally expires thirty days after the notification and report forms have been filed.

Stockholder Approval

FNT stockholder approval is required for (i) the issuance of FNT stock as consideration for the contributed assets from FNF, (ii) the adoption of the amendment to the FNT stock plan contemplated by the securities exchange and distribution agreement and (iii) the adoption of the amended and restated articles of incorporation of FNT that, among other things, change the name of FNT to “Fidelity National Financial, Inc.” This approval, referred to as the FNT stockholder approval, is a condition to closing under the securities exchange and distribution agreement.

Treatment of FNF Equity Awards

Options

At the time of the distribution, all outstanding options to purchase shares of FNF common stock, which we refer to as FNF options, held by employees or directors of FNF or FNT who will be employees or directors of FNT after the distribution will be replaced with options to purchase shares of FNT Class A Common Stock, which we refer to as the replacement options, granted under our 2005 omnibus incentive plan. Each replacement option will be exercisable for a number of shares of FNT Class A Common Stock calculated by multiplying the number of shares of FNF common stock subject to such FNF option as of the effective time of the distribution by the option exchange number, rounding down to the nearest whole number. The “option exchange number” will equal the closing price of a share of FNF common stock on the business day immediately preceding the date that the distribution is consummated divided by the closing price of a share of

FNT Class A Common Stock on the date that the distribution is consummated (or, if the distribution is consummated after the close of trading on the NYSE on such date, on the next business day following such date), rounded to the nearest ten thousandth. The exercise price for each share of FNT Class A Common Stock under a replacement option will be calculated by dividing the exercise price for one share of FNF common stock under the related FNF option as of the effective time of the distribution by the option exchange number, rounding up to the nearest whole cent. No vesting schedule for any replacement option will be modified as a result of the proposed transactions. Notwithstanding the foregoing, 50% of all FNF options held as of the effective time of the distribution by any employee or director of FNF who will become an employee or director of both FNT and FIS after the distribution (other than the FNF options that are subject to the agreement among FNF, William P. Foley, II, Alan L. Stinson and Brent B. Bickett, which we refer to as the option letter agreement) will be replaced with replacement options, and the remaining 50% of the FNF options (other than the FNF options that are subject to the option letter agreement) held by such employees or directors, to the extent still outstanding as of the time of the merger, will be assumed by FIS and converted into FIS stock options pursuant to the merger agreement. In connection with the distribution and the merger, William P. Foley, II, Alan L. Stinson, Brent B. Bickett and Michael L. Gravelle will become dual employees of FNT and FIS. Additionally, Cary H. Thompson, Daniel D. (Ron) Lane and Thomas M. Hagerty will become dual directors of FNT and FIS.

In accordance with the foregoing provisions, approximately 6.3 million FNF options would, if still outstanding at the time of the distribution, be replaced with FNT options. The exact number and strike prices of FNT options to be issued will depend, among other things, on the intrinsic value of the FNF options to be replaced as of the date of the distribution. Based on their intrinsic value as of August 31, 2006, these FNF options would be replaced with approximately 12.5 million FNT options. Exercise of these replacement options would dilute the interests of stockholders in FNT following the distribution.

Restricted Stock

Each holder as of the record date, as determined by the board of directors, of a share of FNF common stock which when issued was subject to forfeiture under an FNF stock plan and which remains subject to forfeiture as of the effective time of the distribution, which we refer to as an FNF restricted share, will receive the distribution dividend; provided, however, that such distribution dividend will be subject to the same terms, conditions and restrictions applicable to its corresponding FNF restricted share based upon continued service with FNT and its affiliates or FIS and its affiliates, as the case may be.

The FNF restricted shares held by employees or directors who, after the distribution, will serve as FNT employees or directors will be replaced with FNT restricted stock pursuant to the terms of the securities exchange and distribution agreement, with the same terms, conditions and restrictions applicable to the corresponding FNF restricted shares based upon continued service with FNT and its affiliates. In addition, with respect to FNF restricted stock held by individuals who will become dual employees or dual directors of FNT and FIS, 50% of their FNF restricted stock will be replaced with FNT restricted stock and 50% will be converted into FIS restricted stock.

Employee Benefits

In connection with the distribution, FNT has agreed to (i) provide coverage under its health and welfare plans to employees of FNF and its subsidiaries who become employees of FNT or an FNT subsidiary following the distribution, (ii) waive any preexisting conditions or waiting periods under such plans, and (iii) cause such plans to honor expenses incurred by the employees and their beneficiaries for purposes of satisfying deductibles and maximum out-of-pocket expenses. FNT will also cause any benefit plan in which employees of FNF and its subsidiaries are eligible to participate after the distribution to take into account for purposes of eligibility, vesting, and benefit accrual, service with FNF and its subsidiaries as if such service were with FNT. Prior to the distribution, FNF will transfer all of its employee benefit plans, including the FNF 401(k), the FNF employee stock purchase plan, and its various health and welfare plans, including all related insurance policies and service agreements, to FNT, and FNT will assume sponsorship of such plans.

Additional Agreements

Tax Disaffiliation Agreement

As a condition to the closings under the securities exchange and distribution agreement and the merger agreement, FIS, FNF and FNT are required to enter into a tax disaffiliation agreement. FNT and its subsidiaries currently are members of the FNF consolidated federal income tax return. In addition, certain FNT subsidiaries are included with FIS group companies in state combined income tax returns. From and after the time of the distribution, FNT’s companies will no longer be included in the FNF consolidated federal income tax return or in any state combined return with any FIS company. The tax disaffiliation agreement allocates responsibility between FIS and FNT for filing returns and paying taxes for periods prior to the distribution, subject to the indemnification provisions set forth in the agreement. The tax disaffiliation agreement also includes indemnifications for any adjustments to taxes for periods prior to the distribution and for any taxes and for any associated adverse consequences that may be imposed on the parties as a result of the distribution, as a result of actions taken by the parties or otherwise, and as a result of the merger.

Indemnification

•	FNT will indemnify FNF (and its successor after the merger, FIS) with respect to the FNF federal consolidated income taxes for periods prior to the distribution (other than taxes attributable to income of FIS or FIS subsidiaries), and with respect to any state income taxes payable by FIS but attributable to FNF, to FNT, to a subsidiary of FNT or to one of the former direct FNF subsidiaries that are being contributed to FNT pursuant to the securities exchange and distribution agreement.

•	FIS will indemnify FNT with respect to any state income taxes payable by FNT but attributable to a subsidiary of FIS.

•	FNT will indemnify FIS for all taxes and any associated adverse consequences (including shareholder suits) if the merger of FNF into FIS is determined to be a taxable transaction.

•	FNT will indemnify FIS for all taxes and any associated adverse consequences (including shareholder suits) if the distribution is determined to be a taxable transaction, unless such adverse determination is the result of a breach by FIS of its covenant not to take certain actions within its control that would cause the distribution to be taxable or the result of certain acquisitions of FIS stock within the control of FIS or an FIS affiliate.

Designation of Agent

FNF, prior to the merger, to the extent permissible under the tax law, will designate FNT or an affiliate of FNT as the agent of the FNF federal consolidated group, such that FNT (or such FNT affiliate) will represent that group before the Internal Revenue Service for all federal income tax matters related to periods prior to the distribution. There will be conforming agency designations at the state level to the extent permitted by law.

Filing of Returns and Payment of Taxes

•	In general, FNT will file and pay the tax due on all FNF federal consolidated returns.

•	FNT and FIS will share the responsibility for filing and paying tax on combined state returns that contain FNT group companies and FIS group companies; determination of which group will file the return and pay the tax will depend upon whether the common parent of the combined group is an FNT company or an FIS company.

•	There are limitations on each group’s ability to amend returns if amendment would increase the tax liability of the other group.

•	The payment of taxes will be subject to the indemnification obligations provided for in the tax disaffiliation agreement.

Restrictions on Stock Acquisitions

In order to help preserve the tax free nature of the distribution, FNT and FIS have mutually agreed that neither company will engage in any direct or indirect acquisition, issuance, or other transaction involving that company’s stock unless the company first obtains an opinion from a nationally recognized law firm or accounting firm that the acquisition will not cause the distribution to be taxable. This restriction is subject to various exceptions, including that the opinion restriction may be waived with the consent of certain officers of the other company.

Other Operational Provisions

•	Prior tax sharing agreements will be terminated, except for tax sharing agreements relating to insurance companies. Such agreements will be amended to substitute FNT for FNF.

•	Dispute resolution provisions generally follow the provisions contained in the cross-indemnity agreement between us and FIS described below.

•	Subject to some limitations and exceptions, the indemnifying party controls any contest or audit related to any indemnified tax.

Cross-Indemnity Agreement

It is a condition to closing under both the securities exchange and distribution agreement and the merger agreement that FNT and FIS enter into a cross-indemnity agreement. Under the cross-indemnity agreement, each party will indemnify the other party and certain of the other party’s affiliates and representatives, from and against any losses incurred (whether before, at or after the closing under both agreements) by the indemnified parties arising out of:

•	the ownership or operation of the assets or properties, the operations or conduct of the business, and the employee retirement and benefit plans and financial statements of the indemnifying party;

•	any breach by the indemnifying party of the cross-indemnity agreement, of its organizational documents, or of any law or contract to which it is a party;

•	any untrue statement of, or omission to state, a material fact in any governmental filing of the indemnified party to the extent it was as a result of information about the indemnifying party;

•	any untrue statement of, or omission to state, a material fact in any governmental filing of the indemnifying party, except to the extent it was as a result of information about the indemnified party;

•	claims brought by third parties to the extent related to the transactions contemplated by the securities exchange and distribution agreement (to the extent we are the indemnifying party) or, among other things, the merger agreement (to the extent FIS is the indemnifying party), subject to certain exceptions; and

•	the provision of services by or employment of representatives of the indemnifying party, and the termination of such services or employment.

The cross-indemnity agreement expressly provides that it is not intended to change the allocation of liability for any matter in any other existing or future agreement between FNT and its affiliates and FIS and its affiliates, to all of which agreements the cross-indemnity agreement is made subject.

Option Letter Agreement

In connection with the distribution and the merger, William P. Foley, II, Alan L. Stinson and Brent B. Bickett entered into an agreement with FNF on June 25, 2006, pursuant to which FNF has the right to cash out a certain number of the FNF stock options held by Messrs. Foley, Stinson and Bickett for their fair market value as of the date FNF elects to exercise such right or cause these individuals to exercise such options. To the extent FNF exercises its right under this agreement, it is required to do so immediately prior to the effective time of the distribution or as near thereto as practicable. FNF’s right to cash out these FNF stock options or cause such options to be exercised is subject to the right of Messrs. Foley, Stinson and Bickett to exercise such stock options if doing so would not adversely affect the tax treatment of the transactions contemplated by the securities exchange and distribution agreement.

Leasing Merger Agreement

In connection with the spin-off and the merger, FIS, its subsidiary FIS Capital Leasing, Inc. and FNF Leasing entered into the Leasing merger agreement, under which FNF Leasing will merge with and into FIS Capital Leasing, Inc. The surviving entity will be named FNF Capital Leasing, Inc. When the Leasing merger is completed, FNF as the sole stockholder of FNF Leasing will receive 307,777 shares of FIS common stock in exchange for the outstanding shares of FNF Leasing. The respective obligations of each party to effect the Leasing merger are subject to the satisfaction or waiver on or prior to the closing date of the Leasing merger of certain conditions, including: (i) the merger agreement shall be in full force and effect; (ii) the receipt of governmental and regulatory consents and approvals; (iii) the receipt of a private letter ruling from the IRS or an opinion of Deloitte Tax LLP, FNF’s special tax adviser, to the effect that the Leasing Merger will be a tax free reorganization, (iv) the receipt of consents required from third parties; and (v) the occurrence of the distribution in accordance with the securities exchange and distribution agreement. The Leasing merger agreement may be terminated and the Leasing merger abandoned at any time prior to the effective time of the merger by written consent of the parties or by either party if: (w) the securities exchange and distribution agreement has been terminated; (x) the merger agreement has been terminated; (y) the Leasing merger has not been consummated on or before December 31, 2006; or (z) a governmental entity prohibits the Leasing merger. Under the Leasing merger agreement, the closing of the Leasing merger is to occur two business days following the spin-off.

FNF Leasing is a small leasing business that leases technology assets to major corporations nationwide (mainly Fortune 1000/middle markets credits), with transaction sizes ranging from $100,000 to over $100 million. The business had revenues in 2005 of $7.2 million.

Changes in Related Party Agreements after the Proposed Transactions

At or prior to the closing, FNT and FNF will, and will cause their relevant subsidiaries to, terminate or amend certain specified intercompany agreements, enter into prescribed amendments to certain specified related party agreements and enter into certain specified additional agreements with FIS. Generally, the intercompany and related party agreements to which FNF is a party will either be terminated or assigned to FNT. Certain of the intercompany and related party agreements between FIS or its subsidiaries, on the one hand, and FNT or subsidiaries, on the other, will require amendment to reflect the merger as well as other changes necessary to take into account changes in the relationship between the parties after the merger. See “Changes in Related Party Agreements.”

Directors and Officers

We have agreed that our board of directors, after the completion of the proposed transactions, will consist of our existing directors except that William G. Bone and William A. Imparato will resign and Douglas K. Ammerman, Thomas M. Hagerty, Daniel D. Lane and Cary H. Thompson will be appointed to join our board of directors. The disclosure schedules to the securities exchange and distribution agreement identify the individuals who will become officers of FNT after the closing, including William P. Foley, II, who will become the Chief Executive Officer of FNT, Alan L. Stinson, who will become FNT’s Chief Operating Officer, Brent B. Bickett, who will become an executive officer, and Peter T. Sadowski, who will become Executive Vice President — Legal.

Information about these individuals follows:

Douglas K. Ammerman.  Mr. Ammerman has served as a director of FNF since 2005. Mr. Ammerman is a retired partner of KPMG LLP and has a Master’s Degree in business taxation from the University of

Southern California. He began his career in 1973 with Peat, Marwick and Mitchell (now KPMG). He was admitted to KPMG partnership in 1984 and formally retired from KPMG in 2002.

Thomas M. Hagerty.  Mr. Hagerty has served as a director of FIS since 2006 and has served as a director of FNF since January 2005. Mr. Hagerty is a Managing Director of Thomas H. Lee Partners, L.P. He has been employed by Thomas H. Lee Partners, L.P. and its predecessor, Thomas H. Lee Company, since 1988. From July 2000 through April 2001, Mr. Hagerty also served as the Interim Chief Financial Officer of Conseco, Inc. On December 17, 2002, Conseco, Inc. voluntarily commenced a case under Chapter 11 of the United States Code in the United States Bankruptcy Court, Northern District of Illinois, Eastern Division. Prior to joining Thomas H. Lee Partners, L.P., Mr. Hagerty was in the mergers and acquisitions department of Morgan Stanley & Co. Incorporated. Mr. Hagerty currently serves as a director of MGIC Investment Corporation, Metris Companies and Syratech Corp., as well as FIS. Upon completion of the proposed transactions, Mr. Hagerty will continue to serve as a director of FIS.

Daniel D. (Ron) Lane.  Mr. Lane has served as a director of FIS since 2006 and has served as a director of FNF since 1989. Since February 1983, Mr. Lane has been a principal, Chairman and Chief Executive Officer of Lane/Kuhn Pacific, Inc., a corporation that comprises several community development and home building partnerships, all of which are headquartered in Newport Beach, California. He is Vice Chairman of the Board of Directors of CKE Restaurants, Inc. Mr. Lane also serves on the Board of Metalclad Corporation and FIS, and is active on the Board of Trustees of the University of Southern California. Upon completion of the proposed transactions, Mr. Lane will continue to serve as a director of FIS.

Cary H. Thompson.  Mr. Thompson has served as a director of FIS since 2006 and has served as a director of FNF since 1992. Mr. Thompson currently is a Senior Managing Director with Bear Stearns & Co. Inc. and has been since 1999. From 1996 to 1999, Mr. Thompson was a director and Chief Executive Officer of Aames Financial Corporation. Prior to joining Aames Financial Corporation, Mr. Thompson served as a managing director of NatWest Capital Markets from May 1994 to June 1996. Mr. Thompson also serves on the Board of Directors of SonicWall Corporation and FIS. Upon completion of the proposed transactions, Mr. Thompson will continue to serve as a director of FIS.

William P. Foley, II.  Mr. Foley is the Chairman of the Board and Chief Executive Officer of FNF, and has served in both capacities since FNF’s formation in 1984. Mr. Foley also served as President of FNF from 1984 until December 31, 1994. Mr. Foley also is currently the Chairman of FIS and FNT, and serves on the Board of Florida Rock Industries, Inc. Upon completion of the proposed transactions, Mr. Foley will also be a director and the Executive Chairman of FIS.

Brent B. Bickett.  Mr. Bickett is President of FNF and he has served in that position since February 2006. He jointed FNF in 1999 as a Senior Vice President, Corporate Finance and served as Executive Vice President, Corporate Finance from 2002 until January 2006. From August 1990 until January 1999, Mr. Bickett was a member of the Investment Banking Division of Bear, Stearns & Co., Inc., where he served as a Managing Director of the firm’s real estate, gaming, lodging and leisure group from 1997 until 1999. Upon completion of the proposed transactions, Mr. Bickett will also be the Executive Vice President, Strategic Planning of FIS.

Alan L. Stinson.  Mr. Stinson joined FNF in October 1998 as Executive Vice President, Financial Operations and assumed the role of Executive Vice President and Chief Financial Officer of FNF in early 1999. Mr. Stinson was also named Chief Operating Officer in February 2006. Prior to his employment with FNF, Mr. Stinson was Executive Vice President and Chief Financial Officer of Alamo Title Holding Company. From 1968 to 1994, Mr. Stinson was employed by Deloitte & Touche, LLP, where he was a partner from 1980 to 1994. Upon completion of the proposed transactions, Mr. Stinson will also be the Executive Vice President, Finance of FIS.

Peter T. Sadowski.  Mr. Sadowski is the Executive Vice President and General Counsel for FNF and has been since 1999, and has also served as Executive Vice President of FNT since October 2005. Prior to joining FNF, Mr. Sadowski was a Partner with Goldberg, Katz, Sadowski and Stansen from 1996 to 1999 and with the

Stolar Partnership from 1980 to 1996, and prior to that, he served as Assistant Attorney General of the State of Missouri. Upon completion of the proposed transactions, Mr. Sadowski will also be an officer of FIS.

Indemnification and Insurance

Under the securities exchange and distribution agreement, FNT has agreed that:

•	From and after the closing, FNT will indemnify and hold harmless each person who was prior to the closing (i) an officer or director of FNF or (ii) an officer or director of any other enterprise at the request of FNF (referred to as indemnified parties), except that such indemnification will be subject to any limitation imposed from time to time under applicable law. The indemnity will cover all acts or omissions occurring prior to the closing. Each indemnified party will be entitled to advancement of expenses, provided such indemnified party provides an undertaking to repay such advances if it is ultimately determined that such indemnified party is not entitled to indemnification. Any determination to be made as to whether any indemnified party has met any standard of conduct imposed by law will be made by legal counsel reasonably acceptable to such indemnified party and FNT, retained at FNT’s expense.

•	FNT will also purchase and maintain for at least six years after the date of the closing, a directors’ and officers’ insurance and indemnification policy providing coverage for events occurring prior to the closing for directors, officers or employees of FNF or its subsidiaries (but not directors, officers or employees of FIS and its subsidiaries acting in their capacity as such), on terms and conditions at least as favorable to the insured persons as FNF’s current director’s and officer’s insurance and indemnification policy.

•	FNT will pay all costs and expenses that may be incurred by any indemnified parties in successfully enforcing the indemnity or other obligations of FNT.

In the event that FNT or any of its successors or assigns (i) consolidates or merges into any other business entity and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any other business entity, then, in each such case, proper provision will be made so that the successors and assigns of FNT assume the indemnification obligations of FNT described above.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in or incorporated by reference into this prospectus include forward-looking statements which reflect our current views with respect to future events and financial performance. These statements include forward-looking statements both with respect to us specifically and the businesses in which we are engaged or expect to engage generally. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. These factors include:

•	adverse changes in real estate activity;

•	regulatory conditions in California;

•	regulation by state insurance authorities;

•	regulatory investigations involving title insurance;

•	rate regulation by state authorities;

•	downgrades by our rating agencies;

•	dependence upon our subsidiaries for dividend payments;

•	competition from traditional title insurers and new entrants; and

•	other factors described under “Risk Factors” in this prospectus and in documents incorporated herein by reference.

We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

Because this is not an offering for cash, there will be no proceeds from the distribution.

DIVIDEND POLICY

Until the completion of the proposed transactions, the securities exchange and distribution agreement does not permit any declaration, setting aside or payment of any dividend or other distribution by FNT in respect of its capital stock, except for ordinary quarterly cash dividends consistent with past practice.

Our current dividend policy anticipates the payment of quarterly dividends in the future. The declaration and payment of dividends will be at the discretion of our board of directors and will be dependent upon our future earnings, financial condition and capital requirements. On February 8, 2006, our board of directors declared an increase in our quarterly cash dividend to $0.29 per share, a 16% increase over the previous cash dividend of $0.25 per share.

Since we are a holding company, our ability to pay dividends will depend largely on the ability of our subsidiaries to pay dividends to us, and the ability of our title insurance subsidiaries (and of the specialty insurance subsidiaries included in the transferred business) to do so is subject to, among other factors, their compliance with applicable insurance regulations. As of December 31, 2005, $1.9 billion of our net assets were restricted from dividend payments without prior approval from the Departments of Insurance in the states where our title insurance subsidiaries are domiciled. As of June 30, 2006, our first tier title insurance subsidiaries could pay dividends or make distributions to us of approximately $205 million without prior regulatory approval during the remainder of 2006. In addition, our ability to declare dividends is subject to restrictions under our credit agreement. We do not believe the restrictions contained in our credit agreement will, in the foreseeable future, adversely affect our ability to pay cash dividends at the current dividend rate.

CAPITALIZATION

The following table describes our cash and cash equivalents and capitalization as of June 30, 2006 on an actual basis, and on an as-adjusted basis to give effect to the proposed transactions. The information presented below should be read in conjunction with “Unaudited Pro Forma Combined Financial Information” included elsewhere herein and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined and consolidated financial statements and the related notes incorporated by reference into this prospectus.

	As of June 30, 2006
	Actual		As Adjusted
	(In thousands)

Cash and cash equivalents	$677,876	(1)	$712,950	(2)

Total long-term debt	573,197		640,601	(3)

Stockholders’ equity
Common stock, $0.0001 par value	17		22	(4)
Additional paid-in capital	2,482,689		3,199,990	(5)
Retained earnings	177,275		177,275	(6)
Accumulated other comprehensive loss	(108,803)		(104,291	)(7)

Total	2,551,178		3,272,996

Total capitalization	$3,124,375		$3,913,597

(1)	Cash and cash equivalents includes $322,107 and $222,517 of pledged cash related to secured trust deposits and the securities lending program, respectively.

(2)	This amount represents FNF’s cash and cash equivalents, excluding FIS, as if the proposed transactions had occurred on June 30, 2006. It equals the cash and cash equivalents balance presented in our unaudited pro forma combined balance sheet.

(3)	This amount represents FNF’s notes payable balance, excluding FIS, as if the proposed transactions had occurred on June 30, 2006. It equals the notes payable balance presented in our unaudited pro forma combined balance sheet.

(4)	This amount represents the expected common stock balance immediately following the merger. It is made up of the following shares recorded at their par value of $0.0001 per share: (a) the 31,147,357 shares of Class A common stock currently outstanding, (b) the 143,176,041 shares of Class B common stock currently outstanding, which are to be converted to Class A common stock immediately prior to the distribution, (c) 45,265,956 shares to be issued to FNF in exchange for all of its assets except its investment in FIS (assuming the transfer to FNT of $275 million in cash and certain investment assets), and (d) 785,000 shares of restricted stock to be issued immediately following the proposed transactions.

(5)	This amount represents FNT’s additional paid-in capital balance as if the proposed transactions had occurred on June 30, 2006. It is equal to FNT’s actual historical additional paid-in capital balance plus the combined equity balance, excluding accumulated other comprehensive income, of the assets to be transferred from FNF to FNT as part of the proposed transactions.

(6)	This amount represents FNT’s retained earnings balance as if the proposed transactions had occurred on June 30, 2006, which is unchanged from the actual historical retained earnings balance.

(7)	This amount represents FNF’s accumulated other comprehensive income balance, excluding FIS, as if the proposed transactions had occurred on June 30, 2006.

The actual and as-adjusted information set forth in the table:

•	excludes options to purchase shares of common stock and shares of restricted stock to be granted under our omnibus incentive plan as of the completion of this distribution in replacement for outstanding FNF options and restricted stock; and

•	excludes shares of common stock available for future issuance under our omnibus incentive plan.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On June 25, 2006, FNT entered into a securities exchange and distribution agreement with FNF, as amended and restated as of September 18, 2006, under which FNF agreed to transfer its interests in certain companies and certain other assets to FNT in exchange for the assumption by FNT of certain liabilities of FNF and shares of FNT’s Class A Common Stock, par value $0.0001 per share. The interests in certain companies and certain other assets constitute substantially all of FNF’s assets and liabilities other than its interests in FNT, FIS and FNF Leasing. At the same time that FNF and FNT entered into the securities exchange and distribution agreement, FNF and FIS entered into an agreement and plan of merger, which provides that following the distribution under the securities exchange and distribution agreement, FNF will merge with and into FIS. Upon the completion of the merger, FNF’s separate corporate existence will cease and FIS will be the surviving corporation.

Acquisitions among entities under common control such as the asset contribution are not considered business combinations and are to be accounted for at historical cost in accordance with EITF 90-5, Exchanges of Ownership Interests between Enterprises under Common Control. Furthermore, the substance of the proposed transactions and the merger is effectively a reverse spin-off of FIS by FNF in accordance with EITF 02-11, Accounting for Reverse Spinoffs. Accordingly, the historical financial statements of FNF will become those of FNT; however, the criteria to account for FIS as discontinued operations as prescribed by SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets will not be met. This is primarily due to the continuing involvement of FNT with and significant influence that FNT will have over FIS subsequent to the merger through common board members, common senior management and continuing business relationships. It is expected that FIS will continue to be included in FNF’s consolidated financial statements through the date of the completion of the proposed transactions and the merger.

The following unaudited combined pro forma financial statements present FNF’s historical financial statements and adjust them as if FNF were no longer reporting FIS in its consolidated balance sheet and results of operations. The unaudited pro forma combined statements of continuing operations for the years ended December 31, 2005, 2004 and 2003, and the six month periods ended June 30, 2006 and 2005, are presented as if the reverse spin-off of FIS by FNF had been completed on January 1, 2005 and do not include expenses of approximately $18 million expected to be incurred in order to effect the proposed transactions, including fees paid to investment bankers, external legal counsel and external accountants. The unaudited pro forma combined balance sheet as of June 30, 2006, is presented as if the reverse spin-off of FIS by FNF had been completed June 30, 2006. These pro forma financial statements do not reflect adjustments related to the proposed FNF Leasing merger which will occur prior to the merger of FNF into FIS. The financial condition and results of operations of FNF Leasing are not material with respect to the unaudited combined pro forma financial statements. Total assets of FNF Leasing were $83.3 million, or 1.2% of pro forma total assets, at June 30, 2006, and $69.8 million at December 31, 2005. Pretax income was $0.7 million, or less than 1% of pro forma pretax income, for the six months ended June 30, 2006, and $1.3 million or less than 1% of pro forma pretax income, for the year ended December 31, 2005.

These unaudited pro forma combined financial statements should be read in conjunction with FNF’s consolidated financial statements and accompanying notes incorporated by reference in this prospectus. The unaudited pro forma combined financial statements are not necessarily indicative of the results of operations or financial condition of FNT after the proposed transactions that would have been reported had the proposed transactions been completed as of the dates presented, and are not necessarily representative of the future consolidated results of operations or financial condition of FNT.

[Tables appear on the following pages]

Unaudited Pro Forma Combined Balance Sheet
as of June 30, 2006
(In thousands)

		FIS	Other
	Historical	Pro Forma	Pro Forma
	FNF	Adjustments(1)	Adjustments		Pro Forma
	(In thousands)

ASSETS:
Investments	$4,311,173	$200,484	$—		$4,110,689
Cash and cash equivalents	806,306	93,356	—		712,950
Trade receivables, net	755,565	532,652	—		222,913
Receivable from related party	—	14,310	—		(14,310)
Goodwill	4,732,792	3,708,679	(73,555	)(2)	1,097,668
Prepaid expenses and other assets	1,012,903	653,991	—		358,912
Capitalized software	711,272	633,552	—		77,720
Title plants	320,048	6,484	—		313,564
Property and equipment, net	531,063	293,852	—		237,211
Other intangible assets	1,223,257	1,122,697	—		100,560

	$14,404,379	$7,260,057	$(73,555)		$7,217,877

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Accounts payable and accrued liabilities	$1,568,319	$637,811	$—		$930,508
Deferred revenue	523,795	405,202	—		118,593
Notes payable	3,519,942	2,879,341	—		640,601
Reserve for claim losses	1,186,360	7,549	—		1,178,811
Secured trust deposits	1,001,727	—	—		1,001,727
Deferred tax liability	355,806	306,094	—		49,712
Income taxes payable	—	—	—		—

	8,155,949	4,235,997	—		3,919,952
Minority interests and preferred stock of subsidiary	1,891,509	17,712	1,848,868	(3)	24,929
Stockholders’ equity	4,356,921	3,006,348	(1,922,423)		3,272,996

	$14,404,379	$7,260,057	$(73,555)		$7,217,877

See accompanying notes to Unaudited Pro Forma Combined Financial Statements

Unaudited Pro Forma Combined Statement of Continuing Operations
for the Six Months Ended June 30, 2006

		FIS	Other
	Historical	Pro Forma	Pro Forma
	FNF	Adjustments(1)	Adjustments	Note	Pro Forma
	(In thousands, except per share data)

Total revenue	$4,999,268	$1,928,060	$103,164	(2)	$3,174,372

Personnel costs	1,769,772	829,212	2,573	(3)	955,065
			11,932	(4)
Other operating expenses	1,095,405	628,605	54,364	(4)	521,164
Agent commissions	998,789		36,868	(5)	1,035,657
Depreciation and amortization	262,600	207,169			55,431
Provision for claim losses	238,567	185			238,382
Interest expense	117,605	92,301			25,304

Total expenses	4,482,738	1,757,472	105,737		2,831,003

Earnings before income taxes and minority interests	516,530	170,588	(2,573)		343,369
Income tax expense	192,149	65,207	(957)		125,985

Earnings before minority interests	324,381	105,381	(1,616)		217,384
Minority interest expense	85,389		(82,518)	(6)	2,877

Net income	$238,992	$105,387	$80,902		$214,507

Net income per share — basic	$1.37				$0.98
Pro forma weighted average shares — basic	174,647				218,741(7)
Net income per share — diluted	$1.32				$0.97

Pro forma weighted average shares — diluted	179,788				222,096(7)

See accompanying notes to Unaudited Pro Forma Combined Financial Statements

Unaudited Pro Forma Combined Statement of Continuing Operations
for the Year Ended December 31, 2005

			FIS	Other
	Historical		Pro Forma	Pro Forma
	FNF		Adjustments(1)	Adjustments		Pro Forma
	(In thousands, except per share data)

Total revenue	$9,668,938		$2,776,245	$195,713	(2)	$7,088,406

Personnel costs	3,224,678		1,276,557	5,147	(3)	1,953,268
Other operating expenses	1,716,711		751,282	114,878	(4)	1,080,307
Agent commissions	2,060,467		—	80,835	(5)	2,141,302
Depreciation and amortization	406,259		299,637	—		106,622
Provision for claim losses	480,556		1,928	—		478,628
Interest expense	172,327		126,778	—		45,549

Total expenses	8,060,998		2,456,182	200,860		5,805,676

Earnings before income taxes and minority interests	1,607,940		320,063	(5,147)		1,282,730
Income tax expense	573,391		119,063	(1,835)		452,493

Earnings before minority interests	1,034,549		201,000	(3,312)		830,237
Minority interest expense	70,443		4,450	(63,465	)(6)	2,528

Net income	$964,106		$196,550	$60,153		$827,709

Net income per share — basic	$5.56					$3.78

Pro forma weighted average shares — basic	173,475	(7)				218,729	(7)

Net income per share — diluted	$5.55					$3.73

Pro forma weighted average shares — diluted	173,647	(7)				220,029	(7)

See accompanying notes to Unaudited Pro Forma Combined Financial Statements

Unaudited Pro Forma Combined Statement of Continuing Operations
for the Year Ended December 31, 2004

			FIS	Other
	Historical		Pro Forma	Pro Forma
	FNF		Adjustments(1)	Adjustments		Pro Forma
	(In thousands, except per share data)

Total revenue	$8,296,002		$2,345,633	$212,855	(2)	$6,163,224

Personnel costs	2,786,297		1,073,395	—		1,712,902
Other operating expenses	1,599,124		719,770	118,559	(4)	997,913
Agent commissions	2,028,926		—	94,296	(5)	2,123,222
Depreciation and amortization	338,434		238,400	—		100,034
Provision for claim losses	311,916		133	—		311,783
Interest expense	47,214		4,496	—		42,718

	7,111,911		2,036,194	212,855		5,288,572

Earnings from continuing operations before income taxes and minority interests	1,184,091		309,439	—		874,652
Income tax expense	438,114		116,350	—		321,764

Earnings from continuing operations before minority interest	745,977		193,089	—		552,888
Minority interest expense	5,015		3,673	—		1,342

Net income	$740,962		$189,416	$—		$551,546

Earnings per share from continuing operations — basic	$4.28					$3.19

Weighted average shares — basic	172,951	(8)				172,951	(8)
Earnings per share from continuing operations — diluted	$4.28					$3.19

Weighted average shares — diluted	172,951	(8)				172,951	(8)

See accompanying notes to Unaudited Pro Forma Combined Financial Statements

Unaudited Pro Forma Combined Statement of Continuing Operations
for the Year Ended December 31, 2003

		FIS	Other
	Historical	Pro Forma	Pro Forma
	FNF	Adjustments(1)	Adjustments		Pro Forma
	(In thousands, except per share data)

Total revenue	$7,715,215	$1,828,750	$269,163	(2)	$6,155,628

Personnel costs	2,465,026	723,781	—		1,741,245
Other operating expenses	1,448,133	603,927	44,463	(4)	888,669
Agent commissions	1,823,241	—	224,700	(5)	2,047,941
Depreciation and amortization	227,937	143,958	—		83,979
Provision for claim losses	287,136	—	—		287,136
Interest expense	43,103	1,569	—		41,534

	6,294,576	1,473,235	269,163		5,090,504

Earnings from continuing operations before income taxes and minority interests	1,420,639	355,515	—		1,065,124
Income tax expense	539,843	137,940	—		401,903

Earnings from continuing operations before minority interests	880,796	217,575	—		663,221
Minority interest	18,976	14,518	—		4,458

Net income	$861,820	$203,057	$—		$658,763

See accompanying notes to Unaudited Pro Forma Combined Financial Statements

Notes to Unaudited Pro Forma Combined Financial Statements

Notes to Unaudited Pro Forma Combined Balance Sheet as of June 30, 2006

This combined balance sheet includes the historical balance sheet of FNF and removes the historical balance sheet of FIS and FNF’s minority interest liability related to FIS and FNT as though the merger had occurred on June 30, 2006.

(1) This column represents the historical balance sheet of FIS as included in FNF’s consolidated balance sheet as of June 30, 2006.

(2) This amount represents an excess of FIS’ historical goodwill balance related to Certegy over that recorded at FNF. In connection with the merger of FIS and Certegy, FNF’s basis is $73.6 million lower than it would have been if FNF had applied purchase accounting to all stockholders’ interests. This basis difference was recorded as a reduction of goodwill and minority interests in FNF’s consolidation.

(3) This represents the elimination of FNF’s minority interest liability balance relating to FIS and FNT of $1,408.9 million and $440.0 million, respectively, which was carried on FNF’s balance sheet as of June 30, 2006.

Notes to Unaudited Pro Forma Combined Statements of Continuing Operations for the Six Months Ended June 30, 2006 and Year Ended December 31, 2005

These combined statements of continuing operations include the historical statements of continuing operations of FNF and remove the results of operations of FIS and FNF minority interest expense relating to FIS and FNT as though the transaction had occurred on January 1, 2005.

(1) This column represents the historical results of operations of FIS as included in FNF’s consolidated results of operations for the periods presented.

(2) This represents the intercompany revenues relating to various agreements recorded on FIS’s income statement that had already been eliminated from the consolidated results of operations of FNF. These revenues amounted to $103.2 million for the six months ended June 30, 2006 and $195.7 million, $212.9 million, and $269.2 million for the years ended December 31, 2005, 2004, and 2003, respectively.

(3) This represents the compensation expense relating to the restricted stock to be granted immediately following the proposed transactions. At the closing, FNT intends to grant 785,000 shares of restricted stock to certain executive officers and directors which will vest over 3 years. Total expense based on FNT’s closing market value of $19.67 per share is $15.4 million and is recorded as a pro forma adjustment of $5.1 million for the year ended December 31, 2005 and $2.6 million for the six months ended June 30, 2006.

(4) This represents the intercompany expenses related to various agreements that were eliminated in the consolidated results of operations of FNF, but will be third-party expenses subsequent to the transaction. These expenses amounted to $66.3 million for the six months ended June 30, 2006 and $114.9 million, $118.6 million, and $44.5 million for the years ended December 31, 2005, 2004 and 2003, respectively.

(5) This represents the additional agent commissions paid by FNF to FIS that were previously eliminated in the consolidated results of FNF, but will be a third-party expense subsequent to the transaction. These commissions amounted to $36.9 million in the six months ended June 30, 2006 and $80.8 million, $94.3 million, and $224.7 million in the years ended December 31, 2005, 2004, and 2003, respectively.

(6) This represents the elimination of the minority interest expense recorded by FNF relating to its earnings in FIS and FNT of $44.8 million and $18.7 million for the year ended December 31, 2005 and $34.2 million and $48.3 million for the six months ended June 30, 2006.

(7) Amounts in the Historical FNF column represent FNT historical weighted average shares for the six months ended June 30, 2006 and the year ended December 31, 2005. Amounts in the Pro Forma column have been calculated as follows:

	Six Months Ended	Year Ended
	June 30, 2006	December 31, 2005

Historical weighted average shares — basic	173,475	173,463
Additional shares issued	45,266	45,266

Pro forma weighted average shares — basic	218,741	218,729

Historical weighted average shares — diluted	173,647	173,575
Additional shares issued	45,266	45,266
Additional dilution from options assumed	2,591	2,792
Additional dilution from restricted stock	592	396

	222,096	222,029

(8) Pro forma weighted average shares for the year ended December 31, 2004 have been calculated using the number of outstanding shares of FNF common stock as of a date prior to FNF’s distribution of FNT stock on October 18, 2005.

INFORMATION ABOUT THE TRANSFERRED BUSINESS

Business Overview

The transferred business includes all of FNF’s interests in its subsidiaries (other than FNT, FIS and FNF Leasing) and all other assets and, subject to certain exceptions, all liabilities of FNF itself. The principal assets included in the transferred business other than cash and certain investments are FNF’s specialty insurance operations, its insurance claims management business and its real estate holdings.

As of June 30, 2006, the transferred business had an aggregate of approximately $934.9 million in assets and $254.0 million in liabilities. For the year ended December 31, 2005, the transferred business had approximately $765.4 million in revenue and $413.1 million in income before income taxes and minority interest and for the six months ended June 30, 2006, the transferred business had approximately $221.4 million in revenue and $37.4 million in income before income taxes and minority interest. The revenues and income before income taxes and minority interest for the twelve months ended December 31, 2005 included a $318.2 million gain on the sale of the minority interest in FIS and excluding this gain, the transferred business would have had revenues of $447.2 million and income before income taxes and minority interest of $94.9 million.

Specialty Insurance

Through its insurance subsidiaries, including Fidelity National Insurance Company, FNF offers various insurance policies and contracts which include the following:

•	Home warranty. The specialty insurance operations issue one-year, renewable contracts that protect new and existing homeowners against defects in household systems and appliances.

•	Flood insurance. The specialty insurance operations issue new and renewal flood insurance policies in conjunction with the U.S. National Flood Insurance Program. FNF’s specialty insurance operation is the largest domestic franchise of the Write-Your-Own program sponsored by the National Flood Insurance Program. FNF earns fees under that program for settling flood claims and administering the program. FNF’s specialty insurance revenues in 2005 were significantly increased due to fee revenues FNF earned from settling claims related to the year’s major hurricanes, including Katrina, Rita and Wilma.

•	Personal lines insurance. The specialty insurance operations offer and underwrite homeowners insurance in 48 states. Automobile insurance is currently underwritten in 23 states and plans to expand to the balance of the U.S. in 2006. In addition, the specialty insurance operations underwrite personal umbrella, inland marine (boat and recreational watercraft), and other personal lines niche products in selected markets.

These businesses make up the specialty insurance segment reported by FNF and summary financial data follow:

	Six Months Ended
	June 30,		Year Ended December 31,
	2006	2005	2005	2004	2003

Revenues	$211,844	$155,973	$438,003	$242,820	$137,423
Expenses	163,913	130,964	304,482	211,268	122,191

Income before income taxes and minority interests	47,931	25,009	133,521	31,552	15,232

Net earnings	29,316	15,456	83,317	19,878	9,444

Total Assets	$462,134	$273,180	$428,203	$201,140	$135,478

FNF’s strategy in the specialty insurance business, which we intend to continue, is to provide an efficient and effective delivery mechanism for property insurance policies placed directly and through independent agents. This business is positioned to be a low expense provider, while continuing to strictly adhere to pricing and underwriting disciplines to maintain underwriting profitability.

•	The specialty insurance business offers cover under the U.S. National Flood Insurance Program, which we refer to as NFIP, through two property and casualty companies that will be our subsidiaries after the asset contribution. Fidelity Property and Casualty Insurance Company provides flood insurance in all 50 states. Fidelity National Insurance Company provides flood insurance in 30 states and is seeking to expand into additional states. The specialty insurance business is the largest provider of NFIP flood insurance in the U.S. through its independent agent network. Its delivery and service is consistently graded the highest in the industry. Its success has been recognized by the National Flood Insurance Program, which has given its Administrator’s Club Award and its Administrator’s Quill Award for the business’s outstanding growth.

•	The specialty insurance business provides an efficient methodology for obtaining insurance on newly acquired homes, whether new construction or upon resale. The business has an easy to use fully integrated website, which its agents use as a completely paperless and fully automated quoting and policy delivery system. This system is in use for all of its property products, including flood insurance.

•	We believe the underwriting practice of the specialty insurance business is conservative. Catastrophe exposure is closely managed on a real time basis. The business also buys reinsurance to assist in maintaining its profitability and growing its surplus.

Insurance Claims Management

On February 1, 2006 FNF completed the acquisition of an approximately 40% interest in Sedgwick CMS. Sedgwick CMS is a leading provider of outsourced insurance claims management services to large corporate and public sector entities. Since FNF’s acquisition of its interest in Sedgwick CMS, Sedgwick CMS has acquired VPA, Inc., a privately-held claims services organization, based in Calabasas, California, specializing in absence and disability benefit management programs for large employers. Additionally, Sedgwick CMS has acquired CompManagement, Inc. and its affiliated companies through a merger of a subsidiary of Sedgwick CMS with CompManagement, Inc.’s parent company, Security Capital Corporation, for a cash purchase price of approximately $191.5 million. Sedgwick CMS offers three core claims management product lines, which include worker’s compensation, liability and disability and operates in over 100 locations with more than 4,000 employees.

Sedgwick CMS’s revenues and expenses are not consolidated with those of FNF and therefore are not included in the aggregate amounts for the transferred business shown above. Sedgwick provides claims service practices and claims technologies specific to the needs of organizations that have large employee bases or large customer bases. Sedgwick CMS is paid fees under multi-year contracts for claims administration and cost management services performed on behalf of clients with such exposures. Clients finance their claims through self-insurance, high deductible insurance policies and other strategies. Sedgwick CMS accepts no underwriting risk in these arrangements, and levels of claims activity are unrelated to the fluctuations in the insurance cycle. In addition to developing relationships with new clients, Sedgwick CMS will also pursue opportunities to provide additional lines of service to its current clients by leveraging Sedgwick CMS’s expertise in the design and delivery of cost-effective customized claims administration programs for large corporate and public sector entities. FNT plans to use Sedgwick CMS as a platform for making acquisitions and investing in developmental projects that broaden the claims services product lines and establish profitable involvements in related specialty businesses.

Real Estate Holdings

Through its subsidiary, Cascade, FNF owns an interest in approximately 293,000 acres of productive timberlands located on the eastern side of the Cascade mountain range extending from Bend, Oregon toward the California border. FNF began to purchase equity interests in Cascade in March 2006. FNF has acquired approximately 71% of Cascade for an aggregate price of approximately $94 million.

Other Assets

FNF will also transfer to us its interest in certain other real estate holdings in Montana. Additionally, FNF has agreed to transfer to us all cash and certain investment assets (consisting of items defined as cash equivalents under FNF’s credit facility, some of which are reflected on its balance sheet under investments rather than under cash equivalents and equity securities of non-affiliates) held by FNF as of the date of the closing (up to $275 million), and substantially all other assets held by FNF itself immediately prior thereto other than FNF’s interest in FNT, FIS and FNF Leasing and its rights under certain agreements entered into pursuant to the securities exchange and distribution agreement. We are not obligated to issue shares in exchange for more than $275 million of cash and such types of investments of FNF and it is anticipated that if FNF’s cash and investment assets of these categories would otherwise exceed $275 million, it will not transfer the excess to us.

Assumed Liabilities

In connection with the proposed transactions, we will assume all liabilities of FNF itself, except for:

•	any liabilities of FNF to the extent FIS or any subsidiary of FIS or FNF Leasing or any subsidiary of FNF Leasing has, as of or prior to the closing under the securities exchange and distribution agreement, agreed in writing to be responsible therefor;

•	any liabilities of FNF to the extent arising out of or related to the ownership or operation of the assets or properties, or the operations or conduct of the business, of FIS or any subsidiary of FIS or FNF Leasing or any subsidiary of FNF Leasing, in each case to the extent FIS or any subsidiary of FIS or FNF Leasing or any subsidiary of FNF Leasing has, as of or prior to the closing under the securities exchange and distribution agreement, agreed to be responsible therefor;

•	any guaranties or other similar contractual liabilities of FNF in respect of a primary liability of FIS or any subsidiary of FIS or FNF Leasing or any subsidiary of FNF Leasing;

•	certain limited liabilities of FNF in respect of taxes (which are addressed in the tax disaffiliation agreement among FIS, FNF and FNT to be entered into at the closing);

•	any liabilities arising from the operations or conduct of business of FNF after the date that is 30 days after the closing, if the Leasing merger has not been completed as of such date; and

•	any liabilities for transaction bonuses that may be paid by FNF to certain executive officers.

See “The Securities Exchange and Distribution Transactions — Structure of the Proposed Transactions” on page 12.

CHANGES IN RELATED PARTY AGREEMENTS

At or prior to the closing, or in some cases, at or prior to the merger, FNT and FNF will, and will cause their relevant subsidiaries to, terminate or amend certain existing intercompany agreements, enter into prescribed amendments to certain existing related party agreements, and enter into certain specified additional agreements with FIS. For a description of the current terms of the existing agreements that will be terminated or amended, see our annual report on Form 10-K for the year ended December 31, 2005, incorporated by reference into this prospectus.

Agreements with FNF

At or immediately prior to the closing, the following agreements between FNF and us will be terminated:

•	the separation agreement,

•	the remaining mirror note (one of the two notes was previously paid in full and terminated), through payment in full of such note by us,

•	the tax matters agreement,

•	the employee matters agreement,

•	the registration rights agreement, and

•	the intellectual property cross license agreement.

In addition, in anticipation of the closing, FNF has repaid in full all of the amounts owing to certain of our title insurance subsidiaries under two master loan agreements, aggregating approximately $25.0 million at December 31, 2005 and the master loan agreements and promissory notes relating to those loans have been terminated and cancelled.

Furthermore, all oral tax sharing agreements between FNF and all of its non-insurance subsidiaries that will be contributed to us as part of the transferred business, including Fidelity National Insurance Services, Inc., FNF Holding, LLC, FNF International Holdings, Inc., Fidelity National Timber Resources, Inc., National Alliance Marketing Group, Inc., and Rocky Mountain Aviation, Inc., will be terminated.

At or immediately prior to the closing, the following agreements between FNF and us will be amended, as summarized below:

•	FNF will assign to us, without other amendment, its obligations under the tax sharing agreements between FNF and our title insurers, including Chicago Title, Fidelity National Title, Security Union Title, Alamo Title, and Ticor Title and Ticor-FL, effective as of the closing; and

•	FNF will assign to us, without other amendment, its obligations under the tax sharing agreements between FNF and the specialty insurance subsidiaries that will be contributed to us in connection with the proposed transactions, namely Fidelity National Insurance Company, Fidelity National Property & Casualty Insurance Company, Fidelity National Indemnity Insurance Company, and Fidelity National Home Warranty Company.

In addition, FNF will assign to us, without other amendment, its rights and obligations under a three year promissory note payable by FNF Leasing. The amount of this note will depend on the amount of credit then extended to FNF Leasing, but is not expected to exceed $10-15 million.

At or prior to the merger, the following agreements between FNF and us will be terminated:

•	the corporate services agreements, and

•	the sublease agreement.

Agreements with FIS

At or immediately prior to the merger, the following agreements between FIS and us will be amended, as summarized below:

•	the corporate services agreements will be amended to revise the services to be provided by us to FIS, and by FIS to us, based on the services necessary to FIS and to us, with the understanding that the services to be provided will not exceed those provided under the existing corporate services agreements, and also to modify the term of the agreement to be two years from the date of the closing, and to delete the automatic termination trigger from a change of control of either party; and

•	the lease agreement with Fidelity Information Services, Inc., a subsidiary of FIS, will be amended to reflect the changes in the parties resulting from the proposed transactions, including the deletion of references to FNF as the sublessee, amendments to provisions relating to rights or obligations of FNF, and the addition of appropriate cross-references to the new sublease agreement to be entered into between FNT and FIS (or its designated subsidiary), with respect to the new office space at 601 Riverside Avenue, Jacksonville, Florida known as “Building 5”, so that all of the office space located at 601 Riverside Avenue will be calculated on the basis of per square foot average cost pricing for the entire campus. The term of the lease will not otherwise be modified and thus, the lease agreement will expire on December 31, 2007. The rental price under the lease agreement as amended will be determined on the same formulaic basis currently set forth in the existing lease agreement, subject to updating for proration of current costs.

Further, we are working with FIS to modify the eLender services agreement between us and certain of our subsidiaries, and FIS and certain FIS subsidiaries. We expect to revise the eLender Services Agreement and reach a mutually agreeable arrangement to process FIS’ lenders services business and to further develop the eLenderSolutions software. These arrangements may include terminating the eLender Services Agreement and replacing it with other agreements. Although not a condition precedent to the closing, we expect that the revised arrangements will be entered into prior to or immediately after the closing.

At or immediately prior to the closing, the following new agreements between FIS and us will be entered into, as summarized below:

•	the tax disaffiliation agreement among FNF, FNT and FIS, the terms of which are described above under “The Securities Exchange and Distribution Transactions — Additional Agreements”;

•	the cross-indemnity agreement, the terms of which are described above under “The Securities Exchange and Distribution Transactions — Additional Agreements”;

•	an intellectual property assignment agreement between FNF Intellectual Property Holdings, Inc., one of our subsidiaries, and FIS (or one of its subsidiaries), pursuant to which FNF Intellectual Property Holdings agrees that it will assign to FIS, on an “as-is” basis, without representation, warranty or indemnification of any kind, certain pending trademark applications that relate to, and are currently used by, FIS and/or its subsidiaries in the conduct of their business, immediately upon receipt of approval from the U.S. Patent and Trademark Office. This assignment agreement is necessary because certain trademark applications relating to intellectual property owned by and utilized by FIS and/or its subsidiaries were filed by FNF Intellectual Property Holdings on behalf of FIS;

•	an intellectual property transition license between us, as licensor, and FIS, as licensee, granting to FIS a limited license to use the “Fidelity National Financial” name and “house” logo for one year during the changeover by FIS to its own logos. The licensed use will be limited to use only as part of the transition by FIS to new logos and corporate materials, and is intended to cover incidental, use by FIS of previously available FNF materials (such as stationary, bags, umbrellas, shirts, other corporate memorabilia, etc.). FIS will not be permitted to use the Fidelity National Financial name or “house” logo in any advertising or marketing materials. FIS will also use good faith efforts to terminate their use of the name and logo as soon as reasonably possible, provided that FIS will not be obligated to expend funds to revise corporate incidentals (such as shirts, coasters, bags, etc.). Until one year after

William P. Foley, II is no longer the Executive Chairman of FIS or the fifth anniversary of the closing, whichever is earlier, we will agree not to bring suit against FIS for incidental use of the “house” logo or the Fidelity National Financial name; however, we will not be prohibited from bringing suit if FIS uses the name or logo in any advertising or marketing materials or any other material commercial manner; and

•	an intellectual property cross license agreement between FIS and us, mutually granting to each other a continuing, perpetual, non-exclusive and royalty-free license to use certain know-how and proprietary information that has been historically used in the conduct of our respective businesses. The terms and conditions of this agreement will be substantially similar to those in the existing cross license agreement between FIS and us, but the breadth of the proprietary information covered will be more limited than in the existing agreement.

At or immediately prior to the merger, the following new agreements between FIS and us will be entered into, as summarized below:

•	a property management agreement between FIS (or its designated subsidiary), as property manager, and us, with respect to the management of the new office space at 601 Riverside Avenue, Jacksonville, Florida known as “Building 5”. Terms of this property management agreement will be similar to those customarily found in similar office property management arrangements, subject to the particular needs of the parties and the nuances of the property to be managed;

•	a sublease agreement between FIS (or its designated subsidiary), as sublessee, and us, as lessee, with respect to the new office space at 601 Riverside Avenue, Jacksonville, Florida, known as “Building 5”. The terms and provisions of this sublease agreement will be designed to mirror the management and economic effect of the terms and conditions of the existing lease agreement between Fidelity Information Services, Inc., and us with respect to the existing office space at 601 Riverside Avenue, Jacksonville, Florida. The terms of the sublease will include cross-references, as appropriate, to the existing lease agreement, so that all of the office space located at the 601 Riverside Avenue campus will benefit from per square foot average cost pricing for the entire campus. The term of the sublease agreement will coincide with our existing headquarters lease agreement and will expire on December 31, 2007. The rental price will be determined on the same formulaic basis currently set forth in the existing lease agreement, subject to updating for pro ration of current costs;

•	a telecommunications services agreement between FIS (or its designated subsidiary) and us, for reimbursement by us of our pro rata share of the telecommunications systems costs at 601 Riverside campus. The term of this agreement will expire on December 31, 2007 to coincide with the expiration of the lease and sublease agreements. The telecommunications services agreement will provide that we will reimburse FIS for our pro rata share of the telecommunications systems costs at the 601 Riverside Avenue campus, in Jacksonville, Florida, based on the number of employees that we have at the campus; and

•	an aircraft cost allocation agreement between FIS and us, pursuant to which each party will agree to reimburse the other for its pro rata share of the actual costs incurred in the use of the other party’s corporate aircraft. As a result of this agreement, FIS may utilize our corporate aircraft from time to time, and we may utilize FIS’s corporate aircraft, with an obligation to reimburse for our respective share of the costs.

Further, we are working with FIS to modify the eLender Services Agreement among us, FIS, certain of our subsidiaries and certain FIS subsidiaries. The eLender services agreement amended and restated three previous agreements between FIS and us. These agreements were (i) the cross conveyance and joint ownership agreement between LSI Title and RMSS (relating to eLender Solutions software), (ii) the eLenderSolutions software development and property allocation agreement between RMSS, as co-owner and development customer, and LSI Title, as co-owner and developer (for development of eLenderSolutions software), and (iii) the license and services agreement between FNT and a subsidiary of FIS (relating to the lenders services business). The eLender services agreement includes the same terms as in the three previous agreements, except that it also includes additional geographic areas in which FIS conducts its lenders services business but lacks required licenses or access to title plants. We expect to revise the eLender Services Agreement to reflect a mutually agreeable arrangement to process FIS’ lenders services business and further develop the eLenderSolutions software. These arrangements may include terminating the eLender Services Agreement and replacing it with other agreements. Although not a condition precedent to the closing under the securities exchange and distribution agreement, we expect that the revised arrangements will be entered into prior to or immediately after the closing.

DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

Our authorized capital stock consists of 300 million shares of FNT Class A Common Stock, 300 million shares of FNT Class B Common Stock and 50 million shares of preferred stock. Immediately after the completion of the proposed transactions, approximately 219,589,354 shares of FNT Class A Common Stock (assuming we receive $275 million of cash and certain investment assets from FNF, and not including restricted stock grants that will be made at the closing) will be outstanding and no shares of FNT Class B Common Stock will be outstanding.

Common Stock

Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors out of funds legally available therefor. Holders of FNT Class A Common Stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote. Holders of FNT Class B Common Stock are entitled to ten votes per share of FNT Class B Common Stock held. Neither the FNT Class A Common Stock nor the FNT Class B Common Stock entitle its holders to cumulative voting rights. In the event of our liquidation or dissolution, holders of our common stock would be entitled to share equally and ratably in our assets, if any, remaining after the payment of all liabilities and the liquidation preference of any outstanding class or series of preferred stock. All of our outstanding shares are, and the shares of common stock to be issued by us in connection with the asset contribution will be, fully paid and nonassessable. The rights and privileges of holders of our common stock are subject to the rights and preferences of the holders of any series of preferred stock that we may issue in the future, as described below.

The FNT Class A Common Stock and FNT Class B Common Stock have identical rights and privileges, except with respect to voting rights as described above and the following conversion and stock dividend provisions. The FNT Class B Common Stock is convertible into shares of FNT Class A Common Stock at a one-to-one conversion ratio as follows:

•	the holder of any share of FNT Class B Common Stock may elect at any time, and at such holder’s sole option, to convert such share into one fully paid and nonassessable share of FNT Class A Common Stock;

•	if at any time FNF and its affiliates collectively own less than 40% of the total number of issued and outstanding shares of capital stock of FNT, each issued and outstanding share of FNT Class B Common Stock will automatically be converted into one share of FNT Class A Common Stock; and

•	upon the issuance or transfer of any share of FNT Class B Common Stock to a person other than FNF or an affiliate of FNF (excluding certain permitted transfers), such share will automatically be converted into one fully paid and nonassessable share of FNT Class A Common Stock.

Notwithstanding the foregoing, FNF may transfer shares of FNT Class B Common Stock (without conversion into FNT Class A Common Stock) if such transfer is effected as part of a distribution by FNF of shares of FNT Class B Common Stock to its stockholders in a tax free “distribution” under Section 355(a) of the Internal Revenue Code, and any subsequent transfer of such shares will not cause such shares to convert into FNT Class A Common Stock.

In addition, in the event of any dividend payable in shares of common stock or in rights or other instruments exercisable for shares of common stock, the board of directors may provide for the holders of FNT Class A Common Stock to receive additional shares of such class or instruments exercisable for shares of such class, and for the holders of FNT Class B Common Stock to receive additional shares of FNT Class B Common Stock or instruments exercisable for shares of such class, as applicable.

Preferred Stock

Subject to the approval by holders of shares of any class or series of preferred stock, to the extent such approval is required, our board of directors has the authority to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the designations, powers, preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by stockholders.

Anti-Takeover Considerations

Certain Provisions of our Certificate of Incorporation, Bylaws and Delaware Law

A number of provisions of our certificate of incorporation and our bylaws deal with matters of corporate governance and the rights of stockholders. The following discussion is a general summary of select provisions of our certificate of incorporation, our bylaws and certain Delaware laws that might be deemed to have a potential “anti-takeover” effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by our board of directors but which individual stockholders may deem to be in their best interest or in which stockholders may be offered a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the incumbent board of directors or management more difficult.

Common Stock.  Our unissued shares of authorized FNT Class A Common Stock and FNT Class B Common Stock will be available for future issuance without additional stockholder approval. While the authorized but unissued shares are not designed to deter or prevent a change of control, under some circumstances we could use the authorized but unissued shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

Preferred Stock.  The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of the preferred stock to parties that might oppose such a takeover bid or issue shares of the preferred stock containing terms the potential acquiror may find unattractive. This ability may have the effect of delaying or preventing a change of control, may discourage bids for our common stock at a premium over the market price of our common stock, and may adversely affect the market price of, and the voting and the other rights of the holders of, our common stock.

Classified Board of Directors and Related Provisions.  Our certificate of incorporation provides that our board of directors must be divided into three classes of directors (each class containing approximately one-third of the total number of directors) serving staggered three-year terms. As a result, approximately one-third of our board of directors will be elected each year. This classified board provision will prevent a third party who acquires control of a majority of our outstanding voting stock from obtaining control of our board of directors until the second annual stockholders meeting following the date the acquiror obtains the controlling interest. The number of directors constituting our board of directors is determined from time to time by our board of directors. Our certificate of incorporation also provides that directors may be removed only for “cause” by the affirmative vote of the holders of a majority of all outstanding voting stock entitled to vote. This provision, in conjunction with the provisions of our certificate of incorporation authorizing our board of directors to fill vacancies on the board, will prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

No Stockholder Action by Written Consent; Special Meetings.  Our certificate of incorporation permits our stockholders to act by written consent without a meeting as long as FNF owns more than 50% of our voting stock. Once FNF ceases to own that percentage of our voting stock, our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our certificate of incorporation also provides that, except as otherwise required by law, special meetings of the stockholders can only be called by a majority of our entire board of directors or our chairman of the board or chief executive officer. Stockholders may not call a special meeting or require that our board of directors call a special meeting of stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominees.  Our bylaws provide that, if one of our stockholders desires to submit a proposal or nominate persons for election as directors at an annual stockholders’ meeting, the stockholder’s written notice must be received by us not less than 120 days prior to the anniversary date of the date of the proxy statement for the immediately preceding annual meeting of stockholders. However, if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by a stockholder must be received by us not later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting was made. The notice must describe the proposal or nomination and set forth the name and address of, and stock held of record and beneficially by, the stockholder. Notices of stockholder proposals or nominations must set forth the reasons for the proposal or nomination and any material interest of the stockholder in the proposal or nomination and a representation that the stockholder intends to appear in person or by proxy at the annual meeting. Director nomination notices must set forth the name and address of the nominee, arrangements between the stockholder and the nominee and other information required under Regulation 14A of the exchange act. The presiding officer of the meeting may refuse to acknowledge a proposal or nomination not made in compliance with the procedures contained in our bylaws. The advance notice requirements regulating stockholder nominations and proposals may have the effect of precluding a contest for the election of directors or the introduction of a stockholder proposal if the requisite procedures are not followed and may discourage or deter a third-party from conducting a solicitation of proxies to elect its own slate of directors or to introduce a proposal.

Voting Requirements on Amending our Certificate of Incorporation or Bylaws.  Our certificate of incorporation and our bylaws provide that amendments to certain provisions of our bylaws, including those related to stockholder proposals and calling special meetings of stockholders, must be approved by both our board of directors and by the vote, at a regular or special stockholders’ meeting, of the holders of at least two-thirds of the votes entitled to be cast by the holders of all our capital stock then entitled to vote. All other amendments to our bylaws require either: (i) approval by a majority of our entire board of directors (without stockholder consent) or (ii) the vote, at a regular or special stockholders’ meeting, of the holders of at least two-thirds of the votes entitled to be cast by the holders of all our capital stock then entitled to vote. In addition, our certificate of incorporation provides that amendments to certain provisions of our certificate of incorporation, including those relating to the classified board, removal of directors, calling special meetings and no stockholder action by written consent, must be approved by the vote, at a regular or special stockholders’ meeting, of the holders of at least two-thirds of the votes entitled to be cast by the holders of all of our capital stock then entitled to vote (in addition to the approval of our board of directors).

Business Combination Statute.  Following the proposed transactions, we will be subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock.

Corporate Opportunity Considerations

Provisions of our Certificate of Incorporation Relating to Corporate Opportunities

Certificate of Incorporation.  To address situations in which officers or directors have conflicting duties to affiliated corporations, Section 122(17) of the Delaware General Corporation Law allows a corporation to renounce, in its certificate of incorporation or by action of its board of directors, any interest or expectancy of the corporation in specified classes or categories of business opportunities. As such, and in order to address potential conflicts of interest between us and FNF and its subsidiaries, which we refer to as Fidelity, our certificate of incorporation contains provisions regulating and defining, to the fullest extent permitted by law, the conduct of our affairs as they may involve Fidelity and its officers and directors.

Our certificate of incorporation provides that, subject to any written agreement to the contrary, Fidelity will have no duty to refrain from engaging in the same or similar activities or lines of business as us, and, except as set forth in our certificate of incorporation, neither Fidelity nor its officers or directors will be liable to us or our stockholders for any breach of any fiduciary duty due to any such activities of Fidelity. In the event that Fidelity acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Fidelity and us, Fidelity, to the fullest extent permitted by law, will have no duty to communicate or offer the corporate opportunity to us and will, to the fullest extent permitted by law, not be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that Fidelity pursues or acquires that corporate opportunity for itself, directs it to another person or does not communicate information regarding it to us.

Our certificate of incorporation further provides that if one of our directors or officers who is also a director or officer of Fidelity acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Fidelity and us, the director or officer will have satisfied his or her fiduciary duty to us and our stockholders with respect to that corporate opportunity if he or she acts in a manner consistent with the following policy:

•	a corporate opportunity offered to any person who is an officer of ours and who is also a director but not an officer of Fidelity, will belong to us unless the opportunity is expressly offered to that person in a capacity other than such person’s capacity as one of our officers, in which case it will not belong to us;

•	a corporate opportunity offered to any person who is a director but not an officer of ours, and who is also a director or officer of Fidelity, will belong to us only if that opportunity is expressly offered to that person in that person’s capacity as one of our directors; and

•	a corporate opportunity offered to any person who is an officer of both Fidelity and us will belong to us only if that opportunity is expressly offered to that person in that person’s capacity as one of our officers.

Notwithstanding these provisions, our certificate of incorporation does not prohibit us from pursuing any corporate opportunity of which we become aware.

These provisions in our certificate of incorporation will no longer be effective on the date that (i) Fidelity ceases to beneficially own our common stock representing at least 20% of the total voting power of all classes of our outstanding capital stock entitled to vote generally in the election of directors and (ii) none of our directors or officers are also directors or officers of Fidelity.

If our certificate of incorporation did not include provisions setting forth the circumstances under which opportunities will belong to us and regulating the conduct of our directors and officers in situations where their duties to us and Fidelity conflict, the actions of our directors and officers in each such situation would be subject to the fact-specific analysis of the corporate opportunity doctrine as articulated under Delaware law. Under Delaware law, a director of a corporation may take a corporate opportunity, or divert it to another corporation in which that director has an interest, if (i) the opportunity is presented to the director or officer in his or her individual capacity, (ii) the opportunity is not essential to the corporation, (iii) the corporation holds no interest or expectancy in the opportunity and (iv) the director or officer has not wrongfully employed the resources of the corporation in pursuing or exploiting the opportunity. Based on Section 122(17) of the Delaware General Corporation Law, we do not believe the corporate opportunity guidelines set forth in our certificate of incorporation conflict with Delaware law. If, however, a conflict were to arise between the provisions of our certificate of incorporation and Delaware law, Delaware law would control.

Limitations on Director Liability

Under the Delaware General Corporation Law, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock), or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation contains the provisions permitted by Section 102(b)(7) of the Delaware General Corporation Law.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

AMENDMENT AND RESTATEMENT OF FNT’S CERTIFICATE OF INCORPORATION

The securities exchange and distribution agreement contemplates that, upon completion of the merger between FNF and FIS, we will amend and restate our certificate of incorporation to increase the number of authorized shares of Class A Common Stock from 300 million to 600 million shares, change the name of FNT to “Fidelity National Financial, Inc.” and make certain other changes. Our board of directors has adopted and approved these amendments, subject to stockholder approval.

A copy of the proposed amended and restated certificate of incorporation is filed as an exhibit to the registration statement of which this prospectus forms a part. You are urged to read the proposed amended and restated certificate of incorporation carefully, as it is the legal document that governs the proposed amendments to FNT’s current certificate of incorporation that are described below.

Description of Amendments

Change of Name

Under the securities exchange and distribution agreement, FNT has agreed to change its name in the amended and restated certificate of incorporation from “Fidelity National Title Group, Inc.” to “Fidelity National Financial, Inc.,” which will be FNT’s name following the consummation of the proposed transactions and subsequent merger between FNF and FIS.

Increase in Authorized Number of Shares

Under FNT’s current certificate of incorporation, FNT has authorized for issuance 300 million shares of FNT Class A Common Stock, par value $0.0001 per share. The amendment and restatement of FNT’s certificate of incorporation would increase the number of shares of FNT Class A Common Stock authorized for issuance from 300 million shares to 600 million shares.

Removal of FNT Class B Common Stock

The amendment and restatement of FNT’s certificate of incorporation will delete the provisions relating to the FNT Class B Common Stock.

Change in Policies Regarding Corporate Opportunities

The amendment and restatement of FNT’s certificate of incorporation notes that FNT may from time to time enter into agreements with FIS, and provides that no such agreement, nor the performance of it by FNT or FIS or any of their subsidiaries, will be considered a breach by a director or officer of FNT who is also a director or officer of FIS of his or her fiduciary duties to FNT or its stockholders, so long as any such director who acquires knowledge of a potential transaction or matter which may be a corporate opportunity of both FNT and FIS follows the policies specified in the amendment and restatement of FNT’s certificate of incorporation regarding such corporate opportunities.

In addition, the amendment and restatement of FNT’s certificate of incorporation provides that no such director or officer will have or be under any fiduciary duty to FNT or its stockholders to refrain from acting on behalf of FNT or any of its subsidiaries or on behalf of FIS in respect of any such agreement or performing any such agreement in accordance with its terms, so long as any such director who acquires knowledge of a potential transaction or matter which may be a corporate opportunity of both FNT and FIS follows the policies specified in the amendment and restatement of FNT’s certificate of incorporation regarding such corporate opportunities.

Removal of Written Consent of Stockholders

Under FNT’s current certificate of incorporation, stockholders may act by written consent without a meeting, without prior notice and without a vote, upon written consent of the holders of the requisite number of shares, so long as FNF owns more than 50% of FNT’s voting stock. Once FNF ceases to own that percentage of FNT’s voting stock, FNT’s current certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The amendment and restatement of FNT’s certificate of incorporation would eliminate the right of stockholders to act by written consent without a meeting, without prior notice and without a vote, and provide that any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent or consents by stockholders in lieu of such a meeting.

Miscellaneous Changes Relating To FNF’s Ownership of FNT Stock

The amendment and restatement of FNT’s certificate of incorporation removes all references to and any requirements resulting from FNF’s ownership of FNT common stock, since after the distribution FNF will no longer own any stock of FNT.

Reasons for the Proposed Amendment and Restatement

While FNT has a sufficient number of authorized shares under its current certificate of incorporation to complete the issuance of shares in connection with the proposed transactions, the amendment and restatement of FNT’s certificate of incorporation described in this proposal is a condition to completion of the proposed transactions under the terms of the securities exchange and distribution agreement. In the opinion of FNT’s board of directors, the amendment and restatement is in the best interests of FNT stockholders. If the amendment is not approved, FNT will not be able to complete the proposed transactions and the other transactions contemplated by the securities exchange and distribution agreement unless FNT and FNF waive this condition to closing.

As of June 30, 2006, 31,147,357 shares of FNT Class A Common Stock were issued and outstanding, 6,695 shares of FNT Class A Common Stock were held in the treasury and 7,222,500 shares of FNT Class A Common Stock (net of outstanding restricted stock grants) were reserved for future issuance in connection with the omnibus incentive plan.

In connection with the proposed transactions, approximately 188,441,997 shares of FNT Class A Common Stock will be issued and approximately 21,937,500 shares of FNT Class A Common Stock will be reserved for future issuance under the omnibus incentive plan.

Therefore, after giving effect to the proposed transactions and the issuance and reservation for issuance of shares of Class A Common Stock in connection therewith, and the conversion of shares of Class B Common Stock, FNT would have approximately 57,420,256 authorized but unissued shares of Class A Common Stock. The proposed amendment and restatement of certificate of incorporation will authorize the issuance of up to an additional 300 million shares of Class A Common Stock.

This increase will give FNT greater flexibility in the future by allowing it the latitude to declare stock dividends or stock splits, to use Class A Common Stock to acquire other assets, or to issue its common stock for other corporate purposes, including raising additional capital or issuance pursuant to equity incentive plans.

Other than the shares to be issued in connection with the proposed transactions, there are no current plans, understandings, or arrangements for issuing a material number of additional shares of Class A Common Stock from the additional shares proposed to be authorized pursuant to the amendment and restatement.

No Additional Action Required for Issuance; No Preemptive Rights

The issuance of shares of Class A Common Stock in the future may dilute the present equity ownership position of current holders of Class A Common Stock and may be made without stockholder approval, unless otherwise required by applicable laws or stock exchange regulations.

All shares of Class A Common Stock, including those now authorized and those that would be authorized by the proposed amendment and restatement of FNT’s certificate of incorporation, are equal in rank and have the same voting, dividend, and liquidation rights. Holders of FNT common stock do not have preemptive rights.

SHARES ELIGIBLE FOR FUTURE SALE

All shares distributed to FNF stockholders in the distribution will be freely tradable without restriction or further registration under the Securities Act, except that any shares received in the distribution by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

Rule 144

In general, under Rule 144 as currently in effect, an affiliate would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding; or

•	the average weekly trading volume of the common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of the distribution. This summary is based on the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code, on the Treasury Regulations promulgated thereunder, and on judicial and administrative interpretations thereof, all as in effect on the date of this summary and all of which are subject to change (possibly on a retroactive basis).

This summary does not address all of the U.S. federal income tax consequences that may be relevant to the particular circumstances of an FNF stockholder, and it does not address the effect of any foreign, state or local tax law on a FNF stockholder that receives our stock in the distribution. In addition, this summary does not address tax consequences for any holder other than a U.S. Holder, as defined below. This summary assumes that the FNF stock is held as a capital asset.

For purposes of this summary, a “U.S. Holder” is a holder of FNF stock that is (i) an individual who is a citizen or resident of the U.S.; (ii) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in the U.S. or under the laws of the U.S. or of any state, (iii) an estate, the income of which is subject to U.S. federal taxation regardless of its source; or (iv) a trust, if a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions. A U.S. Holder does not include, and this summary does not address the tax consequences to, certain persons subject to special provisions of United States federal income tax law, such as tax-exempt organizations, qualified retirement plans, financial institutions, insurance companies, partnerships, real estate investment trusts, regulated investment companies, broker-dealers, persons who hold the FNF stock as part of a straddle, a hedge, a constructive sale or a conversion transaction, holders of FNF stock whose functional currency is other than the U.S. dollar, persons who acquired their shares of FNF stock through the exercise of employee stock options or other compensation arrangements, or pass-through entities and investors therein.

This summary is for general information purposes only and it is not intended to be, and should not be construed to be, legal or tax advice to any particular holder. Consequently, holders are advised to consult their own tax advisors to determine the application of U.S. federal income tax laws to their particular situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing authority or under any applicable treaty.

The distribution is conditioned upon the receipt by FNF of a ruling from the Internal Revenue Service and an opinion of Deloitte Tax LLP, special tax advisor to FNF, together to the effect that the distribution will be tax free for both FNF and the stockholders of FNF under Section 355 and related provisions of the Internal Revenue Code. Although a private letter ruling from the Internal Revenue Service generally is binding on the Internal Revenue Service, if the factual representations or assumptions made in the letter ruling are untrue or incomplete in any respect, then the ruling may not be relied upon. The Deloitte Tax opinion will be based on, among other things, certain assumptions and representations as to factual matters made by FNF and FNT, which, if incorrect or inaccurate in any respect, could prevent those opinions from being relied upon. The opinion will not be binding on the Internal Revenue Service or the courts, and the Internal Revenue Service or the courts may not agree with the opinion.

FNF has requested an Internal Revenue Service ruling, and expects that the Internal Revenue Service ruling and tax opinion on the distribution together will conclude the following with respect to the distribution: (i) no gain or loss will be recognized by (and no amount will be included in the income of) FNF common stockholders upon the receipt of shares of FNT common stock in the distribution except to the extent of any cash received in lieu of a fractional share of FNT common stock; (ii) the aggregate tax basis of the FNF common stock and the FNT common stock (including any fractional share interest deemed to be received and exchanged for cash) in the hands of each FNF common stockholder after the distribution will equal the aggregate tax basis of the FNF common stock held by the stockholder immediately before the distribution, allocated between the FNF common stock and the FNT common stock in proportion to the relative fair market value of each on the date of the distribution; and (iii) the holding period of the FNT common stock received by an FNF common stockholder will include the holding period at the time of the distribution of the FNF common stock on which the distribution is made.

The distribution would become taxable to FNF (and to its successor after the merger, FIS) pursuant to Section 355(e) of the Internal Revenue Code if 50% or more of the shares of either FNF common stock (taking into account FIS common stock, as successor to FNF after the merger) or 50% or more of the FNT common stock were acquired, directly or indirectly, as part of a plan or series of related transactions that included the distribution. Because the FNF stockholders will own more than 50% of the FIS common stock following the merger, the merger, standing alone, will not cause the distribution to be taxable to FNF under Section 355(e). However, if the Internal Revenue Service successfully asserted that acquisitions of FNF common stock or FIS common stock, either before or after the distribution, were part of a plan or series of related transactions that include the distribution, such determination likely would result in the recognition of gain by FNF under Section 355(e) taking into account that the merger will result in an acquisition of approximately 49% of the stock of FIS pursuant to a plan that includes the distribution. In any such case, the gain recognized by FNF would equal the fair market value of all of the stock in FNT that FNF owns (including the FNT common stock FNF receives for the asset contribution to FNT) immediately prior to the distribution minus FNF’s basis in the stock of FNT. FNF estimates the resulting tax on such gain to be in the range of $150 million and possibly more depending on the value of the FNT common stock at the time of the distribution. Under the agreements executed by the parties, FNT would generally be required to indemnify FIS (as successor to FNF after the merger) against tax-related losses to FIS that arise if the distribution were to become taxable under Section 355(e). However, FIS would be required to indemnify FNT if FIS had taken certain actions within its control that caused the distribution to be taxable. If Section 355(e) were to cause the distribution to be taxable to FNF and indemnifiable by FNT or FIS, the distribution would remain tax free to FNF’s stockholders, assuming the other requirements of Section 355 were otherwise satisfied.

As noted above, FNF stockholders will not be entitled to receive any fractional shares of FNT common stock in the distribution. FNF stockholders otherwise entitled to receive fractional shares will instead be entitled to receive cash in lieu of fractional shares. An FNF stockholder generally will recognize capital gain or loss on any cash received in lieu of a fractional share of FNT common stock equal to the difference between the amount of cash received and the tax basis allocated to such fractional share. Such gain or loss will constitute long-term capital gain or loss if the holding period in the FNF common stock surrendered in the merger exceeds 12 months as of the date of the merger. The deductibility of capital losses is limited.

Non-corporate holders of FNF common stock may be subject to information reporting and backup withholding tax on any cash payments received in lieu of a fractional share interest in FNT common stock. Any such holder will not be subject to backup withholding tax, however, if such holder furnishes or has furnished a correct taxpayer identification number, and certifies that such holder is not subject to backup withholding tax, or is otherwise exempt from backup withholding tax. Any amounts withheld under the backup withholding tax rules will be allowed as a refund or credit against a holder’s United States federal income tax liability, provided that the holder furnishes the required information to the Internal Revenue Service.

LEGAL MATTERS

The validity of the shares of common stock distributed hereby will be passed upon for us by LeBoeuf, Lamb, Greene & MacRae LLP.

EXPERTS

The combined and consolidated financial statements and schedules of FNT as of December 31, 2005, and 2004, and for each of the years in the three-year period ended December 31, 2005, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of FNF as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock we will distribute under this prospectus. This prospectus does not contain all of the information included in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common stock, please refer to the registration statement, including its exhibits and schedules, which you may inspect and obtain copies of at prescribed rates at the public reference facilities of the Securities and Exchange Commission at the addresses provided below.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, under that Act, we file reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect those reports, proxy statements and other information and the registration statement and its exhibits and schedules, without charge, and you may make copies of them at prescribed rates at the public reference facilities of the Securities and Exchange Commission’s principal office at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Securities and Exchange Commission’s public reference facilities by calling the Securities and Exchange Commission in the United States at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference into this prospectus is deemed to be part of this prospectus. The information incorporated by reference in this prospectus is accurate only as of the date of the information on the front cover of the applicable document, or such earlier date as is expressly stated or otherwise apparent with respect to such incorporated information in the applicable document, regardless of the time of delivery of this prospectus or any sale of the common stock. These documents contain important information about FNT and its financial condition. This document incorporates by reference the documents listed below which have been previously filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Amended Annual Report on Form 10-K for the year ended December 31, 2005;

•	Quarterly Reports on Forms 10-Q for the quarters ended March 31 and June 30, 2006;

•	Current Reports on Form 8-K filed with the SEC on January 9, January 24, April 25, June 14, June 29, July 6, 2006 and July 26, 2006; and

•	Definitive Proxy Statement on Schedule 14C, dated September 18, 2006, relating to our annual meeting of stockholders.

Any statement incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequent incorporated document or in this prospectus modifies or supersedes that statement.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any person to provide you with any information that is different from what is contained in this prospectus. You should not assume that the information contained in this prospectus is accurate as of any date other than such date or the date of the documents incorporated by reference.

We will provide to you a copy of any or all of the above filings that have been incorporated by reference in this prospectus, excluding exhibits to those filings, upon your request, at no cost. Any request may be made in writing or by calling us at the following address or telephone number:

Fidelity National Title Group, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
Attention: Corporate Secretary
Phone: (904) 854-8100

You may also access the documents incorporated by reference in this prospectus through our website www.fntg.com. Except for the specific incorporated documents above, no information available on or though our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Fidelity National Financial, Inc.:

We have audited the accompanying Consolidated Balance Sheets of Fidelity National Financial, Inc. and subsidiaries as of December 31, 2005 and 2004 and the related Consolidated Statements of Earnings, Comprehensive Earnings, Stockholders’ Equity and Cash Flows for each of the years in the three-year period ended December 31, 2005. These Consolidated Financial Statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these Consolidated Financial Statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the Consolidated Financial Statements referred to above present fairly, in all material respects, the consolidated financial position of Fidelity National Financial, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of internal control over financial reporting of Fidelity National Financial, Inc. and subsidiaries as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 13, 2006 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP

March 13, 2006
Jacksonville, Florida
Certified Public Accountants

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2004
	(In thousands, except
	share data)

ASSETS
Investments:
Fixed maturities available for sale, at fair value, at December 31, 2005 includes $305,717 and $135,249 of pledged fixed maturities related to secured trust deposits and the securities lending program, respectively, and at December 31, 2004 includes $265,639 of pledged fixed maturity securities related to secured trust deposits	$3,074,617	$2,332,231
Equity securities, at fair value at December 31, 2005 includes $3,401 of pledged equities related to the securities lending program	210,168	135,465
Other long-term investments	162,910	190,456
Short-term investments, at December 31, 2005 and 2004 includes $350,256 and $280,351 of pledged fixed maturities related to secured trust deposits	1,116,494	688,124

Total investments	4,564,189	3,346,276
Cash and cash equivalents, at December 31, 2005 includes $234,709 and $143,412 of pledged fixed maturities related to secured trust deposits and the securities lending program, respectively, and at December 31, 2004 includes $195,200 of pledged fixed maturity securities related to secured trust deposits	513,394	331,222
Trade and notes receivables, net of allowance of $34,037 in 2005 and $35,909 in 2004	637,808	562,864
Goodwill	2,873,861	2,798,249
Prepaid expenses and other assets	655,651	431,756
Capitalized software	530,341	440,780
Other intangible assets	641,420	672,185
Title plants	312,801	302,201
Property and equipment, net	375,152	385,002

	$11,104,617	$9,270,535

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued liabilities, at December 31, 2005 includes $138,650 of security loans related to the securities lending program	$1,241,860	$946,578
Deferred revenue	494,888	394,811
Notes payable	3,217,019	1,370,556
Reserve for claim losses	1,113,506	1,000,474
Secured trust deposits	882,602	735,295
Deferred tax liabilities	130,846	103,167
Income taxes payable	107,817	689

	7,188,538	4,551,570
Minority interests and preferred stock of subsidiary	636,304	18,874
Stockholders’ equity:
Preferred stock, $.0001 par value; authorized, 3,000,000 shares; issued and outstanding, none	—	—
Common stock, $.0001 par value; authorized, 250,000,000 shares as of December 31, 2005 and 2004; issued, 182,024,039 as of December 31, 2005 and 178,321,790 as of December 31, 2004	18	18
Additional paid-in capital	3,530,969	3,424,261
Retained earnings	103,665	1,515,215

	3,634,652	4,939,494
Accumulated other comprehensive loss	(78,867)	(27,353)
Unearned compensation	(11,523)	(18,437)
Less treasury stock, 8,016,507 shares as of December 31, 2005 and 5,765,846 shares as of December 31, 2004, at cost	(264,487)	(193,613)

	3,279,775	4,700,091

	$11,104,617	$9,270,535

See Notes to Consolidated Financial Statements.

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

	Year Ended December 31,
	2005	2004	2003
	(In thousands, except per share data)

Revenue:
Direct title insurance premiums	$2,261,499	$2,128,902	$2,400,870
Agency title insurance premiums	2,683,545	2,610,426	2,337,381
Escrow and other title related fees	1,157,022	1,042,243	1,056,448
Transaction processing	2,570,372	2,118,672	1,561,761
Specialty insurance	428,939	239,256	135,231
Interest and investment income	146,519	70,874	60,345
Gain on sale of minority interest in FIS	318,209	—	—
Realized gains and losses, net	53,876	36,961	106,385
Other income	48,957	48,668	56,794

	$9,668,938	$8,296,002	$7,715,215

Expenses:
Personnel costs	3,224,678	2,786,297	2,465,026
Other operating expenses	1,716,711	1,599,124	1,448,133
Agent commissions	2,060,467	2,028,926	1,823,241
Depreciation and amortization	406,259	338,434	227,937
Provision for claim losses	480,556	311,916	287,136
Interest expense	172,327	47,214	43,103

	8,060,998	7,111,911	6,294,576

Earnings before income taxes and minority interest	1,607,940	1,184,091	1,420,639
Income tax expense	573,391	438,114	539,843

Earnings before minority interest	1,034,549	745,977	880,796
Minority interest	70,443	5,015	18,976

Net earnings	$964,106	$740,962	$861,820

Basic net earnings per share	$5.58	$4.33	$5.81

Weighted average shares outstanding, basic basis	172,839	171,014	148,275

Diluted net earnings per share	$5.43	$4.21	$5.63

Weighted average shares outstanding, diluted basis	177,597	176,000	153,171

See Notes to Consolidated Financial Statements.

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

	Year Ended December 31,
	2005	2004	2003
	(In thousands)

Net earnings	$964,106	$740,962	$861,820

Other comprehensive earnings (loss):
Unrealized (losses) gains on investments, net(1)	(23,545)	8,299	55,836
Foreign currency translation unrealized gain (loss)(2)	(19,637)	14,819	(490)
Reclassification adjustments for gains included in net earnings(3)	(18,904)	(28,816)	(67,552)
Reclassification adjustments relating to minority interests	17,356	—	—
Minimum pension liability adjustment(4)	(6,784)	(11,764)	(9,988)

Other comprehensive earnings (loss)	(51,514)	(17,462)	(22,194)

Comprehensive earnings	$912,592	$723,500	$839,626

(1)	Net of income tax (benefit) expense of $(12.9) million, $5.7 million and $37.2 million for 2005, 2004 and 2003, respectively.

(2)	Net of income tax expense (benefit) of $(0.5) million, $0.7 million and $(0.3) million for 2005, 2004 and 2003, respectively.

(3)	Net of income tax expense (benefit) of $11.1 million, $17.8 million and $45.0 million for 2005, 2004 and 200, respectively.

(4)	Net of income tax benefit of $(2.0) million, $(6.9) million and $(6.4) million in 2005, 2004 and 2003, respectively.

See Notes to Consolidated Financial Statements.

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

					Accumulated
			Additional		Other
	Common Stock		Paid-In	Retained	Comprehensive	Unearned	Treasury Stock
	Shares	Amount	Capital	Earnings	Earnings (Loss)	Compensation	Shares	Amount
	(In thousands, except per share data)

Balance, December 31, 2002	133,618	13	1,551,636	738,522	12,303	(1,628)	2,023	(46,910)
Purchase of treasury stock	—	—	—	—	—	—	1,775	(45,436)
Retirement of treasury stock	(989)	—	(27,261)	—	—	—	(989)	27,261
Issuance of restricted stock	879	—	26,292	—	—	(22,989)	—	—
Exercise of stock options	3,459	1	38,012	—	—	—	—	—
Tax benefit associated with the exercise of stock options	—	—	18,914	—	—	—	—	—
Acquisition of ANFI	5,183	1	139,288	—	—	(2,559)	—	—
Acquisition of FIS	11,207	1	274,999	—	—	—	—	—
Acquisition of the minority interest of FNIS	14,293	1	420,424	—	—	1,628	—	—
Other comprehensive loss — unrealized loss on foreign currency	—	—	—	—	(490)	—	—	—
Other comprehensive loss — unrealized loss on investments and other financial instruments	—	—	—	—	(11,716)	—	—	—
Other comprehensive loss — minimum pension liability adjustment	—	—	—	—	(9,988)	—	—	—
Amortization of unearned compensation	—	—	—	—	—	2,531	—	—
Capital transactions of investees and less than 100% owned subsidiaries	—	—	5,704	—	—	—	—	—
Adoption of SFAS No. 123	—	—	5,833	—	—	—	—	—
Cash dividends declared ($0.54 per share)	—	—	—	(82,848)	—	—	—	—
Net earnings	—	—	—	861,820	—	—	—	—

Balance, December 31, 2003	167,650	17	2,453,841	1,517,494	(9,891)	(23,017)	2,809	(65,085)
Purchase of treasury stock	—	—	—	—	—	—	2,961	(128,723)
Retirement of treasury stock	(4)	—	(195)	—	—	—	(4)	195
Issuance of restricted stock	6	—	192	—	—	(155)	—	—
Exercise of stock options	5,039	—	76,899	—	—	—	—	—
Tax benefit associated with the exercise of stock options	—	—	36,085	—	—	—	—	—
Acquisition of Aurum Technology, Inc	3,144	1	121,369	—	—	—	—	—
Acquisition of Hansen Quality Loan Services, Inc	220	—	8,500	—	—	—	—	—
Acquisition of Sanchez Computer Associates, Inc	2,267	—	95,579	—	—	(3,823)	—	—
Acquisition of InterCept, Inc	—	—	12,031	—	—	—	—	—
Other comprehensive earnings — unrealized gain on foreign currency	—	—	—	—	14,819	—	—	—
Other comprehensive loss — unrealized loss on investments and other financial instruments	—	—	—	—	(20,517)	—	—	—
Other comprehensive loss — minimum pension liability adjustment	—	—	—	—	(11,764)	—	—	—

					Accumulated
			Additional		Other
	Common Stock		Paid-In	Retained	Comprehensive	Unearned	Treasury Stock
	Shares	Amount	Capital	Earnings	Earnings (Loss)	Compensation	Shares	Amount
	(In thousands, except per share data)

Amortization of unearned compensation	—	—	(572)	—	—	8,202	—	—
Effect of 10% stock dividend			607,162	(607,162)	—	—	—	—
Stock-based compensation	—	—	13,370	—	—	356	—	—
Cash dividends declared ($0.79 per share)	—	—	—	(136,079)	—	—	—	—
Net earnings	—	—	—	740,962	—	—	—	—

Balance, December 31, 2004	178,322	$18	$3,424,261	$1,515,215	$(27,353)	$(18,437)	5,766	$(193,613)

Purchase of treasury stock	—	—	—	—	—	—	2,250	(70,874)
Exercise of stock options	3,665	—	51,846	—	—	—	—	—
Tax benefit associated with the exercise of stock options	—	—	34,844	—	—	—	—	—
Acquisition of Hansen Quality Loan Services, LLC	37	—	1,625	—	—	—	—	—
Other comprehensive loss — unrealized loss on investments and other financial instruments	—	—	—	—	(42,449)	—	—	—
Other comprehensive earnings — unrealized loss on foreign currency	—	—	—	—	(19,637)	—	—	—
Other comprehensive loss — minimum pension liability adjustment	—	—	—	—	(6,784)	—	—	—
Other comprehensive loss — minority interest adjustment	—	—	—	—	4,581	—	—	—
Amortization of unearned compensation	—	—	—	—	—	6,451	—	—
Cancellation of restricted shares			(463)		—	463	—	—
Stock-based compensation	—	—	18,856	—	—	—	—	—
Dividend of 17.5% of Fidelity National Title Group, Inc.	—	—	—	(435,268)	12,775	—	—	—
Cash dividends declared ($11.00 per share)	—	—	—	(1,940,388)	—	—	—	—
Net earnings	—	—	—	964,106	—	—	—	—

Balance, December 31, 2005	182,024	$18	$3,530,969	$103,665	$(78,867)	$(11,523)	8,016	$(264,487)

See Notes to Consolidated Financial Statements.

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2005	2004	2003
	(In thousands)

Cash Flows From Operating Activities:
Net earnings	$964,106	$740,962	$861,820
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	406,259	338,434	227,937
Minority interest	70,443	5,015	18,976
Gain on issuance of subsidiary stock	(318,209)	—	—
Gain on sales of investments and other assets	(53,876)	(36,961)	(106,385)
Stock-based compensation cost	34,108	21,450	9,526
Tax benefit associated with the exercise of stock options	34,844	36,085	18,914
Changes in assets and liabilities, net of effects from acquisitions:
Net (increase) decrease in secured trust deposits	(3,054)	1,467	11,719
Net increase in trade receivables	(65,103)	(39,416)	(64,542)
Net (increase) decrease in prepaid expenses and other assets	(183,437)	39,302	15,111
Net increase in accounts payable, accrued liabilities, deferred revenue and other	149,236	55,246	161,146
Net increase in reserve for claim losses	114,289	15,734	42,180
Net increase (decrease) in income taxes	166,926	(6,716)	54,105

Net cash provided by operating activities	1,316,532	1,170,602	1,250,507

Cash Flows From Investing Activities:
Proceeds from sales of investment securities available for sale	3,187,813	2,810,659	1,918,721
Proceeds from maturities of investment securities available for sale	402,285	219,084	326,407
Proceeds from sales of real estate	21,877	6,330	7,862
Collections of notes receivable	6,798	6,490	7,324
Cash received as collateral on loaned securities, net	4,822	—	—
Additions to title plants	(10,437)	(648)	(2,692)
Additions to property and equipment	(149,911)	(134,318)	(141,338)
Additions to capitalized software	(166,081)	(94,919)	(63,904)
Additions to notes receivable	(6,765)	(6,516)	(4,189)
Purchases of investment securities available for sale	(4,259,006)	(3,741,056)	(2,286,954)
Net (purchases of) proceeds from short-term investment activities	(313,432)	190,262	14,851
Sale of subsidiary, net of cash sold	454,337	5,000	—
Acquisition of businesses, net of cash acquired	(193,061)	(1,016,501)	(1,031,305)

Net cash used in investing activities	(1,020,761)	(1,756,133)	(1,255,217)

Cash Flows From Financing Activities:
Borrowings	3,001,017	911,710	130,269
Net proceeds from issuance of notes	—	—	248,118
Debt service payments	(1,159,553)	(229,367)	(226,450)
Debt issuance costs	(35,156)	(1,400)	(4,273)
Dividends paid	(1,940,388)	(136,079)	(94,566)
Exercise of stock options	51,846	76,899	38,012
Purchases of treasury stock	(70,874)	(128,723)	(45,436)

Net cash (used in) provided by financing activities	(153,108)	493,040	45,674

Net increase (decrease) in cash and cash equivalents, excluding pledged cash related to secured trust deposits	142,663	(92,491)	40,964
Cash and cash equivalents, excluding pledged cash related to secured trust deposits, at beginning of year	136,022	228,513	187,549

Cash and cash equivalents, excluding pledged cash related to secured trust deposits, at end of year	$278,685	$136,022	$228,513

See Notes to Consolidated Financial Statements.

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.	Summary of Significant Accounting Policies

The following describes the significant accounting policies of Fidelity National Financial, Inc. and its subsidiaries (collectively, the “Company”) which have been followed in preparing the accompanying Consolidated Financial Statements.

Description of Business

Fidelity National Financial, Inc. (the “Company” or “FNF”) is a holding company that is a provider of outsourced products and services to a variety of industries. During 2005, FNF completed certain strategic initiatives, including contributing its title operations into a newly formed subsidiary, Fidelity National Title Group, Inc. (“FNT”) (NYSE:FNT) which in turn became a majority-owned, publicly traded company; selling a minority interest in its subsidiary Fidelity National Information Services Inc. (“FIS”); and agreeing to merge FIS with a separate publicly traded company, Certegy Inc. (“Certegy”). Certegy is now known as Fidelity National Information Services, Inc. (NYSE:FIS). Through FNT, FNF is the United States’ largest title insurance company, with approximately 30.5% national market share. Through FIS, FNF provides industry leading data processing, payment and risk management services to financial institutions and retailers. Through its other wholly-owned subsidiaries, FNF is a leading provider of specialty insurance products, including flood insurance, homeowners insurance and home warranty insurance. Since February 1, 2006 when FNF closed its acquisition of a 40% interest in Sedgwick CMS (“Sedgwick”), FNF is now a provider of outsourced insurance claims management services to large corporate and public sector entities.

FNF has four reporting segments:

•	Fidelity National Title Group, Inc. This segment consists of the operation of FNF’s majority owned subsidiary, FNT. FNT’s title insurance underwriters — Fidelity National Title, Chicago Title, Ticor Title, Security Union Title and Alamo Title — together issued approximately 30.5% of all title insurance policies issued nationally during 2004. FNT provides core title insurance and escrow and other title related services including collection and trust activities, trustee’s sales guarantees, recordings and reconveyances.

•	Fidelity National Information Services, Inc. This segment consists of the operations of FNF’s majority owned subsidiary, FIS. FIS provides transaction processing services, consisting principally of technology solutions for banks and other financial institutions, credit and debit card services and check risk management and related services for retailers and others. FIS also provides lender processing services, consisting principally of technology solutions for mortgage lenders, selected mortgage origination services such as title agency and closing services, default management and mortgage information services. FIS’s credit and debit card services and check risk management services were added through its merger with Certegy. This merger closed in February 2006 and as a result these businesses are not included in the historical financial information in the financial statements.

•	Specialty Insurance. The specialty insurance segment, consisting of FNF’s various non-title insurance subsidiaries, issues flood, home warranty, homeowners, automobile and certain niche personal lines insurance policies.

•	Corporate and Other. The corporate and other segment consists of the operations of the FNF parent holding company and certain other unallocated corporate overhead expenses.

The Company’s principal title insurance subsidiaries consist of Fidelity National Title Insurance Company, Chicago Title Insurance Company, Chicago Title Insurance Company of Oregon, Ticor Title Insurance Company, Ticor Title Insurance Company of Florida, Security Union Title Insurance Company and Alamo Title Insurance. The Company’s principal underwritten title company subsidiaries, essentially title agencies,

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

consist of Fidelity National Title Company, Fidelity National Title Company of California, Chicago Title Company and Ticor Title Company of California, formerly American Title Company.

Principles of Consolidation and Basis of Presentation

The accompanying Consolidated Financial Statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. All intercompany profits, transactions and balances have been eliminated. The Company’s investments in non-majority-owned partnerships and affiliates are accounted for on the equity method until such time that they become wholly-or majority owned. Minority interest expense is recorded on the consolidated statement of earnings relating to majority owned subsidiaries and the appropriate minority interest liability is recorded on the consolidated balance sheet in each period. The substantial increase in this expense and liability result from the sale of a minority interest in FIS and the FNT distribution noted below.

Recapitalization of Fidelity National Information Services, Inc. (“FIS”) and Minority Interest Sale Resulting in a Gain on Issuance of Subsidiary Stock

The recapitalization of FIS was completed on March 9, 2005 through $2.8 billion in borrowings under new senior credit facilities consisting of an $800 million Term Loan A facility, a $2.0 billion Term Loan B facility (collectively, the “Term Loan Facilities”) and an undrawn $400 million revolving credit facility (“the Revolver”). FIS fully drew upon the entire $2.8 billion in Term Loan Facilities while the Revolver remained undrawn at the closing. The current interest rate on both the Term Loan Facilities and the Revolver is LIBOR plus 1.50% to 1.75%. Bank of America, JP Morgan Chase, Wachovia Bank, Deutsche Bank and Bear Stearns led a consortium of lenders providing the new senior credit facilities.

The minority equity interest sale was accomplished through FIS selling an approximately 25% minority equity interest in the common stock of FIS to an investment group led by Thomas H. Lee Partners (“THL”) and Texas Pacific Group (“TPG”). FIS issued a total of 50 million shares of the common stock of FIS to the investment group for a total purchase price of $500 million, before certain expenses paid by FIS. The minority equity interest sale resulted in a non-operating gain of $318.2 million. This gain was calculated under the provisions of Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin Topic 5H (“SAB Topic 5H”) and relates to the issuance of securities of a non-wholly owned subsidiary. The gain represents the difference between the Company’s book value investment in FIS immediately prior to the transaction and its book value investment in FIS immediately following the transaction. No deferred income taxes were recorded in connection with this transaction as the tax basis of the investment was greater than the book basis on the date of the sale.

Distribution of Fidelity National Title Group, Inc.

On October 17, 2005, a pro rata distribution of shares representing 17.5% of the outstanding common stock of FNT to the Company’s shareholders. This distribution completed a restructuring that resulted in FNT becoming the parent company of the Company’s title insurance businesses. Following the distribution, FNT is a majority-owned subsidiary of FNF and is a separate registrant reporting its results on a stand-alone basis. The Company continues to consolidate FNT in our results, and subsequent to the distribution, the Company began recording minority interest liabilities and expense relating to the 17.5% minority interest. This restructuring was a taxable transaction to the Company and the Company’s shareholders. The Company recognized expense of approximately $100 million in the fourth quarter of 2005 relating to this restructuring.

Investments

Fixed maturity securities are purchased to support the investment strategies of the Company, which are developed based on factors including rate of return, maturity, credit risk, tax considerations and regulatory

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

requirements. Fixed maturity securities which may be sold prior to maturity to support the Company’s investment strategies are carried at fair value and are classified as available for sale as of the balance sheet dates. Fair values for fixed maturity securities are principally a function of current interest rates and are based on quoted market prices. Included in fixed maturities are mortgage-backed securities, which are recorded at purchase cost. Discount or premium is recorded for the difference between the purchase price and the principal amount. The discount or premium is amortized using the interest method and is recorded as an adjustment to interest and investment income. The interest method results in the recognition of a constant rate of return on the investment equal to the prevailing rate at the time of purchase or at the time of subsequent adjustments of book value. Changes in prepayment assumptions are accounted for retrospectively.

Equity securities are considered to be available for sale and carried at fair value as of the balance sheet dates. Fair values are based on quoted market prices.

Other long-term investments consist primarily of equity investments accounted for under the equity method of accounting.

Short-term investments, which consist primarily of securities purchased under agreements to resell, commercial paper and money market instruments, which have an original maturity of one year or less, are carried at amortized cost, which approximates fair value.

Realized gains and losses on the sale of investments are determined on the basis of the cost of the specific investments sold and are credited or charged to income on a trade date basis. Unrealized gains or losses on fixed maturity and equity securities which are classified as available for sale, net of applicable deferred income taxes (benefits), are excluded from earnings and credited or charged directly to a separate component of stockholders’ equity. If any unrealized losses on fixed maturity or equity securities are deemed other-than-temporary, such unrealized losses are recognized as realized losses.

Cash and Cash Equivalents

For purposes of reporting cash flows, highly liquid instruments purchased with original maturities of three months or less are considered cash equivalents. The carrying amounts reported in the Consolidated Balance Sheets for these instruments approximate their fair value.

Fair Value of Financial Instruments

The fair values of financial instruments presented in the applicable notes to the Company’s Consolidated Financial Statements are estimates of the fair values at a specific point in time using available market information and appropriate valuation methodologies. These estimates are subjective in nature and involve uncertainties and significant judgment in the interpretation of current market data. Therefore, the fair values presented are not necessarily indicative of amounts the Company could realize or settle currently. The Company does not necessarily intend to dispose of or liquidate such instruments prior to maturity.

Trade and Notes Receivables

The carrying values reported in the Consolidated Balance Sheets for trade and notes receivables approximate their fair value. Included in trade receivables at December 31, 2005 and 2004 are unbilled receivables totaling $97.4 million and $89.6 million, respectively.

Goodwill

Goodwill represents the excess of cost over fair value of identifiable net assets acquired and assumed in a business combination. SFAS No. 142, Goodwill and Intangible Assets (“SFAS No. 142”) provides that goodwill and other intangible assets with indefinite useful lives should not be amortized, but shall be tested for

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

impairment annually, or more frequently if circumstances indicate potential impairment, through a comparison of fair value to its carrying amount. The Company measures for impairment on an annual basis.

As required by SFAS No. 142, the Company completed annual goodwill impairment tests in the fourth quarter of each respective year using a September 30 measurement date, and has determined fair values were in excess of carrying values. Accordingly, no goodwill impairments have been recorded.

Other Intangible Assets

The Company has other intangible assets, not including software, which consists primarily of customer relationships and contracts and trademarks which are generally recorded in connection with acquisitions at their fair value. SFAS No. 142 requires that intangible assets with estimable lives be amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Customer relationships are amortized over their estimated useful lives using an accelerated method which takes into consideration expected customer attrition rates over a ten-year period. Contractual relationships are generally amortized over their contractual life. Trademarks are considered intangible assets with indefinite lives and are reviewed for impairment at least annually in accordance with SFAS No. 142.

During 2005 and 2004, in accordance with SFAS No. 144, the Company determined that the carrying value of certain of its intangible assets, software and license fees may not be recoverable and recorded an expense of $9.3 million and $6.3 million, respectively, relating to the impairment of these assets. Such expenses are included in other operating expenses in the Consolidated Statements of Earnings for the years ended December 31, 2005 and 2004.

Capitalized Software

Capitalized software includes software acquired in business acquisitions, purchased software and internally developed capitalized software. Purchased software is recorded at cost and amortized using the straight-line method over a 3-year period and software acquired in a business acquisition is recorded at its fair value upon acquisition and amortized using straight-line and accelerated methods over its estimated useful life, generally 5 to 10 years. Capitalized computer software development costs are accounted for in accordance with either SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed (SFAS No. 86), or with SOP No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1). After the technological feasibility of the software has been established (for SFAS No. 86 software), or at the beginning of application development (for SOP No. 98-1 software), software development costs, which include salaries and related payroll costs and costs of independent contractors incurred during development, are capitalized. Research and development costs incurred prior to the establishment of technological feasibility (for SFAS No. 86 software), or prior to application development (for SOP No. 98-1 software), of a product are expensed as incurred and are not significant. The cost of internally developed computer software that is subject to the provisions of SFAS 86 is amortized on a product-by-product basis commencing on the date of general release of the products, generally the greater of (1) the straight-line method over its estimated useful life, which ranges from three to ten years or (2) the ratio of current revenues to total anticipated revenue over its useful life. The cost of purchased software that is subject to the provisions of SOP No. 98-1 is amortized on a straight-line bases over its estimated useful life.

At December 31, 2005 and December 31, 2004, capitalized software costs were $780.6 million, less accumulated amortization of $250.1 million, and $581.1 million, less accumulated amortization of $140.3 million, respectively.

Amortization expense relating to computer software was $110.7 million, $85.9 million and $39.6 million for the years ended December 31, 2005, 2004 and 2003, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Title Plants

Title plants are recorded at the cost incurred to construct or obtain and organize historical title information to the point it can be used to perform title searches. Costs incurred to maintain, update and operate title plants are expensed as incurred. Title plants are not amortized as they are considered to have an indefinite life if maintained. Sales of title plants are reported at the amount received net of the adjusted costs of the title plant sold. Sales of title plant copies are reported at the amount received. No cost is allocated to the sale of copies of title plants unless the carrying value of the title plant is diminished or impaired.

Property and Equipment

Property and equipment are recorded at cost, less depreciation. Depreciation is computed primarily using the straight-line method based on the estimated useful lives of the related assets: thirty years for buildings and three to seven years for furniture, fixtures and equipment. Leasehold improvements are amortized on a straight-line basis over the lesser of the term of the applicable lease or the estimated useful lives of such assets.

Reserve for Claim Losses

The Company’s reserve for claim losses includes known claims for title and specialty insurance as well as losses the Company expects to incur, net of recoupments. Each known claim is reserved based on a review by the Company as to the estimated amount of the claim and the costs required to settle the claim. Reserves for claims which are incurred but not reported are established at the time premium revenue is recognized based on historical loss experience and other factors, including industry trends, claim loss history, current legal environment, geographic considerations and type of policy written. For specialty insurance, reserve for claims incurred but not reported are estimated based on historical loss experience.

The reserve for claim losses also includes reserves for losses arising from the escrow, closing and disbursement functions due to fraud or operational error.

If a loss is related to a policy issued by an independent agent, the Company may proceed against the independent agent pursuant to the terms of the agency agreement. In any event, the Company may proceed against third parties who are responsible for any loss under the title insurance policy under rights of subrogation. See Note J.

Secured Trust Deposits

In the state of Illinois, a trust company is permitted to commingle and invest customers’ assets with those of the Company, pending completion of real estate transactions. Accordingly, the Company’s Consolidated Balance Sheets reflect a secured trust deposit liability of $882.6 million and $735.3 million at December 31, 2005 and 2004, respectively, representing customers’ assets held by us and corresponding assets including cash and investments pledged as security for those trust balances.

Income Taxes

The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities and expected benefits of utilizing net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The impact on deferred taxes of changes in tax rates and laws, if any, are applied to the years during which temporary differences are expected to be settled and reflected in the financial statements in the period enacted.

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Reinsurance

In a limited number of situations, the Company limits its maximum loss exposure by reinsuring certain risks with other insurers. The Company also earns a small amount of additional income, which is reflected in the Company’s direct premiums, by assuming reinsurance for certain risks of other insurers. The Company also cedes a portion of certain policy and other liabilities under agent fidelity, excess of loss and case-by-case reinsurance agreements. Reinsurance agreements provide that in the event of a loss (including costs, attorneys’ fees and expenses) exceeding the retained amounts, the reinsurer is liable for the excess amount assumed. However, the ceding company remains primarily liable in the event the reinsurer does not meet its contractual obligations.

Revenue Recognition

Fidelity National Title Group, Inc.  Direct title insurance premiums and escrow and other title related fees are recognized as revenue at the time of closing of the related transaction as the earnings process is considered complete, whereas premium revenues from agency operations and agency commissions include an accrual based on estimates of the volume of transactions that have closed in a particular period for which premiums have not yet been reported to us. The accrual for agency premiums is necessary because of the lag between the closing of these transactions and the reporting of these policies to us by the agent.

Specialty Insurance.  Revenues from home warranty and personal lines insurance policies are recognized over the life of the policy, which is one year. Revenues and commissions related to the sale of flood insurance are recognized when the policy is reported.

Fidelity National Information Services, Inc.  In this segment, the Company earns revenues from processing services, software licensing and software related services and data and information services.

The Company recognizes revenues relating to bank processing services and mortgage processing services along with software licensing and software related services. Several of the Company’s contracts include a software license and one or more of the following services: data processing, development, implementation, conversion, training, programming, maintenance and application management. In some cases, these services are offered in combination with one another and in other cases the Company offers them individually. Revenues from bank and mortgage processing services are typically volume-based depending on factors such as the estimated number of accounts, transactions processed and computer resources utilized.

The substantial majority of the revenues in this business are from outsourced data processing and application management arrangements. Revenues from these arrangements are recognized as services are performed in accordance with SEC Staff Accounting Bulletin No. 104 (SAB No. 104), “Revenue Recognition” and related interpretations. SAB No. 104 sets forth guidance as to when revenue is realized or realizable and earned when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the seller’s price to the buyer is fixed and determinable; and (4) collectibility is reasonably assured. Revenue and deferred costs related to implementation, conversion and programming services associated with the Company’s data processing and application management agreements are deferred during the implementation phase and subsequently recognized using the straight-line method over the term of the related agreement. The Company evaluates these deferred costs for impairment in the event any indications of impairment exist.

In the event that the Company’s arrangements with its customers include more than one product or service, the Company determines whether the individual elements can be recognized separately in accordance with the provisions of Financial Accounting Standards Board (FASB) Emerging Issues Task Force No. 00-21 (EITF 00-21), “Revenue Arrangements with Multiple Deliverables.” EITF 00-21 addresses the determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the arrangement consideration should be measured and allocated to the separate units of accounting. If all

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of the products and services are software related products and services as determined under the provisions of American Institute of Certified Public Accountants’ Statement of Position 97-2 (SOP NO. 97-2), entitled Software Revenue Recognition, and SOP 98-9, entitled Modification of SOP NO. 97-2, Software Revenue Recognition, with Respect to Certain Transactions, the Company applies these pronouncements and related interpretations to determine the appropriate units of accounting and how the arrangement consideration should be measured and allocated to the separate units of accounting.

The Company recognizes software license and maintenance fees as well as associated development, implementation, training, conversion and programming fees in accordance with SOP NO. 97-2 and SOP NO. 98-9. Initial license fees are recognized when a contract exists, the fee is fixed or determinable, software delivery has occurred and collection of the receivable is deemed probable, provided that vendor-specific objective evidence, or VSOE, has been established for each element or for the undelivered elements. The Company determines the fair value of each element or the undelivered elements in multi-element software arrangements based on VSOE. If the arrangement is subject to accounting under SOP NO. 97-2, VSOE for each element is based on the price charged when the same element is sold separately. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. If evidence of fair value does not exist for one or more undelivered elements of a contract, then all revenue is deferred until all elements are delivered or fair value is determined for all remaining undelivered elements. Revenue from maintenance and support is recognized ratably over the term of the agreement. The Company records deferred revenue for maintenance amounts invoiced prior to revenue recognition.

With respect to a small percentage of revenues, the Company uses contract accounting, as required by SOP NO. 97-2, when the arrangement with the customer includes significant customization, modification, or production of software. For elements accounted for under contract accounting, revenue is recognized in accordance with SOP 81-1, Accounting for Performance of Construction Type and Certain Production-Type Contracts, using the percentage-of-completion method since reasonably dependable estimates of revenues and contract hours applicable to various elements of a contract can be made. Revenues in excess of billings on these agreements are recorded as unbilled receivables and are included in accounts receivable. Billings in excess of revenue recognized on these agreements are recorded as deferred revenue until revenue recognition criteria are met. Changes in estimates for revenues, costs and profits are recognized in the period in which they are determinable. When the Company’s estimate indicates that the entire contract will be performed at a loss, a provision for the entire loss is recorded in that accounting period.

The Company recognizes revenues from mortgage origination services and default management services. Mortgage origination services consist of centralized title agency and closing services for various types of lenders. Revenues relating to centralized title agency and closing services are recognized at the time of closing of the related real estate transaction. Ancillary service fees are recognized when the service is provided. Default management services consist of services provided to assist customers through the default and foreclosure process, including property preservation and maintenance services (such as lock changes, window replacement, debris removal and lawn service), posting and publication of foreclosure and auction notices, title searches, document preparation and recording services, and referrals for legal and property brokerage services. Revenue derived from these services is recognized as the services are performed in accordance with SAB No. 104 as described above.

The Company records revenue from providing data or data-related services. These services principally include appraisal and valuation services, property records information, real estate tax services, borrower credit and flood zone information and multiple listing software and services. Revenue derived from these services is recognized as the services are performed in accordance with SAB No. 104 as described above.

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The Company’s flood and tax units provide various services including life-of-loan monitoring services. Revenue for life-of-loan services is deferred and recognized ratably over the estimated average life of the loan service period, which is determined based on the Company’s historical experience. The Company evaluates its historical experience on a periodic basis, and adjusts the estimated life of the loan service period prospectively. Revenue derived from software and service arrangements is recognized in accordance with SOP No. 97-2. Revenues from other services in this segment are recognized as the services are performed in accordance with SAB No. 104 as described above.

Earnings Per Share

Basic earnings per share is computed by dividing net earnings available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated by dividing net earnings available to common stockholders plus the impact of assumed conversions of dilutive potential securities. The Company has granted certain options, warrants and restricted stock which have been treated as common share equivalents for purposes of calculating diluted earnings per share.

The following table presents the computation of basic and diluted earnings per share:

	Year Ended December 31,
	2005	2004	2003
	(In thousands, except per share data)

Basic and diluted earnings	$964,106	$740,962	$861,820

Weighted average shares outstanding during the year, basic basis	172,839	171,014	148,275
Plus: Common equivalent shares assumed from conversion of options	4,758	4,986	4,896

Weighted average shares outstanding during the year, diluted basis	177,597	176,000	153,171

Basic earnings per share	$5.58	$4.33	$5.81

Diluted earnings per share	$5.43	$4.21	$5.63

Options to purchase 2,575,974 shares, 1,419,052 shares and 1,759,782 shares of the Company’s common stock for the years ended December 31, 2005, 2004 and 2003, respectively, were not included in the computation of diluted earnings per share because they were anti-dilutive.

Stock-Based Compensation Plans

Prior to 2003, the Company accounted for its stock-based compensation plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. All options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant; therefore no stock-based compensation cost had been reflected in net earnings.

During 2003, the Company adopted the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), for stock-based employee compensation, effective as of the beginning of 2003. Under the fair value method of accounting, compensation cost is measured based on the fair value of the award at the grant date and recognized over the service period. The Company has elected to use the prospective method of transition, as permitted by SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure (“SFAS No. 148”). Under this method, stock-based employee compensation cost is recognized from the beginning of 2003 as if the fair value method of accounting had

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been used to account for all employee awards granted, modified, or settled in years beginning after December 31, 2002. Prior year financial statements were not restated.

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to all outstanding and unvested awards in each period (see Note M):

	Year Ended December 31,
	2005	2004	2003
	(Dollars in thousands,
	except per share amounts)

Net earnings, as reported	$964,106	$740,962	$861,820
Add: Stock-based compensation expense included in reported net earnings, net of related tax effects	21,147	13,522	5,906
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of related tax effects	(22,291)	(15,227)	(14,484)

Pro forma net earnings	$962,962	$739,257	$853,242

Earnings per share:
Basic — as reported	$5.58	$4.33	$5.81
Basic — pro forma	$5.57	$4.32	$5.75
Diluted — as reported	$5.43	$4.21	$5.63
Diluted — pro forma	$5.41	$4.19	$5.55

Derivative Financial Instruments

The Company accounts for derivative financial instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”), as amended. The Company, through FIS, engaged in hedging activities relating to its variable rate debt through the use of interest rate swaps. The Company designates these interest rate swaps as cash flow hedges. The estimated fair value of the cash flow hedges are recorded as an asset or liability of the Company and are included in the Consolidated Balance Sheet in prepaid expenses and other assets or accounts payable and accrued liabilities and as a component of accumulated other comprehensive earnings, net of deferred taxes. The amount included in accumulated other comprehensive earnings will be reclassified into interest expense as a yield adjustment as interest expense on the debt is recognized. The Company’s existing cash flow hedges are highly effective and there is no current impact on earnings due to hedge ineffectiveness. It is the policy of the Company to execute such instruments with credit-worthy banks and not to enter into derivative financial instruments for speculative purposes.

The Company also owns warrants to purchase additional shares relating to its investment in Covansys Corporation (“Covansys”). From September 2004 until March 25, 2005, the Company accounted for the warrants under SFAS No. 133 as the warrants were considered derivative instruments. At the date of the Covansys acquisition, the warrants were recorded at fair value aggregating $23.5 million. During the first quarter of 2005, the Company recorded a loss of $4.4 million on the decrease in fair value of the warrants through March 25, 2005 which is reflected in the Consolidated Statement of Earnings in realized gains and losses. On March 25, 2005, the terms of the warrants were amended such that the accounting for the investment in the warrants is now governed by the provisions of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, and changes in the fair value of the warrants are recorded in other comprehensive earnings. During 2004, the Company did not engage in any hedging activities and thus recorded all derivative financial instruments at fair value in the Consolidated Balance Sheet and all changes in fair value were recognized in realized gains and losses in the Consolidated Statement of Earnings. During

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2004, the Company’s derivative financial instruments were limited to the investment in warrants to purchase common stock of Covansys and certain put and call options relating to the minority interest in certain majority-owned subsidiaries. The Company did not have any derivative activity during 2003.

Foreign Currency Translation

The functional currency for the foreign operations of the Company is either the U.S. Dollar or the local currency. For foreign operations where the local currency is the functional currency, the translation of foreign currencies into U.S. dollars is performed for balance sheet accounts using exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. The unrealized gains and losses resulting from the translation are included in accumulated other comprehensive earnings in the Consolidated Statement of Stockholders’ Equity and are excluded from net earnings. Gains or losses resulting from foreign currency transactions are included in realized gains and losses and are insignificant in 2005, 2004 and 2003.

Management Estimates

The preparation of these Consolidated Financial Statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Certain Reclassifications

Certain reclassifications have been made in the 2004 and 2003 Consolidated Financial Statements to conform to the classifications used in 2005.

B.	Acquisitions

The results of operations and financial position of the entities acquired during any year are included in the Consolidated Financial Statements from and after the date of acquisition. Based on the Company’s valuation, any differences between the fair value of the identifiable assets and liabilities and the purchase price paid are recorded as goodwill. There were no significant acquisitions in 2005.

Significant 2004 Acquisitions

InterCept, Inc.

On November 8, 2004, the Company acquired all of the outstanding stock of InterCept, Inc. (“InterCept”) for $18.90 per share. The total purchase price was $419.4 million and was paid by $407.3 million of cash with the remaining purchase price relating to the issuance of Company options for vested InterCept options. InterCept provides both outsourced and in-house, fully integrated core banking solutions for community banks, including loan and deposit processing and general ledger and financial accounting operations. InterCept also operates significant item processing and check imaging operations, providing imaging for customer statements, clearing and settlement, reconciliation and automated exception processing in both outsourced and in-house relationships for customers.

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The assets acquired and liabilities assumed in the InterCept acquisition were as follows (dollars in thousands):

Tangible assets acquired at fair value	$83,533
Intangible assets acquired at fair value	125,795
Goodwill	267,079
Liabilities assumed at fair value	(57,048)

Total purchase price	$419,359

Aurum Technology, Inc.

On March 11, 2004, the Company acquired Aurum Technology, Inc. (“Aurum”) for $306.4 million, comprised of $185.0 million in cash and the issuance of 3,144,390 shares of the Company’s common stock valued using the average closing prices over the five day period beginning two days before and ending two days after the valuation date, which was $121.4 million. Aurum is a provider of outsourced and in-house information technology solutions for the community bank and credit union markets.

The assets acquired and liabilities assumed in the Aurum acquisition were as follows (dollars in thousands):

Tangible assets acquired at fair value	$64,301
Intangible assets acquired at fair value	44,803
Goodwill	255,399
Liabilities assumed at fair value	(58,134)

Total purchase price	$306,369

Sanchez Computer Associates, Inc.

On April 14, 2004, the Company acquired Sanchez Computer Associates, Inc. (“Sanchez”) for $183.7 million, comprised of $88.1 million in cash and the issuance of 2,267,290 shares of the Company’s common stock valued using the average closing prices over the five day period beginning two days before and ending two days after the valuation date, which was approximately $88.1 million with the remaining purchase price of $7.5 million relating to the issuance of the Company’s stock options for vested Sanchez stock options. Sanchez develops and markets scalable and integrated software and services that provide banking, customer integration, outsourcing and wealth management solutions to financial institutions in several countries.

The assets acquired and liabilities assumed in the Sanchez acquisition were as follows (dollars in thousands):

Tangible assets acquired at fair value	$57,993
Intangible assets acquired at fair value	19,638
Goodwill	127,630
Liabilities assumed at fair value	(21,591)

Total purchase price	$183,670

Kordoba

On September 30, 2004, FNF acquired a 74.9% interest in KORDOBA Gesellschaft fur Bankensoftware mbH & Co. KG, Munich (“Kordoba”), a provider of core processing software and outsourcing solutions to the German banking market, from Siemens Business Services GmbH & Co. OHG. The acquisition price was

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$123.6 million in cash. The Company recorded the Kordoba acquisition based on its proportional share of the fair value of the assets acquired and liabilities assumed on the purchase date. On September 30, 2005, the Company purchased the remaining 25.1% of Kordoba that it did not already own for $39.7 million.

The assets acquired and liabilities assumed in the Kordoba acquisition were as follows (dollars in thousands):

Tangible assets acquired at fair value	$156,977
Intangible assets acquired at fair value	35,372
Goodwill	105,664
Liabilities assumed at fair value	(134,767)

Total purchase price	$163,246

Pro Forma Disclosures for 2005 and 2004

Selected unaudited pro forma results of operations for the years ended December 31, 2005 and 2004, assuming the above acquisitions had occurred as of January 1, 2004, and using actual general and administrative expenses prior to the acquisition, are set forth below(dollars in thousand except per share data):

	Year Ended December 31,
	2005	2004

Total revenue	$9,668,938	$8,614,428
Net earnings	$964,106	$728,735
Basic earnings per share	$5.58	$4.22
Diluted earnings per share	$5.43	$4.09

Significant 2003 Acquisitions

ALLTEL Information Services, Inc.

On January 28, 2003, the Company entered into a stock purchase agreement with ALLTEL Corporation, Inc., a Delaware corporation (“ALLTEL”), to acquire from ALLTEL its financial services division, ALLTEL Information Services, Inc. (“AIS”). On April 1, 2003, the Company closed the acquisition and subsequently renamed the division Fidelity Information Services (“FI”). FI is one of the largest providers of information-based technology solutions and processing services to the mortgage and financial services industries.

The Company acquired FI for approximately $1,069.6 million (including the payment for certain working capital adjustments and estimated transaction costs), consisting of $794.6 million in cash and $275.0 million of the Company’s common stock. The Company funded the cash portion of the purchase price with proceeds from an issuance of $250.0 million aggregate principal amount of 5.25% notes due March 15, 2013 (See Note H), and $544.6 million in available cash. The stock portion of the purchase price resulted in the issuance of 11,206,692 shares of the Company’s common stock to ALLTEL.

The Company allocated the purchase price as follows: $450.7 million to goodwill; $348.0 million to other intangible assets, namely acquired customer relationship intangibles; and $95.0 million to capitalized software. The Company is amortizing the other intangible assets using an accelerated method which takes into consideration expected customer attrition rates over a 10-year period. The acquired software is amortized over a ten-year period using an accelerated method that contemplates the period of expected economic benefit and future enhancements to the underlying software. Under the terms of the stock purchase agreement, the Company made a joint election with ALLTEL to treat the acquisition as a sale of assets in accordance with Section 338 (h) (10) of the Internal Revenue Code, which resulted in the revaluation of the assets acquired to

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fair value. As such, the fair value assignable to the historical assets, as well as intangible assets and goodwill, is deductible for federal and state income tax purposes.

The assets acquired and liabilities assumed in the FIS acquisition were as follows (dollars in thousands):

Tangible and amortizable intangible assets acquired at fair value	$741,960
Goodwill	450,743
Liabilities assumed at fair value	(123,082)

Total purchase price	$1,069,621

Fidelity National Information Solutions, Inc.

On September 30, 2003, the Company acquired the outstanding minority interest of Fidelity National Information Solutions, Inc. (“FNIS”), its majority-owned real estate information services public subsidiary that provides property data and real-estate related services, whereby FNIS became a wholly-owned subsidiary of the Company. In the acquisition, each share of FNIS common stock (other than FNIS common stock the Company already owned) was exchanged for 0.83 shares of the Company’s common stock. The Company issued 14,292,858 shares of its common stock to FNIS stockholders in the acquisition. The Company has allocated $154.8 million of the purchase price to goodwill and $88.9 million of the purchase price to other intangible assets and capitalized software.

The assets acquired and liabilities assumed in the FNIS minority interest acquisition were as follows (dollars in thousands):

Tangible and amortizable intangible assets acquired at fair value	$88,896
Goodwill	154,831
Liabilities assumed at fair value	—

Total purchase price	$243,727

Other Transactions:

Service Link, L.P.

On August 1, 2005, the Company acquired Service Link, L.P. (“Service Link”) a national provider of centralized mortgage and residential real estate title and closing services to major financial institutions and institutional lenders. The acquisition price was approximately $110.2 million in cash. The Company recorded approximately $76.2 million in goodwill and approximately $33.6 million in other amortizable intangible assets relating to this transaction.

ClearPar

On December 13, 2004, the Company acquired ClearParSM, LLC (“ClearPar”), a provider of a web-based commercial loan settlement system servicing the primary syndication and secondary loan trading markets. The acquisition price was $33.1 million in cash.

Covansys Corporation

On September 15, 2004, the Company acquired 11 million shares of common stock and warrants to purchase four million additional shares of Covansys, a publicly traded U.S.-based provider of application management and offshore outsourcing services with India based operations, for $121.0 million in cash. The Company owns approximately 29% of Covansys and accounts for the investment in common stock using the

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equity method of accounting and, until March 25, 2005, accounted for the warrants pursuant to SFAS No. 133 (See Note A to Notes of Consolidated Financial Statements).

Geotrac, Inc.

On July 2, 2004, the Company acquired 100% of Geotrac, Inc. (“Geotrac”), a flood zone monitoring services provider, for $40.0 million in cash.

American Pioneer Title Insurance Company

On March 22, 2004, the Company acquired American Pioneer Title Insurance Company (“APTIC”) for $115.2 million in cash. APTIC is a 45-state licensed title insurance underwriter with significant agency operations and computerized title plant assets in Florida. APTIC operates under the Company’s Ticor Title brand.

Bankware

On April 7, 2004, the Company acquired Bankware, a provider of check imaging solutions for financial institutions, for $55.7 million in cash.

Hansen Quality Loan Services, LLC

On February 27, 2004, the Company acquired an additional 44% interest in Hansen Quality Loan Services, LLC (“Hansen”) that it did not already own for $33.7 million, consisting of $25.2 million in cash and $8.5 million of the Company’s common stock. The stock portion of the purchase price resulted in the issuance of 220,396 shares of the Company’s common stock, which is restricted from sale to the public. Hansen provides collateral risk assessment and valuation services for real estate mortgage financing. On March 26, 2004, the Company acquired the remaining 1% interest in Hansen for $0.3 million in cash.

LandCanada

On October 9, 2003, the Company acquired LandCanada, a provider of title insurance and related mortgage document production in Canada, for $17.6 million in cash.

WebTone Technologies, Inc.

On September 2, 2003, the Company acquired WebTone Technologies, Inc. (“WebTone”) for $88.7 million in cash. WebTone is the developer of the TouchPoint® suite of customer interactive management solutions for financial services organizations.

Omaha Property and Casualty Insurance Company

On May 2, 2003, the Company acquired the flood insurance business of Mutual of Omaha’s subsidiary, Omaha Property and Casualty Insurance Company (“OPAC”), for $18.0 million in cash. This acquisition, along with the Bankers Insurance Group acquisition (described below) expanded the Company’s presence in the flood insurance business.

Key Title Company

On March 31, 2003, the Company acquired Key Title Company (“Key Title”) for $22.5 million in cash. Key Title operates in 12 counties in the state of Oregon.

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ANFI, Inc.

On March 26, 2003, the Company merged with ANFI, Inc. (“ANFI”), which is predominantly a California underwritten title company, and ANFI became a wholly-owned subsidiary of the Company. In the merger, each share of ANFI common stock (other than ANFI common stock the Company already owned) was exchanged for 0.454 shares of the Company’s common stock. The Company issued 5,183,103 shares of its common stock to the ANFI stockholders in the merger.

Lenders Service, Inc.

On February 10, 2003, the Company acquired Lenders Service, Inc., a Delaware corporation (“LSI”), for $77.3 million in cash. LSI is a provider of appraisal, title and closing services to residential mortgage originators.

Bankers Insurance Group

On January 9, 2003, the Company acquired certain assets of Bankers Insurance Group (“Bankers”) for $41.6 million in cash. The assets included the right to issue new and renewal flood insurance policies underwritten by Bankers and its subsidiaries, Bankers Insurance Company, Bankers Security Insurance Company and First Community Insurance Company (“FCIC”). As part of the transaction, the Company also acquired FCIC, a fifty-state licensed insurance carrier, to act as the underwriter for the policies. FCIC has been subsequently renamed Fidelity National Property and Casualty Insurance Company.

C.	Investments

The carrying amounts and fair values of the Company’s fixed maturity securities at December 31, 2005 and 2004 are as follows:

	December 31, 2005
				Gross	Gross
	Carrying	Amortized	Unrealized	Unrealized	Fair
	Value	Cost	Gains	Losses	Value
	(Dollars in thousands)

Fixed maturity investments (available for sale):
U.S. government and agencies	$956,259	$974,366	$199	$(18,306)	$956,259
States and political subdivisions	1,410,743	1,421,098	1,686	(12,041)	1,410,743
Corporate debt securities	681,510	694,414	527	(13,431)	681,510
Foreign government bonds	26,060	26,389	7	(336)	26,060
Mortgage-backed securities	45	43	2	—	45

	$3,074,617	$3,116,310	$2,421	$(44,114)	$3,074,617

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2004
				Gross	Gross
	Carrying	Amortized	Unrealized	Unrealized	Fair
	Value	Cost	Gains	Losses	Value
	(Dollars in thousands)

Fixed maturity investments (available for sale):
U.S. government and agencies	$765,483	$767,675	$1,177	$(3,369)	$765,483
States and political subdivisions	1,048,958	1,039,740	12,386	(3,168)	1,048,958
Corporate debt securities	423,073	427,531	323	(4,781)	423,073
Foreign government bonds	4,189	4,178	11	—	4,189
Mortgage-backed securities	90,528	90,353	372	(197)	90,528

	$2,332,231	$2,329,477	$14,269	$(11,515)	$2,332,231

The change in unrealized gains (losses) on fixed maturities for the years ended December 31, 2005, 2004, and 2003 was $(44.4) million, $(27.1) million and $(22.4) million, respectively.

The following table presents certain information regarding contractual maturities of the Company’s fixed maturity securities at December 31, 2005:

	December 31, 2005
Maturity	Amortized Cost	%of Total	Fair Value	%of Total
	(Dollars in thousands)

One year or less	$371,844	11.9%	$369,102	12.0%
After one year through five years	1,341,936	43.1	1,318,325	42.9
After five years through ten years	855,768	27.5	841,745	27.4
After ten years	546,719	17.5	545,400	17.7
Mortgage-backed securities	43	—	45	—

	$3,116,310	100%	$3,074,617	100%

Subject to call	$398,997	12.8%	$395,099	12.9%

Fixed maturity securities valued at approximately $109.7 million and $86.6 million were on deposit with various governmental authorities at December 31, 2005 and 2004, respectively, as required by law.

Expected maturities may differ from contractual maturities because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

Equity securities at December 31, 2005 and 2004 consisted of investments in various industry groups at a cost basis of $222.5 million and $128.8 million and fair value of $210.2 million and $135.5 million. There were no significant investments in banks, trust and insurance companies at December 31, 2005 or 2004.

The carrying value of the Company’s investment in equity securities is fair value. As of December 31, 2005, gross unrealized gains and gross unrealized losses on equity securities were $7.7 million and $20.0 million, respectively. Gross unrealized gains and gross unrealized losses on equity securities were $10.2 million and $3.5 million, respectively, as of December 31, 2004.

The change in unrealized gains (losses) on equity securities for the years ended December 31, 2005, 2004 and 2003 was $(19.0) million, $(6.0) million and $0.5 million, respectively.

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Interest and investment income consists of the following:

	Year Ended December 31,
	2005	2004	2003
	(Dollars in thousands)

Cash and cash equivalents	$18,344	$3,262	$2,002
Fixed maturity securities	86,348	58,960	47,335
Equity securities	2,445	474	1,774
Short-term investments	37,859	6,735	7,500
Notes receivable	1,523	1,443	1,734

	$146,519	$70,874	$60,345

During the second quarter of 2005, the Company began lending fixed maturity and equity securities to financial institutions in short-term security lending transactions. The Company’s security lending policy requires that the cash received as collateral be 102% or more of the fair value of the loaned securities. These short-term security lending arrangements increase investment income with minimal risk. At December 31, 2005, the Company had security loans outstanding with a fair value of $138.7 million included in accounts payable and accrued liabilities and the Company held cash in the amount of $143.4 million as collateral for the loaned securities.

Net realized gains amounted to $372.1 million, $37.0 million and $106.4 million for the years ended December 31, 2005, 2004 and 2003, respectively. Included in 2004 were gains related to the Company’s investment in Covansys warrants of $16.2 million. Included in 2003 net realized gains is a $51.7 million realized gain as a result of InterActive Corp’s acquisition of Lending Tree Inc. and the subsequent sale of the Company’s InterActive Corp common stock and a realized gain of $25.0 million on the sale of New Century Financial Corporation common stock.

During the years ended December 31, 2005, 2004 and 2003, gross realized gains on sales of fixed maturity securities considered available for sale were $4.9 million, $8.9 million and $18.5 million, respectively; gross realized losses were $1.4 million, $0.2 million and $2.2 million, respectively. Gross proceeds from the sale of fixed maturity securities considered available for sale amounted to $2,978.9 million, $2,305.8 million and $1,451.7 million during the years ended December 31, 2005, 2004 and 2003, respectively.

During the years ended December 31, 2005, 2004 and 2003, gross realized gains on sales of equity securities considered available for sale were $57.1 million, $65.8 million and $104.1 million, respectively; and gross realized losses were $30.5 million, $52.3 million and $8.1 million, respectively. Gross proceeds from the sale of equity securities amounted to $648.5 million, $723.9 million and $793.4 million during the years ended December 31, 2005, 2004 and 2003, respectively.

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2005 and 2004 were as follows:

2005

	Less than 12 Months		12 Months or Longer		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

U.S. government and agencies	$408,001	$(7,759)	$528,054	$(10,547)	$936,055	$(18,306)
States and political subdivisions	666,472	(7,758)	181,420	(4,283)	847,892	(12,041)
Corporate debt securities	340,239	(7,300)	258,694	(6,131)	598,933	(13,431)
Foreign securities	24,686	(336)	—	—	24,686	(336)
Equity securities	102,016	(19,232)	7,307	(803)	109,323	(20,035)

Total temporarily impaired securities	$1,541,414	$(42,385)	$975,475	$(21,764)	$2,516,889	$(64,149)

2004

	Less than 12 Months		12 Months or Longer		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

U.S. government and agencies	$651,669	$(3,102)	$46,279	$(267)	$697,948	$(3,369)
States and political subdivisions	309,881	(2,678)	41,718	(490)	351,599	(3,168)
Mortgage-backed securities	26,384	(197)	—	—	26,384	(197)
Corporate debt securities	267,984	(2,845)	129,251	(1,936)	397,235	(4,781)
Equity securities	75,442	(2,179)	28,887	(1,332)	104,329	(3,511)

Total temporarily impaired securities	$1,331,360	$(11,001)	$246,135	$(4,025)	$1,577,495	$(15,026)

A substantial portion of the Company’s unrealized losses relate to its holdings of debt securities. Unrealized losses relating to U.S. government, state and political subdivision and fixed maturity corporate holdings were primarily caused by interest rate increases. Since the decline in fair value of these investments is attributable to changes in interest rates and not credit quality, and the Company has the intent and ability to hold these securities, the Company does not consider these investments other-than-temporarily impaired. The unrealized losses relating to equity securities were caused by market changes that the Company considers to be temporary. During 2005 and 2004, the Company incurred impairment charges relating to investments that it determined to be other than temporarily impaired, which resulted in charges of $8.3 million and $8.0 million, respectively.

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

D.	Property and Equipment

Property and equipment consists of the following:

	December 31,
	2005	2004
	(Dollars in thousands)

Land	$11,465	$14,582
Buildings	110,006	110,603
Leasehold improvements	101,325	88,120
Furniture, fixtures and equipment	643,371	544,676

	866,167	757,981
Accumulated depreciation and amortization	(491,015)	(372,979)

	$375,152	$385,002

E.	Goodwill

Goodwill consists of the following:

		Fidelity National		Corporate
	Fidelity National	Information	Specialty	and
	Title Group, Inc.	Services, Inc.	Insurance	Other	Total
	(Dollars in thousands)

Balance, December 31, 2003	$920,278	$966,013	$18,169	$22,018	$1,926,478
Goodwill acquired during the year	39,322	791,744	4,500	36,205	871,771

Balance, December 31, 2004	959,600	1,757,757	22,669	58,223	2,798,249
Goodwill acquired during the year	91,926	29,956	1,173	(47,443)	75,612

Balance, December 31, 2005	$1,051,526	$1,787,713	$23,842	$10,780	$2,873,861

F.	Other Intangible Assets

Other intangible assets consist of the following:

	December 31,
	2005	2004
	(Dollars in thousands)

Customer relationships and contracts	$936,208	$819,974
Other	55,108	56,424

	991,316	876,398
Accumulated amortization	(349,896)	(204,213)

	$641,420	$672,185

Amortization expense for amortizable intangible assets which consist primarily of customer relationships was $145.7 million, $124.1 million and $115.4 million for the years ended December 31, 2005, 2004 and 2003, respectively. Other represents non-amortizable intangible assets such as trademarks and licenses.

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Estimated amortization expense for the next five years is $127.1 million in 2006, $108.5 million in 2007, $90.1 million in 2008, $71.3 million in 2009 and $55.4 million in 2010.

G.	Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following:

	December 31,
	2005	2004
	(Dollars in thousands)

Salaries and incentives	$320,378	$268,483
Accrued benefits	294,239	247,939
Security loans	138,650	—
Trade accounts payable	84,581	80,647
Accrued recording fees and transfer taxes	46,180	49,207
Accrued premium taxes	36,122	29,740
Other accrued liabilities	321,710	270,562

	$1,241,860	$946,578

H.	Notes Payable

Notes payable consist of the following:

	December 31,	December 31,
	2005	2004

FIS Term Loan A Facility, secured, interest payable at LIBOR plus 1.50% (5.86% at December 31, 2005), .25% quarterly principal amortization, due March, 2011	$794,000	$—
FIS Term Loan B Facility, secured, interest payable at LIBOR plus 1.75% (6.11% at December 31, 2005), .25% quarterly principal amortization, due March, 2013	1,760,000	—
FIS Syndicated credit agreement, secured, interest due quarterly at LIBOR plus 1.50%, undrawn, unused portion of $400 million at December 31, 2005	—	—
FNT Syndicated credit agreement, unsecured, at LIBOR plus 0.5%,(4.87% at December 31, 2005, unused portion of $300 million at December 31, 2005)	100,000	—
Syndicated credit agreement, unsecured, interest due quarterly at LIBOR plus 0.625%, undrawn, unused portion of $250 million at December 31, 2005	—	—
Syndicated credit agreement, terminated in 2005	—	400,000
Syndicated credit agreement, paid in full and terminated on March 9, 2005	—	410,000
Unsecured notes, net of discount, interest payable semi-annually at 7.30%, due August 2011	249,437	249,337
Unsecured notes net of discount, interest payable semi-annually at 5.25%, due March 2013	248,651	248,462
Other promissory notes with various interest rates and maturities	64,931	62,757

	$3,217,019	$1,370,556

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The carrying value of the Company’s notes payable was approximately $22.5 million lower than its estimated fair value at December 31, 2005. At December 31, 2004, the carrying value of the Company’s outstanding notes payable was approximately $35.0 million lower than its estimated fair value. The fair value of the Company’s unsecured notes payable is based on established market prices for the securities on December 31, 2005 and 2004. The fair value of the Company’s remaining fixed rate and variable rate notes payable is estimated using discounted cash flow analyses based on current market interest rates and comparison of interest rates being paid to the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

On November 8, 2004, the Company through FIS entered into a new credit agreement providing for a $500.0 million, 5-year revolving credit facility due November 8, 2009. On March 9, 2005, the Company paid down this facility and terminated the agreement.

On October 17, 2005, the Company entered into a new Credit Agreement, dated as of October 17, 2005, with Bank of America, N.A. as Administrative Agent and Swing Line Lender, and the other financial institutions party thereto (the “Credit Agreement”). This Credit Agreement replaced the Company’s prior $700.0 million, 5-year revolving credit facility which was due November 4, 2008.

The Credit Agreement provides for a $250 million unsecured revolving credit facility maturing on the fifth anniversary of the closing date. Amounts under the revolving credit facility may be borrowed, repaid and reborrowed by the borrowers from time to time until the maturity of the revolving credit facility. Voluntary prepayment of the revolving credit facility under the Credit Agreement is permitted at any time without fee upon proper notice and subject to a minimum dollar requirement. Revolving loans under the credit facility bear interest at a variable rate based on either (i) the higher of (a) a rate per annum equal to one-half of one percent in excess of the Federal Reserve’s Federal Funds rate, or (b) Bank of America’s “prime rate” or (ii) a rate per annum equal to the British Bankers Association LIBOR rate plus a margin of between .625%-2.25%, depending on the Company’s then current public debt credit rating from the rating agencies.

The Credit Agreement contains certain affirmative and negative covenants customary for financings of this type, including, among other things, limits on the creation of liens, sales of assets and the incurrence of indebtedness, restrictions on investments and limitations on restricted payments and transactions with affiliates. The Credit Agreement also contains customary financial covenants regarding net worth, fixed charge coverage, total debt to total capitalization and a minimum unencumbered cash balance. The Credit Agreement includes customary events of default for facilities of this type (with customary grace periods, as applicable) and provides that, upon the occurrence of an event of default, the interest rate on all outstanding obligations will be increased and payments of all outstanding loans may be accelerated and/or the lenders’ commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the Credit Agreement shall automatically become immediately due and payable, and the lenders’ commitments will automatically terminate. The Credit Agreement also requires a pledge of subsidiary stock at certain below investment grade credit ratings.

Also on October 17, 2005, Fidelity National Title Group, Inc. (“FNT”), a subsidiary of the Company, which serves as a holding company for its title insurance operations, entered into a Credit Agreement, dated as of October 17, 2005, with Bank of America, N.A. as Administrative Agent and Swing Line Lender, and the other financial institutions party thereto (the “FNT Credit Agreement”).

The FNT Credit Agreement provides for a $400 million unsecured revolving credit facility maturing on the fifth anniversary of the closing date. Amounts under the revolving credit facility may be borrowed, repaid and reborrowed by the borrower thereunder from time to time until the maturity of the revolving credit facility. Voluntary prepayment of the revolving credit facility under the FNT Credit Agreement is permitted at any time without fee upon proper notice and subject to a minimum dollar requirement. Revolving loans under the credit facility bear interest at a variable rate based on either (i) the higher of (a) a rate per annum equal to

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

one-half of one percent in excess of the Federal Reserve’s Federal Funds rate, or (b) Bank of America’s “prime rate” or (ii) a rate per annum equal to the British Bankers Association LIBOR rate plus a margin of between .35%-1.25%, depending on FNT’s then current public debt credit rating from the rating agencies. In addition, the company will pay a 0.15% commitment fee on the entire facility. During the fourth quarter of 2005, FNT borrowed $150 million under its $400 million credit facility at a rate per annum equal to LIBOR + 0.625% in order to repay a $150 million intercompany note issued by one of FNT’s subsidiaries to the Company in August 2005. Prior to December 31, 2005, $50 million of this borrowing was repaid.

The FNT Credit Agreement contains affirmative, negative and financial covenants customary for financings of this type, including, among other things, limits on the creation of liens, sales of assets and the incurrence of indebtedness, restrictions on investments, and limitations on restricted payments and transactions with affiliates and certain amendments. The FNT Credit Agreement requires FNT to maintain investment grade debt ratings, certain financial ratios related to liquidity and statutory surplus and certain levels of capitalization. The FNT Credit Agreement also includes customary events of default for facilities of this type (with customary grace periods, as applicable) and provides that, upon the occurrence of an event of default, the interest rate on all outstanding obligations will be increased and payments of all outstanding loans may be accelerated and/or the lenders’ commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the FNT Credit Agreement shall automatically become immediately due and payable, and the lenders’ commitments will automatically terminate.

On August 20, 2001, the Company completed a public offering of $250.0 million aggregate principal amount of 7.3% notes due August 15, 2011. The notes were priced at 99.597% of par to yield 7.358% annual interest. As such, the Company recorded a discount of $1.0 million, which is netted against the $250.0 million aggregate principal amount of notes. The discount is amortized to interest expense over 10 years, the term of the notes. The Company received net proceeds of $247.0 million, after expenses, which were used to pay down a portion of the $450.0 million, 6-year term loan facility under our prior credit agreement.

On March 11, 2003, the Company issued $250.0 million aggregate principal amount of 5.25% notes, which are unsecured. The notes were priced at 99.247% of par to yield 5.433% annual interest. As such, the Company recorded a discount of $1.9 million, which is netted against the $250.0 million aggregate principal amount of notes. The discount is amortized to interest expense over 10 years, the term of the notes. The Company received net proceeds of approximately $246.2 million, after expenses, which was used to pay a portion of the $1,069.6 million purchase price for FIS. See Note B. Interest is payable semiannually and the notes are due in March 2013.

On March 9, 2005, Fidelity National Information Solutions, Inc. and Fidelity National Tax Service, Inc., (collectively the “borrowers”), both direct subsidiaries of FIS and indirect subsidiaries of the Company, entered into a Credit Agreement, dated as of March 9, 2005, with Bank of America, as Administrative Agent and other financial institutions (the “FIS Credit Agreement”). The Company is not a party nor a guarantor to this agreement.

The FIS Credit Agreement replaced a $500 million Revolving Credit Agreement, dated as of November 8, 2004, among FIS, as borrower, and Wachovia Bank, National Association, as Administrative Agent and Swing Line Lender, Bank of America, as Syndication Agent and the other financial institutions party thereto (the “Wachovia Credit Agreement”), which was repaid and terminated on March 9, 2005, prior to its scheduled expiration date of November 8, 2007. On the date of its termination, approximately $410.2 million was outstanding under the Wachovia Credit Agreement and no early termination penalties were incurred.

The FIS Credit Agreement provides for a $800 million six-year term facility (“Term A Loans”), a $2.0 billion eight-year term facility (“Term B Loans”) and a $400 million revolving credit facility maturing on the sixth anniversary of the closing date. The term facilities were fully drawn on the closing date while the

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

revolving credit facility was undrawn on the closing date. FIS has provided an unconditional guarantee of the full and punctual payment of the borrowers’ obligations under the FIS Credit Agreement and related loan documents.

Fidelity National Information Solutions, Inc. and Fidelity National Tax Services, Inc. each has granted the Administrative Agent a first priority (subject to certain exceptions) security interest in substantially all of its personal property, including shares of stock and other ownership interests.

Amounts under the revolving credit facility may be borrowed, repaid and reborrowed by the borrowers from time to time until the maturity of the revolving credit facility. The term facilities are subject to quarterly amortization of principal in equal installments of 0.25% of the principal amount with the remaining balance payable at maturity. In addition to the scheduled amortization, and with certain exceptions, the term loans are subject to mandatory prepayment from excess cash flow, issuance of additional equity and debt and certain sales of assets. Voluntary prepayments of both the term loans and revolving loans and commitment reductions of the revolving credit facility under the FIS Credit Agreement are permitted at any time without fee upon proper notice and subject to a minimum dollar requirement. Revolving credit borrowings and Term A Loans bear interest at a floating rate, which will be, at the borrowers’ option, either the British Bankers Association LIBOR or a base rate plus, in both cases, an applicable margin, which is subject to adjustment based on the performance of the borrowers. The Term B Loans bear interest at either the British Bankers Association LIBOR plus 1.75% per annum or, at the borrowers’ option, a base rate plus 0.75% per annum.

On April 11, 2005, the Company, through FIS, entered into interest rate swap agreements which effectively fixed the interest rate at approximately 6.1% through April 2008 on $350 million of the Term B Loans and at approximately 5.9% through April 2007 on an additional $350.0 million of the Term B Loans. The Company designated these interest rate swaps as cash flow hedges in accordance with SFAS No. 133. The estimated fair value of the cash flow hedges as of December 31, 2005 aggregated $5.2 million which is included in the accompanying condensed consolidated balance sheet in prepaid expenses and other assets and as a component of accumulated other comprehensive earnings, net of deferred taxes. The amount included in accumulated other comprehensive earnings will be reclassified into interest expense as a yield adjustment as future interest expense is recognized on the Term B Loans. The Company’s existing cash flow hedges are highly effective and there is no current impact on earnings due to hedge ineffectiveness. It is the policy of the Company to execute such instruments with credit-worthy banks and not to enter into derivative financial instruments for speculative purposes.

Principal maturities of notes payable at December 31, 2005, are as follows (dollars in thousands):

2006	$61,095
2007	44,130
2008	38,048
2009	31,269
2010	129,839
Thereafter	2,912,638

$3,217,019

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

I.	Income Taxes

Income tax expense consists of the following:

	Year Ended December 31,
	2005	2004	2003
	(Dollars in thousands)

Current	$492,633	$427,623	$449,172
Deferred	80,758	10,491	90,671

	$573,391	$438,114	$539,843

Total income tax expense for the years ended December 31 was allocated as follows (in thousands):

	2005	2004	2003

Statement of earnings	$573,391	$438,114	$539,843

Other comprehensive income:
Changes in unrealized foreign currency translation gains	(547)	741	(326)
Minimum pension liability adjustment	(1,966)	(6,909)	(6,401)
Unrealized gains on investment securities:
Unrealized holding gains (losses) arising during the year	(12,876)	5,720	37,223
Reclassification adjustment for realized (gains) losses included net earnings	11,103	(17,770)	(45,034)

Total income tax expense (benefit) allocated to other comprehensive income	(4,286)	(18,218)	(14,538)
Additional paid-in capital (exercise of stock options)	(34,844)	(36,085)	(18,914)

Total income taxes	$534,261	$383,811	$506,391

A reconciliation of the federal statutory rate to the Company’s effective tax rate is as follows:

	Year Ended
	December 31,
	2005	2004	2003

Federal statutory rate	35.0%	35.0%	35.0%
Federal benefit of state taxes	(1.6)	(1.2)	(1.2)
Book gain related to FIS	(6.9)	—	—
Deductible dividends paid to the 401(k) plan	(1.5)	—	—
Tax exempt interest income	(1.2)	(0.8)	(0.5)
Tax gain related to distribution of FNTG	5.9	—	—
State income taxes	4.5	3.5	3.4
Non-deductible expenses	1.4	0.5	0.9
Foreign taxes, net of credit	—	—	0.2
Other	—	—	0.2

	35.6%	37.0%	38.0%

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The significant components of deferred tax assets and liabilities at December 31, 2005 and 2004 consist of the following:

	December 31,
	2005	2004
	(Dollars in thousands)

Deferred Tax Assets:
Employee benefit accruals	$80,603	$99,725
Net operating loss carryforward	43,490	54,159
Deferred revenue	87,129	58,563
Pension	20,637	24,850
Accrued liabilities	19,763	16,006
State income taxes	23,121	11,777
Foreign tax credit	11,052	2,152
Other	20,901	3,684
Investment securities	13,736	—

	320,432	270,916
Less: Valuation allowance	(9,548)	(1,896)

Total deferred tax assets	310,884	269,020

Deferred Tax Liabilities:
Amortization of goodwill and intangible assets	(152,014)	(148,596)
Title plant	(60,933)	(59,285)
Other	(61,292)	(55,904)
Deferred Charges	(54,790)	(26,572)
Depreciation	(53,632)	(48,659)
Insurance reserve discounting	(49,138)	(20,522)
Investment securities	—	(7,677)
Lease accounting	(4,623)	—
Bad debts	(5,308)	(4,972)

Total deferred tax liabilities	(441,730)	(372,187)

Net deferred tax liability	$(130,846)	$(103,167)

Management believes that based on its historical pattern of taxable income, the Company will produce sufficient income in the future to realize its deferred tax assets.

At December 31, 2005 and December 31, 2004, the Company has federal net operating loss carryforwards of $91.8 million and $146.1 million, respectively, which expire between 2019 and 2024. The Company also has Canadian net operating loss carryforwards of $20.5 million as of December 31, 2005 which begin to expire in 2006. As of December 31, 2005, the Company has a valuation allowance against $15.5 million of the Canadian net operating losses that the Company’s management believes it is more likely than not it will not realize any benefits. At December 31, 2005 and December 31, 2004, the Company had foreign tax credit carryovers of $11 million and $2.1 million, respectively, which expire between 2010 and 2015. As of December 31, 2005, the Company has a valuation allowance of $2.2 million of foreign tax credits that the Company’s management believes it is more likely than not it will not realize the benefit.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Tax benefits of $34.8 million, $36.1 million and $18.9 million associated with the exercise of employee stock options and the vesting of restricted stock grants were allocated to stockholders’ equity for the years ended December 31, 2005, 2004 and 2003, respectively.

As of January 1, 2005 the Internal Revenue Service has selected the Company to participate in a new pilot program (Compliance Audit Program or CAP) that is a real-time audit for 2005 and future years. The Internal Revenue Service is also currently examining the Company’s tax returns for years 2002, 2003 and 2004. Management believes the ultimate resolution of this examination will not result in a material adverse effect to the Company’s financial position or results of operations and has provided for tax and related interest for any adjustments that are expected to result from the audit.

The Company provides for United States income taxes on earnings of foreign subsidiaries unless they are considered permanently reinvested outside the United States. At December 31, 2005, the cumulative earnings on which United States taxes have not been provided for were $7.7 million. If these earnings were repatriated to the United States, they would generate foreign tax credits that could reduce the federal tax liability associated with the foreign dividend.

J.	Summary of Reserve for Claim Losses

A summary of the reserve for claim losses for title and specialty insurance follows:

	Year Ended December 31,
	2005	2004	2003
	(Dollars in thousands)

Beginning balance	$1,000,474	$945,237	$890,148
Reserves assumed(1)	1,000	38,597	8,622
Claim loss provision related to:
Current year	423,212	313,403	260,326
Prior years	57,344	(1,487)	26,810

Total claim loss provision	480,556	311,916	287,136
Claims paid, net of recoupments related to:
Current year	(79,708)	(44,385)	(27,083)
Prior years	(288,816)	(250,891)	(213,586)

Total claims paid, net of recoupments	(368,524)	(295,276)	(240,669)

Ending balance	$1,113,506	$1,000,474	$945,237

Ending balance of FNT claim loss reserves for title insurance only	$1,063,857	$980,746	$932,439

Provision for claim losses for FNT as a percentage of title insurance premiums only	7.2%	5.5%	5.4%

(1)	The Company assumed the outstanding reserve for claim losses of Service Link, APTIC, and ANFI in connection with their acquisitions in 2005, 2004, and 2003, respectively.

Management continually updates loss reserve estimates as new information becomes known, new loss patterns emerge, or as other contributing factors are considered and incorporated into the analysis of reserve for claim losses. The unfavorable development on the prior years’ loss reserve during 2005 reflects the increase in losses incurred and loss payments during 2005 on previous policy years, resulting in an increase in estimated ultimate losses in previous policy years. The title loss provision in 2004 reflects a higher estimated

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

loss for the 2004 policy year offset in part by a favorable adjustment from previous policy years. The favorable adjustment was attributable to lower than expected payment levels on previous issue years that included periods of increased resale activity as well as a high proportion of refinance business. As a result, title policies issued in previous years have been replaced by the more recently issued policies, therefore generally terminating much of the loss exposure on the previously issued policies. The unfavorable development during 2003 reflects the higher than expected payment levels on previously issued policies.

K.	Commitments and Contingencies

The Company’s title insurance underwriting subsidiaries are, in the ordinary course of business, subject to claims made under, and from time-to-time are named as defendants in legal proceedings relating to, policies of insurance they have issued or other services performed on behalf of insured policyholders and other customers. The Company believes that the reserves reflected in its Consolidated Financial Statements are adequate to pay losses and loss adjustment expenses which may result from such claims and proceedings; however, such estimates may be more or less than the amount ultimately paid when the claims are settled.

In the ordinary course of business, the Company is involved in various pending and threatened litigation matters related to its operations, some of which include claims for punitive or exemplary damages. The Company believes that no actions, other than those listed below, depart from customary litigation incidental to its business. As background to the disclosure below, please note the following:

•	These matters raise difficult and complicated factual and legal issues and are subject to many uncertainties and complexities, including but not limited to the underlying facts of each matter, novel legal issues, variations between jurisdictions in which matters are being litigated, differences in applicable laws and judicial interpretations, the length of time before many of these matters might be resolved by settlement or through litigation and, in some cases, the timing of their resolutions relative to other similar cases brought against other companies, the fact that many of these matters are putative class actions in which a class has not been certified and in which the purported class may not be clearly defined, the fact that many of these matters involve multi-state class actions in which the applicable law for the claims at issue is in dispute and therefore unclear, and the current challenging legal environment faced by large corporations and insurance companies.

•	In these matters, plaintiffs seek a variety of remedies including equitable relief in the form of injunctive and other remedies and monetary relief in the form of compensatory damages. In most cases, the monetary damages sought include punitive or treble damages. Often more specific information beyond the type of relief sought is not available because plaintiffs have not requested more specific relief in their court pleadings. In general, the dollar amount of damages sought is not specified. In those cases where plaintiffs have made a specific statement with regard to monetary damages, they often specify damages just below a jurisdictional limit regardless of the facts of the case. This represents the maximum they can seek without risking removal from state court to federal court. In our experience, monetary demands in plaintiffs’ court pleadings bear little relation to the ultimate loss, if any, we may experience.

•	For the reasons specified above, it is not possible to make meaningful estimates of the amount or range of loss that could result from these matters at this time. The Company reviews these matters on an on-going basis and follows the provisions of SFAS No. 5, “Accounting for Contingencies” when making accrual and disclosure decisions. When assessing reasonably possible and probable outcomes, the Company bases its decision on its assessment of the ultimate outcome following all appeals.

•	In the opinion of the Company’s management, while some of these matters may be material to the Company’s operating results for any particular period if an unfavorable outcome results, none will have a material adverse effect on its overall financial condition.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Several class actions are pending in Ohio, Pennsylvania and Florida alleging improper premiums were charged for title insurance. The cases allege that the named defendant companies failed to provide notice of premium discounts to consumers refinancing their mortgages, and failed to give discounts in refinancing transactions in violation of the filed rates. The actions seek refunds of the premiums charged and punitive damages. Recently the court’s order denying class certification in one of the Ohio actions was reversed and the case was remanded to the trial court for further proceedings. The Company petitioned the Supreme Court of Ohio for review, but the court declined to accept jurisdiction over the matter. The Company intends to vigorously defend the actions.

A class action in California alleges that the Company violated the Real Estate and state law by giving favorable discounts or rates to builders and developers for escrow fees and requiring purchasers to use Chicago Title Insurance Company for escrow services. The action seeks refunds of the premiums charged and additional damages. The Company intends to vigorously defend this action.

A shareholder derivative action was filed in Florida on February 11, 2005 alleging that FNF directors and certain executive officers breached their fiduciary and other duties, and exposed FNF to potential fines, penalties and suits in the future, by permitting so called contingent commissions to obtain business. The Company and the directors and executive officers named as defendants filed motions to dismiss the action on June 3, 2005. The plaintiff abandoned his original complaint and responded to the motions by filing an amended complaint on July 13, 2005, and FNF, along with the directors and executive officers named as defendants, have responded to the amended complaint. Recently, the magistrate judge granted the defendant’s motion to stay discovery. The amended complaint repeats the allegations of the original complaint and adds allegations about “captive reinsurance” programs, which FNF continues to believe were lawful. These “captive reinsurance” programs are the subject of investigations by several state departments of insurance and attorneys general. FNT has agreed to indemnify FNF in connection with this matter under the separation agreement that was entered into in connection with the distribution of FNT common stock and the Company intends to vigorously defend this action.

None of the cases described above includes a statement as to the dollar amount of damages demanded. Instead, each of the cases includes a demand in an amount to be proved at trial. Two of the Ohio cases state that the damages per class member are less than the jurisdictional limit for removal to federal court.

The Company receives inquiries and requests for information from state insurance departments, attorneys general and other regulatory agencies from time to time about various matters relating to its business. Sometimes these take the form of civil investigative subpoenas. The Company attempts to cooperate with all such inquiries. From time to time, the Company is assessed fines for violations of regulations or other matters or enters into settlements with such authorities which require the Company to pay money or take other actions.

In the Fall of 2004, the California Department of Insurance began an investigation into reinsurance practices in the title insurance industry. In February 2005, FNF was issued a subpoena to provide information to the California Department of Insurance as part of its investigation. This investigation paralleled similar inquiries of the National Association of Insurance Commissioners, which began earlier in 2004. The investigations have focused on arrangements in which title insurers would write title insurance generated by realtors, developers and lenders and cede a portion of the premiums to a reinsurance company affiliate of the entity that generated the business.

The Company recently negotiated a settlement with the California Department of Insurance with respect to that department’s inquiry into these arrangements, which the Company refers to as captive reinsurance arrangements. Under the terms of the settlement, the Company will refund approximately $7.7 million to those consumers whose California property was subject to a captive reinsurance arrangement and paid a penalty of $5.6 million. The Company also recently entered into similar settlements with 26 other states, in which the Company agreed to refund a total of approximately $2 million to policyholders. Other state insurance

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

departments and attorneys general and the U.S. Department of Housing and Urban Development (“HUD”) also have made formal or informal inquiries of the Company regarding these matters.

The Company has been cooperating and intends to continue to cooperate with the other ongoing investigations. The Company has discontinued all captive reinsurance arrangements. The total amount of premiums the Company ceded to reinsurers was approximately $10 million over the existence of these agreements. The remaining investigations are continuing and the Company currently is unable to give any assurance regarding their consequences for the industry or for FNT.

Additionally, the Company has received inquiries from regulators about its business involvement with title insurance agencies affiliated with builders, realtors and other traditional sources of title insurance business, some of which the Company participated in forming as joint ventures with its subsidiaries. These inquiries have focused on whether the placement of title insurance with the Company through these affiliated agencies is proper or an improper form of referral payment. Like most other title insurers, the Company participates in these affiliated business arrangements in a number of states. The Company recently entered into a settlement with the Florida Department of Financial Services under which it agreed to refund approximately $3 million in premiums received though these types of agencies in Florida and pay a fine of $1 million. The other pending inquiries are at an early stage and as a result the Company can give no assurance as to their likely outcome.

Since 2004 the Company’s subsidiaries have received civil subpoenas and other inquiries from the New York State Attorney General (the “NYAG”), requesting information about their arrangements with agents and customers and other matters relating to, among other things, rates, rate calculation practices, use of blended rates in multi-state transactions, rebates, entertainment expenses, and referral fees. Title insurance rates in New York are set by regulation and generally title insurers may not charge less than the established rate. Among other things, the NYAG has asked for information about an industry practice (called “blended rates” and “delayed blends”) in which discounts on title insurance on properties outside New York are sometimes given or where a credit is given in subsequent transactions in connection with multi-state commercial transactions in which one or more of the properties is located in New York. The NYAG is also reviewing the possibility that the Company’s Chicago Title subsidiary may have provided incorrect data in connection with rate-setting proceedings in New York and in connection with reaching a settlement of a class action suit over charges for title insurance issued in 1996 through 2002. The New York State Insurance Department has also joined NYAG in the latter’s wide-ranging review of the title insurance industry and the Company. The Company can give no assurance as to the likely outcome of these investigations, including but not limited to whether they may result in fines, monetary settlements, reductions in title insurance rates or other actions, any of which could adversely affect us. The Company is cooperating fully with the NYAG and New York State Insurance Department inquiries into these matters.

Further, U.S. Representative Oxley, the Chairman of the House Financial Services Committee, recently asked the Government Accountability Office (the “GAO”) to investigate the title insurance industry. Representative Oxley stated that the Committee is concerned about payments that certain title insurers have made to developers, lenders and real estate agents for referrals of title insurance business. Representative Oxley asked the GAO to examine, among other things, the foregoing relationships and the levels of pricing and competition in the title insurance industry. The Company is unable to predict the outcome of this inquiry or whether it will adversely affect the Company’s business or results of operations.

Finally, the California Department of Insurance has begun to examine levels of pricing and competition in the title insurance industry in California, with a view to determining whether prices are too high and if so, implementing rate reductions. New York, Colorado, Florida, Nevada, and Texas insurance regulators have also announced similar inquiries (or other reviews of title insurance rates) and other states could follow. At this stage, the Company is unable to predict what the outcome will be of this or any similar review.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company and its subsidiaries, FIS and Fidelity Information Services, Inc. (“FI”), together with certain of its employees, were named on March 6, 2006 as defendants in a civil lawsuit brought by Grace & Digital Information Technology Co., Ltd. (“Grace”), a Chinese company that formerly acted as a sales agent for Alltel Information Services (“AI”), the predecessor to Fidelity Information Services, in China.

Grace originally filed a lawsuit in December 2004 in state court in Monterey County, California, alleging that FIS breached the sales agency agreement between Grace and FI by failing to pay Grace commissions on certain contracts in 2001 and 2003. However, the 2001 contracts were never completed and the 2003 contracts, as to which Grace provided no assistance, were for a different project and were executed one and one-half years after FI terminated the sales agency agreement with Grace. In addition to its breach of contract claim, Grace also alleged that FNF violated the Foreign Corrupt Practices Act (FCPA) in its dealings with a bank customer in China. FNF denied Grace’s allegations in this California lawsuit.

In December 2005, the Monterey County court dismissed the lawsuit on the grounds of inconvenient forum. On March 6, 2006, Grace filed a new lawsuit in the United States District Court for the Middle District of Florida arising from the same transaction, and added an additional allegation to its complaint that FNF violated the Racketeer Influenced and Corrupt Organizations Act (RICO) in its dealings with the same bank customer. FNF and its subsidiaries intend to defend this case vigorously. On March 6, 2006, FNF filed its motion to dismiss this lawsuit and denied Grace’s underlying allegations.

FNF and its counsel have investigated these allegations and, based on the results and extent of the investigations completed to date, FNF does not believe that there have been any violations of the FCPA or RICO, or that the ultimate disposition of these allegations or the lawsuit will have a material adverse impact on FNF’s or any of its subsidiaries’ financial position, results of operations or cash flows. FNF is fully cooperating with the Securities and Exchange Commission and the U.S. Department of Justice in connection with their inquiry into these allegations.

The Company has entered into various employment agreements with officers of the Company. These agreements provide for a specified salary to be paid to the officers and include incentive compensation arrangements. The agreements contain non-compete provisions. The terms of the agreements range from three to five years and normally contain extension provisions.

In conducting its operations, the Company routinely holds customers’ assets in escrow, pending completion of real estate transactions. Certain of these amounts are maintained in segregated bank accounts and have not been included in the accompanying Consolidated Balance Sheets. The Company has a contingent liability relating to proper disposition of these balances for our customers, which amounted to $12.0 billion at December 31, 2005. As a result of holding these customers’ assets in escrow, the Company has ongoing programs for realizing economic benefits during the year through favorable borrowing and vendor arrangements with various banks. There were no investments or loans outstanding as of December 31, 2005 and 2004 related to these arrangements.

The Company leases certain of its premises and equipment under leases which expire at various dates. Several of these agreements include escalation clauses and provide for purchase and renewal options for periods ranging from one to five years.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Future minimum operating lease payments are as follows (dollars in thousands):

2005	$163,181
2006	135,386
2007	98,421
2008	68,192
2009	37,281
Thereafter	35,882

Total future minimum operating lease payments	$538,343

Rent expense incurred under operating leases during the years ended December 31, 2005, 2004 and 2003, was $208.3 million, $197.3 million and $165.9 million, respectively.

On June 29, 2004 the Company entered into an off-balance sheet financing arrangement (commonly referred to as a “synthetic lease”). The owner/lessor in this arrangement acquired land and various real property improvements associated with new construction of an office building in Jacksonville, Florida, that are part of FNF’s corporate campus and headquarters. The lease expires on September 28, 2011, with renewal subject to consent of the lessor and the lenders. The lessor is a third-party limited liability company. The synthetic lease facility provides for amounts up to $75.0 million. As of December 31, 2005, approximately $40.8 million had been drawn on the facility to finance land costs and related fees and expenses. The leases include guarantees by us of up to 85.0% of the outstanding lease balance, and options to purchase the facilities at the outstanding lease balance. The guarantee becomes effective if we decline to purchase the facilities at the end of the lease and also decline to renew the lease. The lessor financed the acquisition of the facilities through funding provided by third-party financial institutions. FNF has no affiliation or relationship with the lessor or any of its employees, directors or affiliates, and transactions with the lessor are limited to the operating lease agreements and the associated rent expense that will be included in other operating expenses in the Consolidated Statements of Earnings after the end of the construction period.

FNF does not believe the lessor is a variable interest entity, as defined in FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities” (“FIN 46”). In addition, FNF has verified that even if the lessor was determined to be a variable interest entity, FNF would not have to consolidate the lessor nor the assets and liabilities associated with the assets leased to FNF. This is because the assets leased do not exceed 50% of the total fair value of the lessor’s assets excluding any assets that should be excluded from such calculation under FIN 46, nor did the lessor finance 95% or more of the leased balance with non-recourse debt, target equity or similar funding.

The Company has entered into a 5-year master services agreement with Covansys under which it is required to purchase a minimum of $150.0 million in services through June 2009.

L.	Regulation and Stockholders’ Equity

The Company’s insurance subsidiaries, including title insurers, underwritten title companies and insurance agencies, are subject to extensive regulation under applicable state laws. Each of the insurance underwriters is subject to a holding company act in its state of domicile which regulates, among other matters, the ability to pay dividends and enter into transactions with affiliates. The laws of most states in which the Company transacts business establish supervisory agencies with broad administrative powers relating to: issuing and revoking licenses to transact business; regulating trade practices; licensing agents; approving policy forms; prescribing accounting principles and financial practices; establishing reserve and capital and surplus as regards policyholders (“capital and surplus”) requirements; defining suitable investments and approving rate schedules.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pursuant to statutory accounting requirements of the various states in which the Company’s title insurers are domiciled, these insurers must defer a portion of premiums earned as an unearned premium reserve for the protection of policyholders and must maintain qualified assets in an amount equal to the statutory requirements. The level of unearned premium reserve required to be maintained at any time is determined by statutory formula based upon either the age, number of policies and dollar amount of policy liabilities underwritten or the age and dollar amount of statutory premiums written. As of December 31, 2005, the combined statutory unearned premium reserve required and reported for FNT’s title insurers was $1,303.8 million.

The Company’s title insurers are regulated by the insurance regulatory authority in their respective state of domicile, as well as that of each state in which it is licensed. The insurance commissioners of their respective states of domicile regulate the Company’s title insurance subsidiaries. Regulatory financial examinations are conducted generally by regulatory authorities at three-year intervals, and certain of these examinations are currently ongoing.

The Company’s insurance subsidiaries are subject to regulations that restrict their ability to pay dividends or make other distributions of cash or property to their immediate parent company without prior approval from the Department of Insurance of their respective states of domicile. As of December 31, 2005, $1,898.5 million of FNT’s net assets are restricted from dividend payments without prior approval from the Departments of Insurance. During 2006, the Company’s title insurers can pay or make distributions to FNT, the Company’s 82.5% owned subsidiary, of approximately $289.9 million, without prior approval.

The combined statutory capital and surplus of the FNT’s title insurers was $852.2 million, and $887.2 million as of December 31, 2005 and 2004, respectively. The combined statutory earnings of the FNT’s title insurance subsidiaries were $400.4 million and $371.0 million for the years ended December 31, 2005 and 2004, respectively.

As a condition to continued authority to underwrite policies in the states in which the Company’s title insurers conduct their business, the insurers are required to pay certain fees and file information regarding their officers, directors and financial condition. In addition, the Company’s escrow and trust business is subject to regulation by various state banking authorities.

Pursuant to statutory requirements of the various states in which the Company’s title insurers are domiciled, such insurers must maintain certain levels of minimum capital and surplus. Each of the Company’s title underwriters has complied with the minimum statutory requirements as of December 31, 2005.

The Company’s underwritten title companies are also subject to certain regulation by insurance regulatory or banking authorities, primarily relating to minimum net worth. Minimum net worth of $7.5 million, $2.5 million, $3.0 million and $0.4 million is required for Fidelity National Title Company, Fidelity National Title Company of California, Chicago Title Company and Ticor Title Company of California, respectively. All of the Company’s underwritten title companies are in compliance with all of their respective minimum net worth requirements at December 31, 2005.

On April 24, 2002, the Company’s Board of Directors approved a three-year stock repurchase program. Purchases were made by the Company from time to time in the open market, in block purchases or in privately negotiated transactions. For the year ended December 31, 2003, the Company repurchased 1,775,400 shares of common stock for $45.4 million, or an average price of $25.60. In the fourth quarter of 2003, the Company retired 989,450 of these shares held as treasury stock, totaling $27.3 million. As a result of the increased cash dividend per share, the Company decided to suspend this stock repurchase program effective July 23, 2003; however, effective December 18, 2003, the stock repurchase program was reinstated. From January 1, 2004 through December 31, 2005, the Company repurchased a total of 430,500 shares of common stock for $16.5 million, or an average price of $38.33. Additionally, on December 13, 2004, the Company entered into an agreement to repurchase 2,530,346 shares of Company common stock from Willis

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stein & Partners (“Willis Stein”) and J.P. Morgan Chase, as escrow agent for the former stockholder of Aurum. The Company acquired Aurum in March 2004. The purchase price per share of $44.35 was a discount to the closing price of the Company’s common stock on December 13, 2004. During 2005, the Company did not purchase any shares of common stock under this plan. On April 6, 2005, the Company acquired 2,250,000 shares at a purchase price of $31.50 per share of Company’s common stock from ALLTEL, Inc. that they had acquired as part of the Company’s purchase of Fidelity Information Services in 2003 and classified these as treasury shares.

On January 27, 2004, the Company’s Board of Directors declared a 10% stock dividend to stockholders of record as of February 12, 2004, payable on February 26, 2004. On April 22, 2003, the Company’s Board of Directors declared a five-for-four (5:4) stock split payable May 23, 2003, to stockholders of record as of May 9, 2003. Fractional shares were paid in cash. All data with respect to earnings per share, dividends per share and share information, including price per share where applicable, in the Consolidated Financial Statements has been retroactively adjusted to reflect the stock split and stock dividends.

During 2005, in addition to its regular $0.25 quarterly dividends, the Company’s Board of Directors declared a cash dividend of $10.00 which was paid on March 28, 2005 to stockholders of record as of March 21, 2005. Also, during 2005, the Company’s Board of Directors declared a dividend to effect the distribution to the Company’s shareholders of a 17.5% interest in FNT, which was distributed on October 17, 2005 to shareholders of record on October 6, 2005.

M.	Employee Benefit Plans

Stock Purchase Plan

In 1987, stockholders approved the adoption of an Employee Stock Purchase Plan (“ESPP”). Under the terms of the ESPP and subsequent amendments, eligible employees may voluntarily purchase, at current market prices, shares of the Company’s common stock through payroll deductions. Pursuant to the ESPP, employees may contribute an amount between 3% and 15% of their base salary and certain commissions. The Company contributes varying amounts as specified in the ESPP. During the years ended December 31, 2005, 2004 and 2003, 1,571,324, 1,413,950 and 1,315,065 shares, respectively, were purchased and allocated to employees, based upon their contributions, at an average price of $38.73, $37.86 and $27.46 per share, respectively. The Company contributed $20.1 million or the equivalent of 526,997 shares for the year ended December 31, 2005 to the ESPP; $16.5 million or the equivalent of 438,264 shares for the year ended December 31, 2004 to the ESPP and $9.2 million or the equivalent of 336,234 shares for the year ended December 31, 2003 to the ESPP in accordance with the employer’s matching contribution. In connection with the Distribution of FNT, FNT established an Employee Stock Purchase Plan (the “FNT ESPP”). Participation in the FNT ESPP began in November 2005. The Company through FNT contributed varying amounts as specified in the FNT ESPP. During the year ended December 31, 2005, 214,746 FNT shares were purchased and allocated to employees, based upon their contributions, at an average price of $22.73 per FNT share and the Company contributed $1.8 million or the equivalent of 77,135 FNT shares, in accordance with the employer’s matching contribution.

401(k) Profit Savings Plan

The Company offers its employees the opportunity to participate in the Fidelity National Financial, Inc. 401(k) Profit Sharing Plan (“401(k) Plan”), a qualified voluntary contributory savings plan, which is available to substantially all Fidelity employees. Eligible employees may contribute up to 40% of their pretax annual compensation, up to the amount allowed pursuant to the Internal Revenue Code. The Company matches 50% of each dollar of employee contribution up to six percent of the employee’s total compensation. The Company’s cost for the 401(k) Plan for the years ended December 31, 2005, 2004 and 2003 was $40.0 million, $33.5 million and $28.0 million, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock Option Plans

The Company’s 1993 Stock Plan (“1993 Plan”) expired in June 2003. Options generally had a term of 10 years from the date of grant and were exercisable subject to the terms and conditions set by the Board of Directors. The per share option price was determined at the date of grant, provided that the price for incentive stock options shall not be less than 100% of their market value or award stock shares. A total of 1,089,401 stock options were outstanding as of December 31, 2005. No further awards may be granted under this plan.

In connection with the 1998 acquisition of FNF Capital, Inc. (formerly known as “Granite”), which was accounted for as a pooling-of-interests, the Company assumed 1,140,855 options outstanding under Granite’s existing stock option plan (“Granite Plan”), of which 24,524 stock options were outstanding as of December 31, 2005. The Granite Plan provides that qualified stock options be granted at an exercise price equal to fair market value on the date of the grant with a term not to exceed 10 years. The Granite Plan provides that non-qualified stock options be granted at an exercise price not less than 85% of the fair market value on the date of grant with a term not to exceed 10 years.

During 1998, stockholders approved the adoption of the 1998 Stock Incentive Plan (“1998 Plan”). The 1998 Plan authorizes up to 9,985,828 shares of common stock for issuance under the terms of the 1998 Plan. As of December 31, 2005, there were 7,759,226 options outstanding under this plan. The 1998 Plan provides for grants of “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options and rights to purchase shares of common stock (“Purchase Rights”). The term of options may not exceed 10 years from the date of grant (five years in the case of a person who owns or is deemed to own more than 10% of the total combined voting power of all classes of stock of the Company), and the right to exercise such options shall vest equally over three years. The option exercise price for each share granted pursuant to an incentive stock option may not be less than 100% of the fair market value of a share of common stock at the time such option is granted (110% of fair market value in the case of an incentive stock option granted to a person who owns more than 10% of the combined voting power of all classes of stock of the Company). There is no minimum purchase price for shares of common stock purchased pursuant to a Purchase Right, and any such purchase price shall be determined by the Board of Directors.

In connection with the merger of Chicago Title, the Company assumed the options outstanding under Chicago Title’s existing stock option plans: the 1998 Long-Term Incentive Plan and the Director’s Stock Option Plan. Pursuant to the terms of the merger, options under these plans, totaling 5,304,456, became fully vested on March 20, 2000. The options granted in accordance with these two plans generally have a term of five to 10 years. As of December 31, 2005, there were 346,266 options outstanding under these plans.

In 2001, stockholders approved the adoption of the 2001 Stock Incentive Plan (“2001 Plan”). The 2001 Plan authorized up to 4,026,275 shares of common stock for issuance under the terms of the 2001 Plan. As of December 31, 2005, there were 658,279 options outstanding under this plan. The 2001 Plan provides for grants of “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986, as amended, nonqualified stock options, rights to purchase shares of common stock and deferred shares. The term of options may not exceed 10 years from the date of grant (five years in the case of an incentive stock option granted to a person who owns or is deemed to own more than 10% of the total combined voting power of all classes of stock of the Company), and are exercisable subject to the terms and conditions set by the Board of Directors. The option exercise price for each share granted pursuant to an incentive stock option may not be less than 100% of the fair market value of a share of common stock at the time such option is granted (110% of fair value in the case of an incentive stock option granted to a person who owns more than 10% of the combined voting power of all classes of stock of the Company). The option exercise price for each share granted pursuant to a nonqualified stock option may be less than the fair value of the common stock at the date of grant to reflect the application of the optionee’s deferred bonus, if applicable. The 2001 Plan allows for exercise prices with a fixed discount from the quoted market price. Options were granted in 2003 at an exercise price of $15.36 to key employees of the Company who applied deferred bonuses expensed in 2002

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

amounting to $4.6 million to the exercise price. Pursuant to the terms of the 2001 Plan, there are no future exercise price decreases to options granted under this Plan in 2003 and beyond. In 2002, options were granted at an exercise price of $11.41 to key employees of the Company who applied deferred bonuses expensed in 2001 amounting to $5.7 million to the exercise price. The exercise price of these options decreases approximately $.35 per year through 2007 and $.22 per year from 2008 through 2013, at which time the exercise price will be $8.33.

In 2003, the Company issued to its non-employee Directors and to certain of its employees, rights to purchase 879,450 shares of restricted common stock (“Restricted Shares”) of the Company, pursuant to the 2001 Plan. A portion of the Restricted Shares vest over a five-year period and a portion of the Restricted Shares vest over a four-year period, of which one-fifth vested immediately on the date of grant. The Company recorded compensation expense of $3.3 million and unearned compensation expense of $23.0 million in connection with the issuance of Restricted Stock in 2003. The Company recorded compensation expense of $5.2 million and $5.4 million in 2005 and 2004, respectively in connection with these shares. The Company used 769,450 shares of its common stock held as treasury shares and 110,000 newly issued common shares for the sale of Restricted Shares to its employees.

In connection with the acquisition of ANFI, the Company assumed 988,389 options outstanding under ANFI’s existing option plans: the American National Financial, Inc. 1999 Stock Option Plan and the American National Financial, Inc. 1998 Stock Incentive Plan. The options granted under these plans generally had a term of 10 years. As of December 31, 2005, there were 448,200 options outstanding under these plans.

In connection with the acquisition of FNIS, the Company assumed 2,585,387 options outstanding under FNIS’ existing option plans: the Fidelity National Information Solutions 2001 Stock Incentive Plan, the Vista Information Solutions, Inc. 1999 Stock Option Plan, the Micro General Corporation 1999 Stock Incentive Plan and the Micro General Corporation 1998 Stock Incentive Plan. The options granted under these plans generally had a term of 10 years. As of December 31, 2005, there were 1,084,458 options outstanding under these plans.

In connection with the acquisition of Sanchez, the Company assumed 1,024,588 options outstanding under Sanchez’ 1995 Stock Incentive Plan. The option granted under this plan generally had a term of 8 years. As of December 31, 2005, there were 550,554 options outstanding under this plan.

In connection with the acquisition of InterCept, the Company assumed 1,708,155 options outstanding under InterCept’s existing option plans — 2002 InterCept Stock Option Plan, 1996 InterCept Stock Option Plan, 1994 InterCept Option Plan and the Boggs InterCept Stock Option Plan. The options granted under these plans were fully vested prior to the acquisition and the majority of them had a remaining term of 90 days which expired on February 7, 2005. As of December 31, 2005, there were 363,030 options outstanding under this plan.

In 2004, stockholders approved the Fidelity National Financial 2004 Omnibus Incentive Plan (the “2004 Plan”). The 2004 Plan authorized up to 12,500,000 shares, plus the number of shares subject to prior plan awards that are outstanding as of the effective date of the 2004 Plan and that are deemed not delivered under the prior plans because of certain conditions. As of December 31, 2005, there were 2,741,506 options outstanding under this plan. The options granted under this plan have a life of 8 years and vest over a three year period. The 2004 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and performance shares, performance units, other stock-based awards and dividend equivalents.

Beginning in 2005, FNT and FIS also both issue stock options and restricted stock through their own plans. The awards outstanding under these plans impact the Company’s diluted earnings per share based on the impact they would have on earnings available to the Company if the options and awards were exercised and diluted the Company’s ownership percentage in the respective subsidiaries. The awards outstanding under these plans were not dilutive to the Company’s earnings for the year ended December 31, 2005.

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Transactions under all stock option plans, including stock options granted by the Company’s Board of Directors which are outside of the Company’s stock option plans, are as follows:

		Weighted Average
	Options	Exercise Price		Exercisable

Balance, December 31, 2002	13,321,496	$11.67		10,332,022
Options assumed in ANFI acquisition	988,389	5.53
Options assumed in FNIS acquisition	2,585,387	17.11
Granted	624,328	17.18
Exercised	(3,459,189)	10.37
Cancelled	(301,983)	11.30

Balance, December 31, 2003	13,758,428	$12.84		11,247,929
Options assumed in Sanchez acquisition	1,024,588	41.69
Options assumed in InterCept acquisition	1,708,155	41.73
Granted	4,381,490	37.04
Exercised	(5,039,608)	14.22
Cancelled	(310,422)	12.78

Balance, December 31, 2004	15,522,631	$23.76		10,538,213
Granted	907,500	34.94
Issued as part of equity restructuring	4,782,719	—	(a)
Exercised	(3,665,000)	14.27
Cancelled	(1,657,557)	41.41

Balance, December 31, 2005	15,890,293	$17.96		11,480,299

(a)	Upon payment of the $10.00 special dividend in the first quarter of 2005 and the FNT distribution in the fourth quarter of 2005, the Company’s outstanding stock options were equitably adjusted to take into account the payment of the $10.00 special dividend and $4.06 adjustment relating to the FNT distribution in respect of each share of the Company’s common stock. The purpose of the adjustment was to keep the intrinsic value of the options after the dividend the same as the intrinsic value of the options before the dividend, which was accomplished by dividing the exercise price of each option, and multiplying the number of shares subject to each option, by a ratio obtained by dividing the market price of a share of common stock before giving effect to the dividend by the market price after giving effect to the dividend.

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes information related to stock options outstanding and exercisable as of December 31, 2005:

December 31, 2005
Options Outstanding
		Weighted		Options Exercisable
		Average	Weighted		Weighted
	Number	Remaining	Average	Number	Average
	of	Contractual	Exercise	of	Exercise
Range of Exercise Prices	Options	Life	Price	Options	Price

$ .02 — 4.79	1,866,848	2.51	$4.16	1,866,848	$4.16
4.80 — 8.21	2,323,045	4.21	6.78	2,323,045	6.78
8.22 — 9.35	135,242	4.32	8.95	135,242	8.95
9.36 — 9.52	1,414,140	5.29	9.52	1,414,140	9.52
9.52 — 11.10	1,504,705	4.01	10.48	1,504,705	10.48
11.11 — 24.83	2,402,532	6.28	16.59	2,128,145	15.89
24.84 — 25.32	2,735,435	6.70	25.32	802,127	25.32
25.33 — 32.60	379,026	4.37	28.80	331,409	29.00
32.61 — 33.03	1,757,750	6.89	33.02	600,484	33.01
33.03 — 171.86	1,371,570	6.67	38.87	374,154	49.10

$ .02 — 171.86	15,890,293	5.34	$17.96	11,480,299	$13.58

During the third quarter of 2003, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), for stock-based employee compensation, effective as of the beginning of 2003. Under the fair value method of accounting, compensation cost is measured based on the fair value of the award at the grant date and recognized over the service period. The Company has elected to use the prospective method of transition, as permitted by Statement of Financial Accounting Standards No. 148, “Accounting for Stock- Based Compensation — Transition and Disclosure” (“SFAS No. 148”). Under this method, stock-based employee compensation cost is recognized from the beginning of 2003 as if the fair value method of accounting had been used to account for all employee awards granted, modified, or settled in years beginning after December 31, 2002. Prior year financial statements were not restated. Net income, as a result of the adoption of SFAS 123, for the year ended December 31, 2005, 2004 and 2003 reflect an expense of $34.1 million, $21.8 million and $6.2 million, respectively, which is included in personnel costs in the reported financial results. In December 2004, the FASB issued Statement 123R “Share Based Payment” (See Note Q).

Pro forma information regarding net earnings and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for all of its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions. The risk free interest rates used in the calculation are the rate that corresponds to the weighted average expected life of an option. The risk free interest rate used for options granted during 2005, 2004 and 2003 was 4.1%, 3.2%, 2.0%, respectively. A volatility factor for the expected market price of the common stock of 27%, 34% and 43% were used for options granted in 2005, 2004 and 2003, respectively. The expected dividend yield used for 2005, 2004 and 2003 was 2.4%, 2.5% and 1.4%, respectively. A weighted average expected life of 4.0 years, 3.8 years and 3.5 years was used for 2005, 2004 and 2003, respectively. The weighted average fair value of each option granted during 2005, 2004 and 2003 was $8.56, $10.71 and $10.57, respectively.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized into expense over the options’ vesting period. The following table illustrates the effect on net income and earnings per share

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

if the Company had applied the fair value recognition provisions of SFAS No. 123 to all outstanding and unvested awards in each period:

	Year Ended December 31,
	2005	2004	2003
	(Dollars in thousands)

Net earnings, as reported	$964,106	$740,962	$861,820
Add: Stock-based compensation expense included in reported net earnings, net of related tax effects	21,147	13,522	5,906
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of related tax effects	(22,291)	(15,227)	(14,484)

Pro forma net earnings	$962,962	$739,257	$853,242

Earnings per share:
Basic — as reported	$5.58	$4.33	$5.81
Basic — pro forma	$5.57	$4.32	$5.75
Diluted — as reported	$5.43	$4.21	$5.63
Diluted — pro forma	$5.41	$4.19	$5.55

Pension Plans

In connection with the Chicago Title merger, the Company assumed Chicago Title’s noncontributory defined benefit pension plan (the “Pension Plan”).

The Pension Plan covered certain Chicago Title employees. The benefits are based on years of service and the employee’s average monthly compensation in the highest 60 consecutive calendar months during the 120 months ending at retirement or termination and effective December 31, 2000, the Pension Plan was frozen and there will be no future credit given for years of service or changes in salary.

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table sets forth the funded status of the Pension Plan as of December 31, 2005, 2004 and 2003:

	2005	2004	2003
	(Dollars in thousands)

Change in Benefit Obligation:
Net benefit obligation at beginning of year	$150,255	$131,984	$111,132
Effects of change in actuarial assumptions	14,437	—	—
Interest cost	8,347	8,650	8,104
Actuarial loss	(2,755)	20,918	20,676
Gross benefits paid	(7,409)	(11,297)	(7,928)

Net benefit obligation at end of year	$162,875	$150,255	$131,984

Change in Pension Plan Assets:
Fair value of plan assets at beginning of year	$87,214	$77,700	$66,232
Actual return on plan assets	8,525	2,811	7,196
Employer contributions	24,306	18,000	12,200
Gross benefits paid	(7,409)	(11,297)	(7,928)

Fair value of plan assets at end of year	$112,636	$87,214	$77,700

Funded status at end of year	$(50,239)	$(63,041)	$(54,284)
Unrecognized net actuarial loss	83,466	80,261	61,588

Net amount recognized at end of year	$33,227	$17,220	$7,304

The accumulated benefit obligation (ABO) is the same as the projected benefit obligation (PBO) due to the pension plan being frozen as of December 31, 2000.

Under Statement of Financial Accounting Standards No. 87, “Employers’ Accounting for Pensions,” (“SFAS No. 87”) the measurement date shall be as of the date of the financial statements, or if used consistently from year to year, as of a date not more than three months prior to that date. The Company’s measurement date is December 31.

The net pension liability included in accounts payable and accrued liabilities as of December 31, 2005 and 2004 is $50.2 million and $63.0 million, respectively. The net pension liability at December 31, 2005 and 2004 includes the additional minimum pension liability adjustment of $3.2 million and $18.7 million, respectively, which was recorded as a net of tax charge of $2.0 million and $11.8 million to accumulated other comprehensive earnings (loss) in 2005 and 2004 in accordance with SFAS No. 87.

The components of net periodic (income) expense included in the results of operations for 2005, 2004 and 2003 are as follows:

	2005	2004	2003
	(Dollars in thousands)

Service cost	$—	$—	$—
Interest cost	8,347	8,650	8,104
Expected return on assets	(8,877)	(7,570)	(7,128)
Amortization of actuarial loss	8,829	7,004	4,193

Total net periodic (income) expense	$8,299	$8,084	$5,169

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pension Assumptions

Weighted-average assumptions used to determine benefit obligations at December 31, are as follows:

	2005		2004

Discount rate	5.50%		5.75%
Rate of compensation increase	N/A	(a)	N/A	(a)

Weighted-average assumptions used to determine net expense for years ended December 31, are as follows:

	2005		2004		2003

Discount rate	5.75%		6.25%		6.75%
Expected return on plan assets	8.5%		8.5%		8.5%
Rate of compensation increase	N/A	(a)	N/A	(a)	N/A	(a)

(a)	Rate of compensation increase is not applicable due to the pension being frozen at December 31, 2000.

The discount rate used was determined by discounting projections of future benefit payments using annual spot rates from the Citigroup Pension Discount Curve. The discounted cash flows were then used to determine the effective discount rate.

Pension Plan Assets

The expected long term rate of return on plan assets was 8.5% in 2005 and 2004, derived using the plan’s asset mix, historical returns by asset category, expectations for future capital market performance, and the fund’s past experience. Both the plan’s investment policy and the expected long-term rate of return assumption are reviewed periodically. The Company’s strategy is to focus on a one to three-year investment horizon, maintaining equity securities at 65% of total assets while maintaining an average duration in debt securities, extending that duration as interest rates rise and maintaining cash funds at appropriate levels relating to the current economic environment.

The Company’s pension plan asset allocation at December 31, 2005 and 2004 and target allocation for 2006 are as follows:

	Target Allocation	Percentage of Plan Assets
Asset Category	2006	2005	2004

Equity securities	65%	72.0%	—
Debt securities	35	18.3	—
Insurance annuities	—	9.1	—
Other (Cash)	1-3%	0.6	100.0	%(a)

Total		100.0%	100.0%

(a)	Investments were all cash at December 31, 2004 as the Company was in the process of transferring the assets from one investment manager to another.

The Company does not hold any investments in its own equity securities within its pension plan assets.

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pension Plan Cash Flows

Plan Contributions

The Company’s funding policy is to contribute annually at least the minimum required contribution under the Employee Retirement Income Security Act (ERISA). Contributions are intended to provide not only for benefits accrued to date, but also for those expected to be earned in the future. In 2005, 2004 and 2003, the Company made contributions of $24.3 million, $18.0 million and $12.2 million, respectively. Due to regulatory requirements, the Company is not required to make a contribution to the pension plan in 2006. The Company has not yet determined if a voluntary contribution to the plan will be made in 2006.

Plan Benefit Payments

A detail of actual and expected benefit payments is as follows (in thousands):

Actual Benefit Payments
2004	$11,297
2005	7,409
Expected Future Payments
2006	$11,241
2007	10,298
2008	14,520
2009	12,058
2010	12,477
2011-2015	68,180

In 2004, the Company also assumed pension plans relating to its acquisition of Kordoba. These plans cover benefits for retirees in Germany and amount to a liability of approximately $23.7 and $18.0 million at December 31, 2005 and 2004, respectively. Net pension expense recorded relating to this plan was $5.9 million and $2.9 million in 2005 and 2004, respectively. In addition, the net pension liability includes an minimum liability adjustment of $4.7 million which is included in accumulated other comprehensive earnings (losses) in 2005. Benefit payments were $0.1 million in 2005. Projected benefit payments relating to this plan are $0.3 million, $0.5 million, $0.6 million, $0.7 million and $0.7 million in 2006, 2007, 2008, 2009 and 2010, respectively and $6.2 million in 2011-2015.

Postretirement Plans

The Company assumed certain health care and life insurance benefits for retired Chicago Title employees in connection with the Chicago Title merger. Beginning on January 1, 2001, these benefits were offered to all employees who meet specific eligibility requirements. The costs of these benefit plans are accrued during the periods the employees render service.

The Company is both self-insured and fully insured for its postretirement health care and life insurance benefit plans, and the plans are not funded. The health care plans provide for insurance benefits after retirement and are generally contributory, with contributions adjusted annually. Postretirement life insurance benefits are contributory, with coverage amounts declining with increases in a retiree’s age.

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The accrued cost of the accumulated postretirement benefit obligation included in the Company’s Consolidated Balance Sheets at December 31, 2005, 2004 and 2003 is as follows:

	2005	2004	2003
	(Dollars in thousands)

Change in Benefit Obligation:
Net benefit obligation at beginning of year	$21,440	$22,684	$22,757
Service cost	161	205	221
Interest cost	1,005	1,281	1,405
Plan participants’ contributions	1,662	1,513	1,646
Plan amendments	(782)	—	—
Actuarial (gain) loss	(1,429)	(348)	537
Gross benefits paid	(3,822)	(3,895)	(3,882)

Net benefit obligation at end of year	$18,235	$21,440	$22,684

Change in Plan Assets:
Fair value of plan assets at beginning of year	$—	$—	$—
Employer contributions	2,160	2,382	2,236
Plan participants’ contributions	1,662	1,513	1,646
Gross benefits paid	(3,822)	(3,895)	(3,882)

Fair value of plan assets at end of year	$—	$—	$—

Funded status at end of year	$(18,235)	$(21,440)	$(22,684)
Unrecognized net actuarial loss	3,105	4,533	5,212
Unrecognized prior service cost	(856)	(1,610)	(4,315)

Net accrued cost of accumulated postretirement benefit obligation included in accounts payable and accrued liabilities	$(15,986)	$(18,517)	$(21,787)

In December 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 (“the Act”) became law in the United States. The Act introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care plans that provide a benefit that is at least actuarially equivalent to the Medicare benefit. The Company has elected to recognize the effects of the Act in measures of the benefit obligation and cost effective January 1, 2006.

Once the final regulations were published in January 2005, the Company determined that it would not be eligible for the Part D subsidy. Consequently, beginning with the December 31, 2005 obligation, the impact of this Act is no longer being recognized. The benefits provided by the plan to its existing retirees were adjusted in order to encourage the retirees eligible for Part D benefits to enroll for the prescription drug benefits that are now provided by the federal government.

Under Statement of Financial Accounting Standards No. 106, “Accounting for Postretirement Benefits Other Than Pensions,” the measurement date shall be as of the date of the financial statements, or if used consistently from year to year, as of a date not more than three months prior to that date. The Company’s measurement date is December 31.

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company’s postretirement health care and life insurance costs included in the results of operations for 2005, 2004 and 2003 are as follows:

	2005	2004	2003
	(Dollars in thousands)

Service cost	$161	$205	$221
Interest cost	1,005	1,281	1,405
Amortization of prior service cost	(1,535)	(2,704)	(2,704)
Amortization of actuarial loss	—	330	274

Total net periodic income	$(369)	$(888)	$(804)

Postretirement Benefit Assumptions

Weighted-average assumptions used to determine benefit obligations at December 31 are as follows:

	2005	2004

Discount rate	5.50%	5.75%
Health care cost trend rate assumed for next year	11%	9%
Rate that the cost trend rate gradually declines to	5%	5%
Year that the rate reaches the rate it is assumed to remain at	2012	2009

Weighted-average assumptions used to determine net expense for years ended December 31, are as follows:

	2005	2004	2003

Discount rate	5.75%	6.25%	6.75%
Health care cost trend rate assumed for next year	9%	10%	11%
Rate that the cost trend rate gradually declines to	5%	5%	5%
Year that the rate reaches the rate it is assumed to remain at	2009	2009	2009

The discount rate used was determined by discounting projections of future benefit payments using annual spot rates derived from a yield curve created from yields on a large number of U.S. Aa rated bonds. The discounted cash flows were then used to determine the effective discount rate.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	One-Percentage-Point	One-Percentage-Point
	Increase	Decrease
	(Dollars in thousands)

Effect on total of service and interest cost	$57	$(52)
Effect on postretirement benefit obligation	$905	$(822)

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Postretirement Cash Flows

A detail of actual and expected benefit payments is as follows (in thousands):

Benefit Payments
2004	$2,382
2005	2,160
Expected Future Payments
2006	$1,665
2007	1,842
2008	2,024
2009	2,111
2010	2,157
2011-2015	9,326

N.	Supplementary Cash Flow Information

The following supplemental cash flow information is provided with respect to interest and tax payments, as well as certain non-cash investing and financing activities.

	Year Ended December 31,
	2005	2004	2003
	(Dollars in thousands)

Cash paid during the year:
Interest	$163,604	$47,108	$39,477
Income taxes	364,400	394,900	436,900
Non-cash investing and financing activities:
Fair value of shares issued in connection with acquisitions	—	237,480	834,714
Capital transactions of investees and less than 100% owned subsidiaries	—	—	5,704
Issuance of restricted stock	—	192	26,292
Liabilities assumed in connection with acquisitions:
Fair value of assets acquired	$211,664	$1,610,754	$2,214,273
Less: Total purchase price	191,158	1,302,317	1,935,448

Liabilities assumed	$20,506	$308,437	$278,825

O.	Financial Instruments with Off-Balance Sheet Risk and Concentration of Risk

In the normal course of business the Company and certain of its subsidiaries enter into off-balance sheet credit arrangements associated with certain aspects of its title insurance business and other activities.

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company generates a significant amount of title insurance premiums in California, Florida, Texas, and New York. Title insurance premiums as a percentage of the total title insurance premiums written from those four states are detailed as follows:

	2005	2004	2003

California	20.9%	22.3%	25.0%
Florida	14.1%	10.4%	6.8%
Texas	9.6%	10.9%	11.1%
New York	8.1%	8.6%	8.3%

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term investments, and trade receivables.

The Company places its cash equivalents and short-term investments with high credit quality financial institutions and, by policy, limits the amount of credit exposure with any one financial institution. Investments in commercial paper of industrial firms and financial institutions are rated investment grade by nationally recognized rating agencies.

Concentrations of credit risk with respect to trade receivables are limited because a large number of geographically diverse customers make up the Company’s customer base, thus spreading the trade receivables credit risk. The Company controls credit risk through monitoring procedures.

P.	Segment Information

During the fourth quarter of 2005, the Company restructured its business segments to more accurately reflect a change in the Company’s current operating structure. Accordingly previously reported segment information has been restated to be consistent with the current presentation.

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Summarized financial information concerning the Company’s reportable segments is shown in the following table.

As of and for the year ended December 31, 2005 (dollars in thousands):

		Fidelity National
	Fidelity National	Information	Specialty	Corporate
	Title Group, Inc.	Services, Inc.	Insurance	and Other	Eliminations	Total

Title premiums	$4,948,966	$80,835	$—	$(3,922)	$(80,835)	$4,945,044
Other revenues	1,162,344	2,685,250	428,939	(15,171)	(105,029)	4,156,333
Intersegment revenue	—	(185,864)	—	—	185,864	—

Revenues from external customers	$6,111,310	$2,580,221	$428,939	$(19,093)	$—	$9,101,377
Gain on issuance of subsidiary stock	—	—	—	318,209	—	318,209
Interest and investment income, including realized gains and (losses)	204,551	10,160	9,064	25,577	—	249,352

Total revenues	$6,315,861	$2,590,381	$438,003	$324,693	$—	$9,668,938

Depreciation and amortization	102,105	299,637	4,279	238	—	406,259
Interest expense	16,663	126,778	377	28,509	—	172,327
Earnings (loss) before income tax and minority interest	868,304	320,063	133,521	286,052	—	1,607,940
Income tax expense	327,351	119,063	50,204	76,773	—	573,391
Minority interest	1,972	4,450	—	64,021	—	70,443
Net earnings (loss)	$538,981	$196,550	$83,317	$145,258	—	964,106
Assets	5,900,533	4,189,021	428,203	586,860		11,104,617
Goodwill	1,051,526	1,787,713	23,842	10,780	—	2,873,861

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of and for the year ended December 31, 2004 (dollars in thousands):

		Fidelity National
	Fidelity National	Information	Specialty	Corporate
	Title Group, Inc.	Services, Inc.	Insurance	and Other	Eliminations	Total

Title premiums	$4,718,217	$94,296	$—	$21,111	$(94,296)	$4,739,328
Other revenues	1,039,835	2,237,231	239,256	(14,296)	(101,855)	3,400,171
Intersegment revenue	—	(196,151)	—	—	196,151	—

Revenues from external customers	$5,758,052	$2,135,376	$239,256	$6,815	$—	$8,139,499
Interest and investment income, including realized gains and (losses)	131,361	14,106	3,564	7,472	—	156,503

Total revenues	$5,889,413	$2,149,482	$242,820	$14,287	$—	$8,296,002

Depreciation and amortization	95,718	238,400	3,259	1,057	—	338,434
Interest expense	3,885	4,496	4	38,829	—	47,214
Earnings (loss) before income tax and minority interest	882,927	309,439	31,552	(39,827)	—	1,184,091
Income tax expense	323,598	116,350	11,674	(13,508)	—	438,114
Minority interest	1,165	3,673	—	177	—	5,015
Net earnings (loss)	$558,164	$189,416	$19,878	$(26,496)	—	740,962
Assets	5,074,091	4,002,856	201,140	(7,552)	—	9,270,535
Goodwill	959,600	1,757,757	22,669	58,223	—	2,798,249

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of and for the year ended December 31, 2003 (dollars in thousands):

		Fidelity National
	Fidelity National	Information	Specialty	Corporate
	Title Group, Inc.	Services, Inc.	Insurance	and Other	Eliminations	Total

Title premiums	$4,700,750	$224,700	$—	$37,501	$(224,700)	$4,738,251
Other revenues	1,111,418	1,606,224	135,231	11,065	(53,704)	2,810,234
Intersegment revenue	—	(278,404)	—	—	278,404	—

Revenues from external customers	$5,812,168	$1,552,520	$135,231	$48,566	$—	$7,548,485
Interest and investment income, including realized gains and (losses)	158,547	(2,174)	2,192	8,165	—	166,730

Total revenues	$5,970,715	$1,550,346	$137,423	$56,731	$—	$7,715,215

Depreciation and amortization	79,077	143,958	3,186	1,716	—	227,937
Interest expense	4,582	1,569	—	36,952	—	43,103
Earnings (loss) before income tax and minority interest	1,091,920	355,515	15,232	(42,028)	—	1,420,639
Income tax expense	407,736	137,940	5,788	(11,621)	—	539,843
Minority interest	859	14,518	—	3,599	—	18,976
Net earnings (loss)	$683,325	$203,057	$9,444	$(34,006)	—	861,820
Assets	4,782,664	2,327,085	135,478	17,948		7,263,175
Goodwill	920,278	966,013	18,169	22,018	—	1,926,478

The activities of the reportable segments include the following:

Fidelity National Title Group, Inc.

This segment consists of the operation of FNF’s majority owned subsidiary, FNT. FNT’s title insurance underwriters — Fidelity National Title, Chicago Title, Ticor Title, Security Union Title and Alamo Title — together issued approximately 30.5% of all title insurance policies issued nationally during 2004. FNT provides core title insurance and escrow and other title related services including collection and trust activities, trustee’s sales guarantees, recordings and reconveyances. Included in this segment for the year ended December 31, 2003 are $26.3 million in pre-tax expenses relating to the migration of data center operations from FNIS to FIS and $11.3 million related to the relocation of the Company’s corporate headquarters to Jacksonville, Florida pursuant to SFAS No. 146, and $2.0 million in asset impairment charges pursuant to SFAS No. 144. See Notes A and B. In addition, the title insurance segment for 2003 includes a realized gain of $51.7 million as a result of InterActive Corp’s acquisition of Lending Tree Inc. and the subsequent sale of the Company’s InterActive Corp common stock and a realized gain of $21.8 million on the sale of New Century Financial Corporation common stock.

Fidelity National Information Services, Inc.

This segment consists of the operation of FNF’s majority owned subsidiary, FIS, which provides transaction processing services, consisting principally of technology solutions for banks and other financial institutions, credit and debit card services and check risk management and related services for retailers and others. FIS also provides lender processing services, consisting principally of technology solutions for

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

mortgage lenders, selected mortgage origination services such as title agency and closing services, default management and mortgage information services. FIS’s credit and debit card services and check risk management services were added through our merger with Certegy, which closed on February 1, 2006 (See Note R). As a result of that merger, these businesses are not included in the historical financial information in this report. Included in this segment for the year ended December 31, 2005, 2004 and 2003 is $9.3 million, $6.3 million and $5.9 million, respectively of pre-tax expenses relating to asset impairment charges pursuant to SFAS No. 144.

Specialty Insurance

This segment, consisting of various non-title insurance subsidiaries, issues flood, home warranty and homeowners insurance policies.

Corporate and Other

The corporate and other segment consists of the operations of the FNF parent holding company and certain other unallocated corporate overhead expenses. Included in the corporate and other segment for the year ended December 31, 2003 is $1.6 million in pre-tax expenses relating to the relocation of the Company’s Corporate headquarters to Jacksonville, Florida, pursuant to SFAS No. 146.

Q.	Recent Accounting Pronouncements

In December 2004, the FASB issued FASB Statement No. 123R (“SFAS No. 123R”), “Share-Based Payment”, which requires that compensation cost relating to share-based payments be recognized in the Company’s financial statements. The Company is implementing this standard effective January 1, 2006. During 2003, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), for stock-based employee compensation, effective as of the beginning of 2003. The Company elected to use the prospective method of transition, as permitted by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (“SFAS No. 148”). Under this method, stock-based employee compensation cost is recognized from the beginning of 2003 as if the fair value method of accounting had been used to account for all employee awards granted, modified, or settled in years beginning after December 31, 2002. SFAS No. 123R does not allow for the prospective method, but requires the recording of expense relating to the vesting of all unvested options beginning January 1, 2006. Since the Company adopted SFAS No. 123 in 2003, the impact of recording additional expense in 2006 under SFAS No. 123R relating to options granted prior to January 1, 2003 is insignificant.

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

R.	Subsequent Events

Merger with Certegy Inc.

Certegy Inc.

On February 1, 2006, the Company through FIS completed a merger with Certegy, previously headquartered in St. Petersburg, Florida. Certegy is a leading provider of credit, debit, check risk management and cash access services to over 6,500 financial institutions and 100,000 retailers. Certegy maintains a global presence with operations in the United States, the United Kingdom, Ireland, France, Chile, Brazil, Australia, New Zealand, Thailand, Canada and the Caribbean. Under the terms of the merger agreement, FIS and Certegy were combined in a tax-free, stock-for-stock merger under which each share of FIS common stock was exchanged for 0.6396 shares of Certegy common stock. After the issuance of Certegy stock to FIS shareholders, former Certegy shareholders owned approximately 32.6% and FIS shareholders owned approximately 67.4% of the combined entity, with FNF directly owning approximately 50.7%. Additionally, Certegy paid a $3.75 per share special cash dividend to its shareholders prior to the closing of the merger. At closing of the merger, Certegy changed its name to Fidelity National Information Services, Inc. and trades on the NYSE under the ticker symbol FIS.

Acquisition of Equity Interest in Sedgwick

On January 31, 2006, the Company, along with our equity partners, THL and Evercore Capital Partners, completed an acquisition of Sedgwick CMS, a leading provider of outsourced insurance claims management services to large corporate and public sector entities headquartered in Memphis, Tennessee. Subsequent to the closing, we now hold a 40% interest in Sedgwick.

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	June 30,	December 31,
	2006	2005
	(Unaudited)

ASSETS
Investments:
Fixed maturities available for sale, at fair value, at June 30, 2006 includes $297,850 and $206,281 of pledged fixed maturities related to secured trust deposits and the securities lending program, respectively and at December 31, 2005 includes $305,717 and $135,249 of pledged fixed maturity securities related to secured trust deposits and the securities lending program, respectively	$2,975,580	$3,074,617
Equity securities, at fair value at June 30, 2006 includes $30,885 and at December 31, 2005 includes $3,401 of pledged equities related to the securities lending program	195,866	210,168
Other long-term investments	332,881	162,910
Short-term investments at June 30, 2006 includes $398,740 and at December 31, 2005 includes $350,256 of pledged short-term investments related to secured trust deposits	806,846	1,116,494

Total investments	4,311,173	4,564,189
Cash and cash equivalents, at June 30, 2006 includes $322,107 and $243,949 of pledged cash related to secured trust deposits and the securities lending program, respectively, and at December 31, 2005 includes $234,709 and $143,412 of pledged cash related to secured trust deposits and the securities lending program, respectively	806,306	513,394
Trade and notes receivables, net of allowance of $33,297 at June 30, 2006 and $34,037 at December 31, 2005	755,565	637,808
Goodwill	4,732,792	2,873,861
Prepaid expenses and other assets	1,012,903	655,651
Capitalized software	711,272	530,341
Other intangible assets	1,223,257	641,420
Title plants	320,048	312,801
Property and equipment, net	531,063	375,152

	$14,404,379	$11,104,617

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Accounts payable and accrued liabilities, at June 30, 2006 and December 31, 2005 includes $243,949 and $143,412, respectively, of security loans related to the securities lending program	$1,568,319	$1,241,860
Deferred revenue	523,795	494,888
Notes payable	3,519,942	3,217,019
Reserve for claim losses	1,186,360	1,113,506
Secured trust deposits	1,001,727	882,602
Deferred tax liabilities	355,806	130,846
Income taxes payable	—	107,817

	8,155,949	7,188,538
Minority interests and preferred stock of subsidiary	1,891,509	636,304
Stockholders’ equity:
Preferred stock, $.0001 par value; authorized, 3,000,000 shares; issued and outstanding, none	—	—
Common stock, $.0001 par value; authorized, 250,000,000 shares; issued, 184,273,952 as of June 30, 2006 and 182,024,039 as of December 31, 2005	18	18
Additional paid-in capital	4,460,042	3,530,969
Retained earnings	256,966	103,665

	4,717,026	3,634,652
Accumulated other comprehensive loss	(95,618)	(78,867)
Unearned compensation	—	(11,523)
Treasury stock, 8,016,507 shares as of June 30, 2006 and December 31, 2005, at cost	(264,487)	(264,487)

	4,356,921	3,279,775

	$14,404,379	$11,104,617

See Notes to Condensed Consolidated Financial Statements

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Six Months Ended
	June 30,
	2006	2005
	(Unaudited)

REVENUE:
Direct title insurance premiums	$994,372	$1,060,855
Agency title insurance premiums	1,296,584	1,260,946
Escrow and other title related fees	540,724	540,966
Transaction processing	1,819,266	1,265,721
Specialty insurance	204,451	152,828
Interest and investment income	91,754	54,439
Realized gains and losses, net	25,316	25,582
Gain on sale of minority interest in FIS	—	318,209
Other income	26,801	23,708

Total revenue	4,999,268	4,703,254
EXPENSES:
Personnel costs	1,769,772	1,555,192
Other operating expenses	1,095,405	840,249
Agent commissions	998,789	967,671
Depreciation and amortization	262,600	202,559
Provision for claim losses	238,567	197,966
Interest expense	117,605	71,535

Total expenses	4,482,738	3,835,172

Earnings before income taxes and minority interest	516,530	868,082
Income tax expense	192,149	210,388

Earnings before minority interest	324,381	657,694
Minority interest	85,389	23,155

Net earnings	$238,992	$634,539

Basic earnings per share	$1.37	$3.67

Weighted average shares outstanding, basic	174,647	172,773

Diluted earnings per share	$1.32	$3.58

Weighted average shares outstanding, diluted	179,788	177,109

Cash dividends paid per share	$0.50	$10.50

See Notes to Condensed Consolidated Financial Statements

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS
(In thousands)

	Six Months Ended
	June 30,
	2006	2005
	(Unaudited)

Net earnings	$238,992	$634,539
Other comprehensive earnings (loss):
Unrealized gain (loss) on investments and other financial instruments, net(1)	(11,947)	(9,294)
Unrealized loss on foreign currency translation(2)	6,529	(13,251)
Reclassification adjustments for gains included in net earnings(3)	(12,808)	(9,498)
Reclassification adjustments relating to minority interests	1,475	—

Other comprehensive loss	(16,751)	(32,043)

Comprehensive earnings	$222,241	$602,496

(1)	Net of income tax (benefit) expense of $5.2 million and $(5.7) million for the six months ended June 30, 2006 and 2005, respectively.

(2)	Net of income tax (benefit) expense $0.3 million and of $(0.7) million for the six months ended June 30, 2006 and 2005, respectively.

(3)	Net of income tax expense of $5.4 million and $5.8 million for the six months ended June 30, 2006 and 2005, respectively.

See Notes to Condensed Consolidated Financial Statements

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(In thousands)
(Unaudited)

					Accumulated
			Additional		Other
	Common Stock		Paid-in	Retained	Comprehensive	Unearned	Treasury Stock
	Shares	Amount	Capital	Earnings	Income (Loss)	Compensation	Shares	Amount

Balance, December 31, 2005	182,024	$18	$3,530,969	$103,665	$(78,867)	$(11,523)	8,016	$(264,487)
Adoption of SFAS 123R	—	—	(11,523)	—	—	11,523	—	—
Exercise of stock options	2,250	—	27,245	—	—	—	—	—
Tax benefit associated with the exercise of stock options	—	—	22,495	—	—	—	—	—
Merger with Certegy Inc.	—	—	862,296	—	—	—	—	—
Other comprehensive income (loss) — unrealized gain on investments and other financial instruments	—	—	—	—	(24,755)	—	—	—
Other comprehensive income (loss) — unrealized gain on foreign currency	—	—	—	—	6,529	—	—	—
Other comprehensive income (loss) — reclassification to minority interest					1,475
Stock based compensation	—	—	11,130	—	—	—	—	—
Cash dividends ($.25 per share)	—	—	—	(85,691)	—	—	—	—
Issuance of subsidiary stock, net of minority interests	—	—	22,648		—	—	—	—
Capital Contribution to FIS	—	—	(5,218)		—	—	—	—
Net earnings	—	—	—	238,992	—	—	—	—

Balance, June 30, 2006	184,274	$18	$4,460,042	$256,966	$(95,618)	$—	8,016	$(264,487)

See Notes to Condensed Consolidated Financial Statements

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended
	June 30,
	2006	2005
	(Unaudited)

Cash flows from operating activities:
Net earnings	$238,992	$634,539
Reconciliation of net earnings to net cash provided by operating activities:
Depreciation and amortization	262,600	202,559
Net increase in reserve for claim losses	72,854	13,695
Gain on sale of minority interest in FIS stock	—	(318,209)
Gain on sales of assets	(25,316)	(25,582)
Stock-based compensation cost	45,647	17,145
Minority interest	85,389	23,155
Change in assets and liabilities, net of effects from acquisitions:
Net (increase) decrease in secured trust deposits	(8,890)	2,190
Net decrease (increase) in trade receivables	16,348	(57,738)
Net increase in prepaid expenses and other assets	(101,082)	(45,950)
Net decrease in accounts payable, accrued liabilities	(97,506)	(27,918)
Net (decrease) increase in income taxes	(156,230)	128,778

Net cash provided by operating activities	332,806	546,664

Cash flows from investing activities:
Proceeds from sales of investment securities available for sale	1,286,814	1,588,011
Proceeds from maturities of investment securities available for sale	162,013	157,621
Proceeds from sale of assets	2,789	11,186
Net proceeds from sale of equity interest in subsidiary	—	454,337
Cash received as collateral on loaned securities, net	2,019	5,170
Collections of notes receivable	3,845	3,378
Additions to title plants	(7,474)	(5,975)
Additions to property and equipment	(88,596)	(52,245)
Additions to capitalized software	(97,691)	(72,108)
Purchases of investment securities available for sale	(1,340,478)	(2,184,532)
Net proceeds (purchases) of short-term investment securities	309,640	(155,108)
Issuance of notes receivable	(4,263)	(5,414)
Acquisitions of businesses, net of cash acquired	(113,320)	(9,724)

Net cash provided by (used in) investing activities	115,298	(265,403)

See Notes to Condensed Consolidated Financial Statements

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(In thousands)

	Six Months Ended
	June 30,
	2006	2005
	(Unaudited)

Cash flows from financing activities:
Borrowings	$317,264	$2,820,011
Debt issuance costs	—	(34,155)
Debt service payments	(476,593)	(994,080)
Dividends paid	(85,691)	(1,853,780)
Subsidiary dividends paid to minority interest shareholders	(27,454)	—
Stock options exercised	27,245	34,128
Tax benefit associated with the exercise of stock options	22,495	26,339
Exercise of subsidiary stock options	45,245	—
Purchases of treasury stock	—	(70,874)
Subsidiary purchases of treasury stock	(65,101)	—

Net cash used by financing activities	(242,590)	(72,411)

Net increase in cash and cash equivalents, excluding pledged cash related to secured trust deposits	205,514	208,850
Cash and cash equivalents, excluding pledged cash related to secured trust deposits at beginning of period	278,685	136,022

Cash and cash equivalents, excluding pledged cash related to secured trust deposits at end of period	$484,199	$344,872

Supplemental cash flow information:
Income taxes paid	$220,600	$64,499

Interest paid	$118,902	$59,400

Noncash investing and financing activities:
Fair value of shares issued in connection with acquisitions	$—	$1,625

Capital transactions of FIS	$862,296	$—

See Notes to Condensed Consolidated Financial Statements

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note A — Basis of Financial Statements

The unaudited financial information included in this prospectus includes the accounts of Fidelity National Financial, Inc. and its subsidiaries (collectively, the “Company” or “FNF”) prepared in accordance with generally accepted accounting principles and the instructions to Form 10-Q and Article 10 of Regulation S-X. All adjustments considered necessary for a fair presentation have been included. This information should be read in conjunction with the Company’s annual financial information included herein for the year ended December 31, 2005.

The Company made a reclassification adjustment to the Consolidated Statements of Income, included herein, with regard to the presentation of interest and investment income and other operating expenses. This adjustment was necessary to properly reflect certain credits earned as a reduction of other operating expenses as opposed to an increase in investment income. The adjustment resulted in a reduction of interest and investment income of $10.3 million and $3.3 million for the six month periods ended June 30, 2006 and 2005, respectively, and a corresponding reduction of other operating expenses. This adjustment had no effect on net income.

Certain other reclassifications have been made in the 2006 Condensed Consolidated Financial Statements to conform to current period classification.

Recent Accounting Pronouncements

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 requires an evaluation to determine the likelihood that an uncertain tax position will be sustained upon examination, including resolution of any related appeals or litigation processes. If it is determined that it is more likely than not that an uncertain tax position will be sustained upon examination, the next step is to determine the amount to be recognized. FIN 48 prescribes recognition of the largest amount of tax benefit that is greater than 50 percent likely of being recognized upon ultimate settlement of an uncertain tax position. Such amounts are to be recognized as of the first financial reporting period during which the more-likely-than-not recognition threshold is met. Similarly, an amount that has previously been recognized will be derecognized as of the first financial reporting period during which the more-likely-than-not recognition threshold is not met. FIN 48 is effective for fiscal years beginning after December 15, 2006. Management does not believe that FIN 48 will have a material impact on the Company’s statements of financial position or operations.

Recent Developments

As previously announced, the Company’s Board of Directors approved pursuing a plan that eliminates the Company’s holding company structure, results in the sale of certain of FNF’s assets and liabilities to Fidelity National Title Group, Inc. (“FNT”) in exchange for shares of FNT stock, distributes FNF’s ownership stake in FNT to FNF shareholders (collectively, the “Proposed Transactions”) and subsequently merges FNF with and into Fidelity National Information Services, Inc. (“FIS”). On June 25, 2006, FNF entered into a Securities Exchange and Distribution Agreement (the “SEDA”) with FNT, providing for the completion of the Proposed Transactions. Also on June 25, 2006, FNF entered into an Agreement and Plan of Merger with FIS, providing for the merger of FNF with and into FIS and the distribution to FNF stockholders of FIS stock in exchange for their FNF shares. Pursuant to the SEDA and after the Proposed Transactions are complete, FNT, which will consist primarily of FNF’s current specialty insurance and Sedgwick CMS business lines in addition to FNT’s current title insurance business, will be renamed Fidelity National Financial, Inc. (“New FNF”) and will trade under the symbol FNF. FNF’s current chairman of the board and chief executive officer, William P. Foley, II, will assume the same positions in New FNF and the position of executive chairman of the board of FIS. Other key members of FNF’s senior management will also continue their involvement in both New FNF and FIS in

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

executive capacities. On July 18, 2006, FNT filed a Schedule 14C Preliminary Information Statement and FIS filed a Form S-4 proxy and registration statement with the Securities and Exchange Commission (“SEC”) and on July 26, 2006, FNT filed a Form S-1 registration statement with the SEC. Completion of the transaction is subject to a number of conditions, including but not limited to: approval of the shareholders of each of FNF, FNT and FIS; the receipt of a private letter ruling from the Internal Revenue Service and an opinion of FNF’s special tax advisors that the Proposed Transactions and the merger between FNF and FIS will be tax-free to FNF and its stockholders; the receipt of all necessary regulatory approvals for the transfer of FNF’s specialty insurance operations to FNT and for the spin-off of FNT to the shareholders of FNF; the receipt of necessary approvals under credit agreements of FNF, FNT and FIS and any other material agreements; and other conditions set forth in the definitive agreements for the transactions. The Company expects the Proposed Transactions to close in the fourth quarter of 2006.

Note B — Acquisitions

The results of operations and financial position of the entities acquired during any year are included in the Consolidated Financial Statements from and after the date of acquisition. The Company employs an outside third party valuation firm to value the identifiable intangible and tangible assets and liabilities of each of its acquisitions. Based on this valuation any differences between the fair value of the identifiable assets and liabilities and the purchase price paid is recorded as goodwill.

Certegy Inc.

On September 14, 2005, the Company through Fidelity National Information Services, Inc. (“Former FIS”) entered into a definitive merger agreement with Certegy Inc. (“Certegy”) under which FIS and Certegy combined operations to form a single publicly traded company called Fidelity National Information Services, Inc. (NYSE:FIS). Certegy was a payment processing company headquartered in St. Petersburg, Florida. On January 26, 2006, Certegy’s shareholders approved the merger which was subsequently consummated on February 1, 2006.

As a result of the merger, FIS is one of the largest providers of processing services to U.S. financial institutions, with market-leading positions in core processing, card issuing services, check risk management, mortgage processing, and lending services.

Under the terms of the merger agreement, FIS was merged into a wholly owned subsidiary of Certegy in a tax-free merger, and all of FIS’s outstanding stock was converted into Certegy common stock. As a result of the merger:

•	FIS’s pre-merger shareholders owned approximately 67.4% of the combined company’s outstanding common stock immediately after the merger, while Certegy’s pre-merger shareholders owned approximately 32.6%,

•	FNF and its subsidiaries now own approximately 51% of the combined company’s outstanding common stock, and

•	the combined company’s board of directors was reconstituted so that a majority of the board now consists of directors designated by FIS’s stockholders.

In connection with the merger, Certegy amended its articles of incorporation to increase the number of authorized shares of capital stock from 400 million shares to 800 million shares, with 600 million shares being designated as common stock and 200 million shares being designated as preferred stock. Additionally, Certegy amended its Stock Incentive Plan to increase the total number of shares of common stock available for issuance by an additional 6 million shares, and to increase the limits on the number of options, restricted

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

shares, and other awards that may be granted to any individual in any calendar year. These changes were approved by Certegy’s shareholders on January 26, 2006.

As part of the merger transaction, Certegy declared a $3.75 per share special cash dividend that was paid to Certegy’s pre-merger shareholders. This dividend, totaling $236.6 million, was paid by Certegy at the consummation of the merger.

Generally accepted accounting principles in the U.S. require that one of the two companies in the transaction be designated as the acquirer for accounting purposes. FIS was designated as the accounting acquirer because immediately after the merger its shareholders held more than 50% of the common stock of the combined company. As a result, the merger was accounted for as a reverse acquisition under the purchase method of accounting. Under this accounting treatment, FIS was considered the acquiring entity and Certegy was considered the acquired entity for financial reporting purposes.

The purchase price was based on the number of outstanding shares of common stock of Certegy on February 1, 2006, the date of consummation of the merger, valued at $33.38 per share (which was the average of the trading price of Certegy common stock two days before and two days after the announcement of the merger on September 15, 2005 of $37.13, less the $3.75 per share special dividend declared prior to closing). The purchase price also included an estimated fair value of Certegy’s stock options and restricted stock units outstanding at the transaction date.

The total purchase price was as follows (in millions):

Value of Certegy’s common stock	$2,121.0
Value of Certegy’s stock options	54.2
FIS’s estimated transaction costs	5.9

$2,181.1

The transaction was accounted for by FIS under the purchase method of accounting, and as a result, the purchase price was allocated to Certegy’s tangible and identifiable intangible assets acquired and liabilities assumed based on their fair values as of February 1, 2006. Goodwill was recorded based on the amount that the purchase price exceeds the fair value of the net assets acquired. The purchase price allocation was as follows (in millions):

Tangible assets	$829.7
Computer software	143.6
Intangible assets	657.5
Goodwill	1,888.9
Liabilities assumed	(1,338.6)

Total purchase price	$2,181.1

The allocation of the purchase price to intangible assets, including computer software, was based on studies and valuations that are currently being finalized. Such purchase accounting adjustments may be refined as additional information becomes available. In connection with the merger of FIS and Certegy, FNF’s basis in FIS was $73.6 million lower than it would have been if FNF had applied purchase accounting to all shareholders’ interests. This basis difference was recorded as a reduction of goodwill and minority interests in FNF’s consolidation.

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the liabilities assumed that impact the purchase price allocation (in millions):

Notes payable and capital lease obligations	$222.8
Deferred income taxes	260.4
Dividends payable	236.6
Dividend bridge loan	239.0
Liabilities associated with pension, SERP, and Postretirement benefit plans	32.6
Estimated severance payments to certain Certegy employees	10.0
Estimated employee relocation and facility closure costs	9.5
Other merger related	28.5
Other operating liabilities	299.2

$1,338.6

In connection with the merger, FIS announced that it will terminate and settle the Certegy U.S Retirement Income Plan (pension plan). The estimated impact of this settlement has been reflected in the purchase price allocation as an increase in the pension liability, less the fair value of the pension plan assets, based on estimates of the total cost to settle the liability through the purchase of annuity contracts or lump sum settlements to the beneficiaries. The final settlement will not occur until after an IRS determination has been obtained. In addition to the pension plan obligation, FIS assumed liabilities for Certegy’s Supplemental Executive Retirement Plan (“SERP”) and Postretirement Benefit Plan. The total liability recorded as part of the purchase price allocation related to all three plans, net of the fair value of plan related assets, was $32.6 million.

FIS has been and is still in the process of evaluating certain lease agreements and vendor arrangements of Certegy. This evaluation has resulted in the recognition of certain liabilities associated with exiting activities of the acquired company. Modification to the amounts recorded related to the closure of duplicate facilities, employee relocation, or vendor contract terminations could result in changes in the assumed liabilities and goodwill in subsequent periods, though any changes are not expected to be significant.

Also, the merger triggered the performance criteria relating to FIS’s stock option grant made in March 2005 and these awards vested when the trading value of the Company’s stock remained above $31.27 for 45 days following the Merger. As a result, the Company recorded a charge of $24.5 million in the first six months of 2006.

Selected unaudited pro forma combined results of operations for the six months ended June 30, 2006 and 2005, assuming the Certegy merger had occurred as of January 1, 2005, and using actual general and administrative expenses prior to the acquisition are set forth below (in thousands):

	Six Months Ended June 30,
	2006	2005(a)

Total revenue	$5,092,183	$5,241,735
Net earnings	$192,369	$614,061
Pro forma earnings per share — basic	$1.10	$3.55
Pro forma earnings per share — diluted	$1.07	$3.47

(a)	The six months ended June 30, 2005 includes the $318.2 million gain on sale of a minority interest in FIS.

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Transactions:

Cascade Timberlands LLC

The Company began purchasing equity interests in Cascade Timberlands LLC (“Cascade Timberlands”) in March 2006 net of cash acquired. As of June 30, 2006, the Company had acquired approximately 71% of Cascade Timberlands for $89.2 million. The primary assets of Cascade Timberlands are approximately 293,000 acres of productive timberlands located on the eastern side of the Cascade mountain range extending from Bend, Oregon south on State Highway 20 toward the California border. Cascade Timberlands was created by the secured creditors of Crown Pacific LP upon the conclusion of the bankruptcy case of Crown Pacific LP in December 2004.

Acquisition of Equity Interest in Sedgwick

On January 31, 2006, the Company, along with our equity partners, Thomas H. Lee Partners (“THL”) and Evercore Capital Partners, completed an acquisition of a 40% interest in Sedgwick CMS Holdings, Inc. (“Sedgwick”), for approximately $126 million. Sedgwick, headquartered in Memphis, Tennessee, is a leading provider of outsourced insurance claims management services to large corporate and public sector entities.

Service Link L.P.

On August 1, 2005, the Company acquired Service Link, L.P. (“Service Link”), a national provider of centralized mortgage and residential real estate title and closing services to major financial institutions and institutional lenders. The initial acquisition price was approximately $110 million in cash. It is probable that the Company will owe additional contingent consideration related to this purchase in the third quarter of 2006, the amount of which will be based on Service Link’s earnings before interest, taxes, depreciation and amortization over a 12-month period ending in July 2006. The Company is not currently able to determine the amount of contingent consideration that will be owed, but, based on current information, the amount is estimated to be approximately $60 million as of June 30, 2006.

Note C — Recapitalization Transactions

Distribution of Fidelity National Title Group, Inc.

On October 17, 2005, the Company completed a pro rata distribution of shares, representing 17.5% of the outstanding common stock of FNT, to the Company’s shareholders. This distribution completed a restructuring that resulted in FNT becoming the parent company of the Company’s title insurance businesses. Following the distribution, FNT became a majority-owned subsidiary of FNF and a separate registrant reporting its results on a stand-alone basis. The Company continues to consolidate FNT in our results, and subsequent to the distribution, the Company began recording minority interest liabilities and expense relating to the 17.5% minority interest. This restructuring was a taxable transaction to the Company and the Company’s shareholders. The Company recognized income tax expense of approximately $108 million in the fourth quarter of 2005 relating to this restructuring which was paid in the first quarter of 2006.

Recapitalization of Former FIS in 2005

The recapitalization of Former FIS was completed on March 9, 2005 through $2.8 billion in borrowings under new senior credit facilities consisting of an $800 million Term Loan A facility, a $2.0 billion Term Loan B facility (collectively, the “Term Loan Facilities”) and an undrawn $400 million revolving credit facility (the “Revolver”). Former FIS fully drew upon the entire $2.8 billion in Term Loan Facilities, while the Revolver remained undrawn at the closing. The current interest rate on both the Term Loan Facilities and the Revolver is LIBOR plus 1.25% to 1.75%. Bank of America, JP Morgan Chase, Wachovia Bank, Deutsche Bank and Bear Stearns led a consortium of lenders which provided the new senior credit facilities.

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The minority equity interest sale was accomplished through Former FIS selling an approximately 25% minority equity interest in the common stock of Former FIS to an investment group led by THL and Texas Pacific Group (“TPG”). Former FIS issued a total of 50 million shares of the common stock of Former FIS to the investment group for a total purchase price of $500 million, before certain expenses paid by Former FIS. The minority equity interest sale resulted in a non-operating gain of $318.2 million. This gain was calculated under the provisions of Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin Topic 5H (“SAB Topic 5H”) and relates to the issuance of securities of a non-wholly owned subsidiary. The gain represented the difference between the Company’s book value investment in Former FIS immediately prior to the transaction and its book value investment in Former FIS immediately following the transaction. No deferred income taxes were recorded in connection with this transaction as the tax basis of the investment was greater than the book basis on the date of the sale.

Note D — Earnings Per Share

The Company presents “basic” earnings per share, representing net earnings divided by the weighted average shares outstanding (excluding all common stock equivalents), and “diluted” earnings per share, representing basic earnings per shared adjusted for the dilutive effect of all common stock equivalents. The following table illustrates the computation of basic and diluted earnings per share:

	Six Months Ended
	June 30,
	2006	2005
	(In thousands, except
	per share amounts)

Net earnings, basic	$238,992	$634,539
Dilution relating to common stock equivalents of subsidiary(1)	$(1,558)	$—

Net earnings, diluted	$237,434	$634,539

Weighted average shares outstanding during the period, basic	174,647	172,773
Plus: Common stock equivalent shares assumed from conversion of options	5,141	4,336

Weighted average shares outstanding during the period, diluted	179,788	177,109

Basic earnings per share	$1.37	$3.67

Diluted earnings per share	$1.32	$3.58

(1)	For purposes of computing earnings per diluted share, FNF is required to analyze the dilutive impact of outstanding options at its public subsidiaries, FNT and FIS, and, if necessary, adjust the net earnings available to FNF shareholders before calculating earnings per diluted share. For the six month period ended June 30, 2006, net earnings were reduced by $1.6 million, respectively, resulting in a reduction of $0.01 in earnings per diluted share for the period.

Options to purchase 1,333,410 shares of the Company’s common stock for the six months ended June 30, 2006 and 3,331,485 shares for the six months ended June 30, 2005, respectively, were not included in the computation of diluted earnings per share because they were antidilutive.

Note E — Investments

During the second quarter of 2005, the Company began lending fixed maturity and equity securities to financial institutions in short-term security lending transactions. The Company’s security lending policy requires that the cash received as collateral be 102% or more of the fair value of the loaned securities. These

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

short-term security lending arrangements increase investment income with minimal risk. At June 30, 2006 and December 31, 2005, the Company had security loans outstanding with values of $243.9 million and $143.4 million, respectively, included in accounts payable and accrued liabilities and the Company held cash in the same amounts as collateral for the loaned securities.

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at June 30, 2006 were as follows:

	Less than 12 Months		12 Months or Longer		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

U.S. government and agencies	$242,200	$(11,218)	$642,116	$(16,852)	$884,316	$(28,070)
States and political subdivisions	566,387	(12,692)	337,284	(10,514)	903,671	(23,206)
Foreign government and agencies	31,354	(876)	—	—	31,354	(876)
Corporate securities	396,290	(16,420)	295,911	(9,554)	692,201	(25,974)
Equity securities	149,898	(19,370)	10,299	(7,393)	160,197	(26,763)

Total temporarily impaired securities	$1,386,129	$(60,576)	$1,285,610	$(44,313)	$2,671,739	$(104,889)

A substantial portion of the Company’s unrealized losses relate to its holdings of debt securities. Unrealized losses relating to U.S. government, state and political subdivision and fixed maturity corporate holdings were primarily caused by interest rate increases. Since the decline in fair value of these investments is attributable to changes in interest rates and not credit quality, and the Company has the intent and ability to hold these securities, the Company does not consider these investments other-than-temporarily impaired. The unrealized losses related to equity securities were caused by market changes that the Company considers to be temporary and thus the Company does not consider these investments other-than-temporarily impaired.

Note F — Stock-Based Compensation Plans

The Company’s 1993 Stock Plan (“1993 Plan”) expired in June 2003. Options generally had a term of 10 years from the date of grant and were exercisable subject to the terms and conditions set by the Board of Directors. The per share option price was determined at the date of grant, provided that the price for incentive stock options shall not be less than 100% of their market value or award stock shares. A total of 599,802 stock options were outstanding under the 1993 Plan as of June 30, 2006. No further awards may be granted under this plan.

In connection with the 1998 acquisition of FNF Capital, Inc. (formerly known as “Granite”), which was accounted for as a pooling-of-interests, the Company assumed 1,140,855 options outstanding under Granite’s existing stock option plan (the “Granite Plan”), of which 24,524 stock options were outstanding as of June 30, 2006. The Granite Plan provides that qualified stock options be granted at an exercise price equal to fair market value on the date of the grant with a term not to exceed 10 years. The Granite Plan also provides that non-qualified stock options be granted at an exercise price not less than 85% of the fair market value on the date of grant with a term not to exceed 10 years.

During 1998, stockholders approved the adoption of the 1998 Stock Incentive Plan (“1998 Plan”). The 1998 Plan authorizes up to 9,985,828 shares of common stock for issuance under the terms of the 1998 Plan. As of June 30, 2006, there were 6,773,219 options outstanding under this plan. The 1998 Plan provides for grants of “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986, as

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

amended, non-qualified stock options and rights to purchase shares of common stock (“Purchase Rights”). The term of options may not exceed 10 years from the date of grant (five years in the case of a person who owns or is deemed to own more than 10% of the total combined voting power of all classes of stock of the Company), and the right to exercise such options shall vest equally over three years. The option exercise price for each share granted pursuant to an incentive stock option may not be less than 100% of the fair market value of a share of common stock at the time such option is granted (110% of fair market value in the case of an incentive stock option granted to a person who owns more than 10% of the combined voting power of all classes of stock of the Company). There is no minimum purchase price for shares of common stock purchased pursuant to a Purchase Right, and any such purchase price shall be determined by the Board of Directors.

In connection with the merger of Chicago Title, the Company assumed the options outstanding under Chicago Title’s existing stock option plans: the 1998 Long-Term Incentive Plan and the Director’s Stock Option Plan. Pursuant to the terms of the merger, options under these plans, totaling 5,304,456, became fully vested on March 20, 2000. The options granted in accordance with these two plans generally have a term of five to 10 years. As of June 30, 2006, there were 319,010 options outstanding under these plans.

In 2001, stockholders approved the adoption of the 2001 Stock Incentive Plan (“2001 Plan”). The 2001 Plan authorized up to 4,026,275 shares of common stock for issuance under the terms of the 2001 Plan. As of June 30, 2006, there were 588,105 options outstanding under this plan. The 2001 Plan provides for grants of “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986, as amended, nonqualified stock options, rights to purchase shares of common stock and deferred shares. The term of options may not exceed 10 years from the date of grant (five years in the case of an incentive stock option granted to a person who owns or is deemed to own more than 10% of the total combined voting power of all classes of stock of the Company), and are exercisable subject to the terms and conditions set by the Board of Directors. The option exercise price for each share granted pursuant to an incentive stock option may not be less than 100% of the fair market value of a share of common stock at the time such option is granted (110% of fair value in the case of an incentive stock option granted to a person who owns more than 10% of the combined voting power of all classes of stock of the Company). The option exercise price for each share granted pursuant to a nonqualified stock option may be less than the fair value of the common stock at the date of grant to reflect the application of the optionee’s deferred bonus, if applicable. The 2001 Plan allows for exercise prices with a fixed discount from the quoted market price. Options were granted in 2003 at an exercise price of $15.36 to key employees of the Company who applied deferred bonuses expensed in 2002 amounting to $4.6 million to the exercise price. Pursuant to the terms of the 2001 Plan, there are no future exercise price decreases to options granted under this Plan in 2003 and beyond. In 2002, options were granted at an exercise price of $11.41 to key employees of the Company who applied deferred bonuses expensed in 2001 amounting to $5.7 million to the exercise price. The exercise price of these options decreases approximately $0.35 per year through 2007 and $.22 per year from 2008 through 2013, at which time the exercise price will be $8.33.

In 2003, the Company issued to its non-employee Directors and to certain of its employees, rights to purchase 879,450 shares of restricted common stock (“Restricted Shares”) of the Company, pursuant to the 2001 Plan. A portion of the Restricted Shares vest over a five-year period and a portion of the Restricted Shares vest over a four-year period, of which one-fifth vested immediately on the date of grant. The Company recorded compensation expense of $3.3 million and unearned compensation expense of $23.0 million in connection with the issuance of Restricted Stock in 2003. The Company recorded compensation expense of $2.5 million and $2.5 million in the six-month periods ended June 30, 2006 and 2005, respectively, in connection with these shares. The Company used 769,450 shares of its common stock held as treasury shares and 110,000 newly issued common shares for the sale of Restricted Shares to its employees and directors. As of June 30, 2006 and December 31, 2005, 387,310 shares of non-vested restricted common stock were outstanding. Shares issued relating to this plan vest on the anniversary of the grant date which was November 18, 2003.

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In connection with the acquisition of ANFI, the Company assumed 988,389 options outstanding under ANFI’s existing option plans: the American National Financial, Inc. 1999 Stock Option Plan and the American National Financial, Inc. 1998 Stock Incentive Plan. The options granted under these plans generally had a term of 10 years. As of June 30, 2006, there were 413,173 options outstanding under these plans.

In connection with the acquisition of FNIS, the Company assumed 2,585,387 options outstanding under FNIS’ existing option plans: the Fidelity National Information Solutions 2001 Stock Incentive Plan, the Vista Information Solutions, Inc. 1999 Stock Option Plan, the Micro General Corporation 1999 Stock Incentive Plan and the Micro General Corporation 1998 Stock Incentive Plan. The options granted under these plans generally had a term of 10 years. As of June 30, 2006, there were 782,946 options outstanding under these plans.

In connection with the acquisition of Sanchez, the Company assumed 1,024,588 options outstanding under Sanchez’ 1995 Stock Incentive Plan. The option granted under this plan generally had a term of 8 years. As of June 30, 2006, there were 297,967 options outstanding under this plan.

In connection with the acquisition of InterCept, the Company assumed 1,708,155 options outstanding under InterCept’s existing option plans: the 2002 InterCept Stock Option Plan, 1996 InterCept Stock Option Plan, 1994 InterCept Option Plan and the Boggs InterCept Stock Option Plan. The options granted under these plans were fully vested prior to the acquisition and the majority of them had a remaining term of 90 days which expired on February 7, 2005. As of June 30, 2006, there were 315,978 options outstanding under this plan.

In 2004, stockholders approved the Fidelity National Financial 2004 Omnibus Incentive Plan (the “2004 Plan”). The 2004 Plan authorized up to 12,500,000 shares, plus the number of shares subject to prior plan awards that are outstanding as of the effective date of the 2004 Plan and that are deemed not delivered under the prior plans because of certain conditions. As of June 30, 2006, there were 2,908,382 options outstanding under this plan. The options granted under this plan have a life of 8 years and vest over a three year period. The 2004 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and performance shares, performance units, other stock-based awards and dividend equivalents.

Beginning in 2005, FNT and FIS also both issued stock options and restricted stock through their own plans. The awards outstanding under these plans impact the Company’s diluted earnings per share based on the impact they would have on earnings available to the Company if the options and awards were exercised and diluted the Company’s ownership percentage in the respective subsidiaries. For purposes of computing earnings per diluted share, FNF has to analyze the dilutive impact of outstanding options at its public subsidiaries, Fidelity National Title Group, Inc. and Fidelity National Information Services, Inc., and, if necessary, adjust the net earnings available to FNF shareholders before calculating earnings per diluted share. For the six month period ended June 30, 2006, net earnings were reduced by $1.6 million, respectively, resulting in a reduction of $0.01 in earnings per diluted share for the period.

Transactions under all stock option plans, including stock options granted by the Company’s Board of Directors which are outside of the Company’s stock option plans, are as follows:

		Weighted Average
	Options	Exercise Price	Exercisable

Balance, December 31, 2005	15,890,293	$18.47	11,480,299
Granted	183,500	39.20
Exercised	(2,254,113)	12.10
Cancelled/Expired	(156,250)	40.37

Balance, June 30, 2006	13,663,430	$18.94	9,243,045

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The aggregate intrinsic value of options exercised in the six month periods ended June 20, 2006 and 2005 was $61.1 million and $86.1 million, respectively.

The following table summarizes information related to stock options outstanding and exercisable as of June 30, 2006:

Options Outstanding					Options Exercisable
		Weighted				Weighted
		Average	Weighted	Intrinsic		Average	Weighted	Intrinsic
		Remaining	Average	Value at		Remaining	Average	Value at
Range of	Number of	Contractual	Exercise	June 30,	Number of	Contractual	Exercise	June 30,
Exercise Prices	Options	Life	Price	2006	Options	Life	Price	2006
				(In thousands)

$ .02 — 5.97	2,067,136	2.73	$4.79	$70,614	2,067,136	2.73	$4.79	$70,614
5.98 — 9.35	1,188,191	4.46	7.54	37,317	1,188,191	4.46	7.72	37,317
9.36 — 9.52	1,236,372	4.79	9.52	36,383	1,236,372	4.79	9.52	36,383
9.53 — 11.10	1,358,627	3.56	10.48	38,684	1,358,627	3.56	10.48	38,684
11.11 — 24.83	1,872,685	5.69	16.33	42,363	1,695,826	5.68	15.45	39,856
24.84 — 25.32	2,534,430	6.20	25.32	34,545	640,426	6.20	25.32	8,729
25.33 — 32.61	221,358	3.70	29.09	2,182	193,394	3.20	29.22	1,881
32.62 — 33.03	1,748,574	6.25	33.02	10,364	591,308	6.18	33.02	3,507
33.04 — 42.02	1,183,626	7.49	35.67	3,878	19,334	3.26	34.47	87
42.03 — 171.86	252,431	4.68	50.66	(2,957)	252,431	4.68	50.66	(2,957)

$ .02 — 171.86	13,663,430	5.11	$18.94	$273,373	9,243,045	4.67	$13.65	$234,101

During the first quarter of 2006, the Company began accounting for stock based compensation under the provisions of SFAS 123R “Share Based Payment” (“SFAS No. 123R”) issued in December 2004 under the modified prospective method. Previous to this adoption, the Company had adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), for stock-based employee compensation in 2003. Under the fair value method of accounting, compensation cost is measured based on the fair value of the award at the grant date and recognized over the service period. In 2003, the Company elected to use the prospective method of transition, as permitted by Statement of Financial Accounting Standards No. 148, “Accounting for Stock- Based Compensation — Transition and Disclosure” (“SFAS No. 148”). Under the fair value method, stock-based employee compensation cost is recognized from the beginning of 2003 as if the fair value method of accounting had been used to account for all employee awards granted, modified, or settled in years beginning after December 31, 2002. Prior year financial statements were not restated. The adoption of SFAS 123R using the modified prospective method did not have a material impact on the Company’s fianancial position or results of operations for the first six months of 2006 as all options that were previously accounted for under prior methods were fully vested as of December 31, 2005. Net income reflects expenses of $45.6 million and $17.1 million for the six-month periods ended June 30, 2006 and 2005, respectively, which is included in personnel costs in the reported financial results. The expense for the first six months of 2006 included $24.5 million in expense relating to performance based options at FIS for which the performance and market based criteria were met during the first quarter.

The fair value for these options was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions. The risk free interest rates used in the calculation are the rate that corresponds to the weighted average expected life of an option. The risk free interest rate used for options granted during the first six months of 2006 was 4.88%. A volatility factor for the expected market price of the common stock of 28.5% was used for options granted in the first six months of 2006. The expected dividend yield used for the first six months of 2006 was 2.6%. A weighted average expected life of

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.1 years was used for the first six months of 2006. The weighted average fair value of each option granted during the first six months of 2006 was $9.25. There were no options granted in the first six months of 2005.

Pro forma information regarding net earnings and earnings per share is required by SFAS 123R, and has been determined as if the Company had accounted for all of its employee stock options under the fair value method of that statement. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to all outstanding and unvested awards for the three-month and six-month periods ended June 30, 2005:

Six Months Ended
June 30, 2005
(In thousands, except
per share amounts)

Net earnings, as reported	$634,539

Add: Stock-based compensation expense included in reported net earnings, net of related tax effects	10,569
Deduct: Total stock-based compensation expense determined under fair value based methods for all awards, net of related tax effects	(11,233)

Pro forma net earnings	$633,875

Earnings per share:
Basic — as reported	$3.67
Basic — pro forma	$3.67
Diluted — as reported	$3.58
Diluted — pro forma	$3.57

At June 30, 2006, the total unrecognized compensation cost related to nonvested stock option grants was $24.6 million, which is expected to be recognized in pre-tax income over a weighted average period of 1.25 years and the total unrecognized compensation cost related to nonvested restricted stock grants is $8.7 million, which is expected to be recognized in pre-tax income over a weighted average period of 1.4 years. Also included in our consolidated stock-based compensation costs are stock based compensation at FNT and FIS. At June 30, 2006, the total unrecognized compensation costs related to FNT non-vested stock option grants was $7.4 million, which is expected to be recognized in pre-tax income over a weighted average period of 3.3 years and the total unrecognized compensation costs related to FNT non-vested restricted stock grants was $13.0 million, which is expected to be recognized in pre-tax income over a weighted average period of 3.3 years. At June 30, 2006, the total unrecognized compensation costs related to FIS non-vested stock option grants is $46.3 million, which is expected to be recognized in pre-tax income over a weighted average period of 2.0 years. There are no outstanding restricted stock grants at FIS.

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note G — Notes Payable

Notes payable consist of the following:

	June 30,	December 31,
	2006	2005

FIS Term Loan A Facility, secured, interest payable at LIBOR plus 1.25% (6.42% at June 30, 2006), 0.25% quarterly principal amortization, due March, 2011	$790,000	$794,000
FIS Term Loan B Facility, secured, interest payable at LIBOR plus 1.75% (6.92% at June 30, 2006), 0.25% quarterly principal amortization, due March, 2013	1,730,000	1,760,000
FIS Syndicated credit agreement, secured, interest due quarterly at LIBOR plus 1.25% (Eurodollar borrowings) and Prime plus 0.25% (Base Rate borrowings) (6.57% and 8.50% at June 30, 2006), unused portion of $270 million at June 30, 2006 maturing March 2011	130,000	—
FNT Syndicated credit agreement, unsecured, at LIBOR plus 0.4%,(5.9% at June 30, 2006, unused portion of $325 million at June 30, 2006)	75,000	100,000
Syndicated credit agreement, unsecured, interest due quarterly at LIBOR plus 0.625%, undrawn, unused portion of $250 million at June 30, 2006	—	—
Unsecured notes, net of discount, interest payable semi-annually at 4.75%, due September 2008	194,779	—
Unsecured notes, net of discount, interest payable semi-annually at 7.30%, due August 2011	247,461	249,437
Unsecured notes net of discount, interest payable semi-annually at 5.25%, due March 2013	248,758	248,651
Other promissory notes with various interest rates and maturities	103,944	64,931

	$3,519,942	$3,217,019

Through the merger with Certegy, the Company through FIS has an obligation to service $200 million (aggregate principal amount) of unsecured 4.75% fixed-rate notes due in 2008. The notes were recorded in purchase accounting at a discount of $5.7 million, which is being amortized over the term of the notes. The notes accrue interest at a rate of 4.75% per year, payable semi-annually in arrears on each March 15 and September 15. Through this merger, the Company also assumed approximately $22.2 million in other notes payable and as result of the merger FIS borrowed $180.0 million on its line of credit of which $50.0 million was repaid prior to June 30, 2006.

Principal maturities of notes payable at June 30, 2006, are as follows (dollars in thousands):

2006	$36,971
2007	44,751
2008	241,177
2009	49,898
2010	105,995
Thereafter	3,041,150

$3,519,942

Note H — Segment Information

During 2005, the Company restructured its business segments to more accurately reflect a change in the Company’s current operating structure. Accordingly previously reported segment information has been restated to be consistent with the current presentation.

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Summarized financial information concerning the Company’s reportable segments is shown in the following table.

As of and for the six months ended June 30, 2006 (dollars in thousands):

		Fidelity National
	Fidelity National	Information	Specialty	Corporate
	Title Group, Inc.	Services, Inc.	Insurance	and Other	Eliminations	Total

Title premiums	$2,289,435	$37,103	$—	$1,286	$(36,868)	$2,290,956
Other revenues	564,086	1,885,779	204,451	3,222	(66,296)	2,591,242
Intersegment revenue	—	(103,164)	—	—	103,164	—

Revenues from external customers	$2,853,521	$1,819,718	$204,451	$4,508	$—	$4,882,198
Interest and investment income, including realized gains and (losses)	95,032	5,178	7,393	9,467	—	117,070

Total revenues	$2,948,553	$1,824,896	$211,844	$13,975	$—	$4,999,268

Depreciation and amortization	53,431	207,169	2,972	(972)	—	262,600
Interest expense	23,700	92,301	581	1,023	—	117,605
Earnings (loss) before income tax and minority interest	305,263	170,588	47,931	(7,252)	—	516,530
Income tax expense	108,369	65,207	18,615	(42)	—	192,149
Minority interest	1,279	(6)	—	84,116	—	85,389
Net earnings (loss)	$195,615	$105,387	$29,316	$(91,326)	—	$238,992
Assets	6,199,666	7,342,785	462,134	399,794	—	14,404,379
Goodwill	1,051,523	3,697,900	44,856	(61,487)	—	4,732,792

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of and for the six months ended June 30, 2005 (dollars in thousands):

		Fidelity National
	Fidelity National	Information	Specialty	Corporate
	Title Group, Inc.	Services, Inc.	Insurance	and Other	Eliminations	Total

Title premiums	$2,321,596	$37,292	$—	$964	$(38,051)	$2,321,801
Other revenues	563,485	1,323,001	152,828	1,189	(57,280)	1,983,223
Intersegment revenue	—	(95,331)	—	—	95,331	—

Revenues from external customers	$2,885,081	$1,264,962	$152,828	$2,153	$—	$4,305,024
Gain on issuance of subsidiary stock	—	—	—	318,209	—	318,209
Interest and investment income, including realized gains and (losses)	64,077	3,528	3,145	9,271	—	80,021

Total revenues	$2,949,158	$1,268,490	$155,973	$329,633	$—	$4,703,254

Depreciation and amortization	49,389	151,103	1,967	100	—	202,559
Interest expense	724	49,809	23	20,979	—	71,535
Earnings (loss) before income tax and minority interest	390,826	158,320	25,009	293,927	—	868,082
Income tax expense	146,637	60,894	9,553	(6,696)	—	210,388
Minority interest	1,292	4,254	—	17,609	—	23,155
Net earnings (loss)	$242,897	$93,172	$15,456	$283,014	—	$634,539
Assets	5,973,378	4,068,759	273,180	371,714	—	10,687,031
Goodwill	962,587	1,746,656	23,842	11,883	—	2,744,968

The activities of the reportable segments include the following:

Fidelity National Title Group, Inc.

This segment consists of the operation of FNF’s majority owned subsidiary, FNT. FNT’s title insurance underwriters — Fidelity National Title, Chicago Title, Ticor Title, Security Union Title and Alamo Title — together issued approximately 29.0% of all title insurance policies issued nationally during 2005. FNT provides core title insurance and escrow and other title related services including collection and trust activities, trustee’s sales guarantees, recordings and reconveyances.

Fidelity National Information Services, Inc.

This segment consists of the operation of FNF’s majority owned subsidiary, FIS, which provides transaction processing services, consisting principally of technology solutions for banks and other financial institutions, credit and debit card services and check risk management and related services for retailers and

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

others. FIS also provides lender processing services, consisting principally of technology solutions for mortgage lenders, selected mortgage origination services such as title agency and closing services, default management and mortgage information services.

Specialty Insurance

This segment, consisting of various non-title insurance subsidiaries, issues flood, home warranty and homeowners insurance policies.

Corporate and Other

The corporate and other segment consists of the operations of the FNF parent holding company (including certain smaller businesses and investments) and certain other unallocated corporate overhead expenses.

Note I — Dividends

On February 8, 2006, the Company’s Board of Directors declared a cash dividend of $0.25 per share, payable on March 30, 2006, to stockholders of record as of March 15, 2006. On April 26, 2006, the Company’s Board of Directors declared a cash dividend of $0.25 per share, payable on June 30, 2006, to stockholders of record as of June 15, 2006. On July 20, 2006, The Company’s Board of Directors declared a cash dividend of $0.25 per share, payable on September 29, 2006 to stockholders of record as of September 14, 2006.

Note J — Pension and Postretirement Benefits

The following details the Company’s periodic (income) expense for pension and postretirement benefits:

	For the Six Months Ended June 30,
	2006	2005	2006	2005
	Pension Benefits		Postretirement Benefits
	(In thousands, except per share amounts)

Service cost	$—	$—	$40	$76
Interest cost	4,194	4,174	528	592
Expected return on assets	(4,906)	(3,918)	—	—
Amortization of prior service cost	—	—	(1,205)	(768)
Amortization of actuarial loss	4,434	4,414	553	274

Total net periodic (income) expense	$3,722	$4,670	$(84)	$174

There have been no material changes to the Company’s projected benefit payments under these plans since December 31, 2005.

Through the Certegy and Kordoba acquisitions, the Company assumed certain liabilities relating to defined benefit plans at FIS. The total liabilities relating to those plans is $57.2 million and the impact on pretax earnings for the six months ended June 30, 2006 and 2005 was $1.3 million and $1.1 million, respectively. In connection with the Certegy merger, FIS announced that it will terminate and settle the Certegy U.S. Retirement Plan (pension plan) (see note B).

Note K — Legal Proceedings

In the ordinary course of business, the Company is involved in various pending and threatened litigation matters related to its operations, some of which include claims for punitive or exemplary damages. The

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company believes that no actions, other than those listed below, depart from customary litigation incidental to its business. As background to the disclosure below, please note the following:

•	These matters raise difficult and complicated factual and legal issues and are subject to many uncertainties and complexities, including but not limited to the underlying facts of each matter, novel legal issues, variations between jurisdictions in which matters are being litigated, differences in applicable laws and judicial interpretations, the length of time before many of these matters might be resolved by settlement or through litigation and, in some cases, the timing of their resolutions relative to other similar cases brought against other companies, the fact that many of these matters are putative class actions in which a class has not been certified and in which the purported class may not be clearly defined, the fact that many of these matters involve multi-state class actions in which the applicable law for the claims at issue is in dispute and therefore unclear, and the current challenging legal environment faced by large corporations and insurance companies.

•	In these matters, plaintiffs seek a variety of remedies including equitable relief in the form of injunctive and other remedies and monetary relief in the form of compensatory damages. In most cases, the monetary damages sought include punitive or treble damages. Often more specific information beyond the type of relief sought is not available because plaintiffs have not requested more specific relief in their court pleadings. In general, the dollar amount of damages sought is not specified. In those cases where plaintiffs have made a specific statement with regard to monetary damages, they often specify damages just below a jurisdictional limit regardless of the facts of the case. This represents the maximum they can seek without risking removal from state court to federal court. In our experience, monetary demands in plaintiffs’ court pleadings bear little relation to the ultimate loss, if any, we may experience.

•	For the reasons specified above, it is not possible to make meaningful estimates of the amount or range of loss that could result from these matters at this time. The Company reviews these matters on an on-going basis and follows the provisions of SFAS No. 5, “Accounting for Contingencies” when making accrual and disclosure decisions. When assessing reasonably possible and probable outcomes, the Company bases its decision on its assessment of the ultimate outcome following all appeals.

•	In the opinion of the Company’s management, while some of these matters may be material to the Company’s operating results for any particular period if an unfavorable outcome results, none will have a material adverse effect on its overall financial condition.

Several class actions are pending in Ohio, Pennsylvania, Connecticut, New Hampshire and Florida alleging improper premiums were charged for title insurance. The cases allege that the named defendant companies failed to provide notice of premium discounts to consumers refinancing their mortgages, and failed to give discounts in refinancing transactions in violation of the filed rates. The actions seek refunds of the premiums charged and punitive damages. The Company intends to vigorously defend the actions.

A class action in California alleges that the Company violated the Real Estate Settlement Procedures Act and state law by giving favorable discounts or rates to builders and developers for escrow fees and requiring purchasers to use Chicago Title Insurance Company for escrow services. The action seeks refunds of the premiums charged and additional damages. The Company intends to vigorously defend this action.

A class action in Texas alleges that the Company overcharged for recording fees in Arizona, California, Colorado, Oklahoma and Texas. The suit seeks to recover the recording fees for the class that was overcharged, interest and attorney’s fees. The suit was filed in the United States District Court for the Western District of Texas, San Antonio Division on March 24, 2006. Similar suits are pending in Indiana and Missouri. The Company intends to vigorously defend these actions.

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A class action in New Mexico alleges the Company has engaged in anti-competitive price fixing in New Mexico. The suit seeks an injunction against price fixing and writs issued to the State regulators mandating the law be interpreted to provide a competitive market, compensatory damages, punitive damages, statutory damages, interest and attorney’s fees for the injured class. The suit was filed in State Court in Santa Fe, New Mexico on April 27, 2006. The Company intends to vigorously defend this action.

Two class actions filed in Illinois allege the Company has paid attorneys to refer business to the Company by paying them for core title services in conjunction with orders when the attorneys, in fact, did not perform any core title services and the payments were to steer business to the Company. The suits seek compensatory damages, attorney’s fees and injunctive relief to terminate the practice. The suit was filed in State Court in Chicago, Illinois on May 11, 2006. The Company intends to vigorously defend these actions.

None of the cases described above includes a statement as to the dollar amount of damages demanded. Instead, each of the cases includes a demand in an amount to be proved at trial. Two of the Ohio cases state that the damages per class member are less than the jurisdictional limit for removal to federal court.

The Company receives inquiries and requests for information from state insurance departments, attorneys general and other regulatory agencies from time to time about various matters relating to its business. Sometimes these take the form of civil investigative subpoenas. The Company attempts to cooperate with all such inquiries. From time to time, the Company is assessed fines for violations of regulations or other matters or enters into settlements with such authorities which require the Company to pay money or take other actions.

The National Association of Insurance Commissioners and various state insurance regulators have been investigating so called “captive reinsurance” agreements since 2004. The investigations have focused on arrangements in which title insurers would write title insurance generated by realtors, developers and lenders and cede a portion of the premiums to a reinsurance company affiliate of the entity that generated the business. The U.S. Department of Housing and Urban Development (“HUD”) also has made formal or informal inquiries of the Company regarding these matters. The Company has been cooperating and intends to continue to cooperate with all ongoing investigations. The Company has discontinued all captive reinsurance arrangements. The total amount of premiums the Company ceded to reinsurers was approximately $10 million over the existence of these agreements. The Company has settled most of the accusations of wrongdoing that arose from these investigations by discontinuing the practice and paying fines. Some investigations are continuing. The Company anticipates they will be settled in a similar manner.

Additionally, the Company has received inquiries from regulators about its business involvement with title insurance agencies affiliated with builders, realtors and other traditional sources of title insurance business, some of which the Company participated in forming as joint ventures with its subsidiaries. These inquiries have focused on whether the placement of title insurance with the Company through these affiliated agencies is proper or an improper form of referral payment. Like most other title insurers, the Company participates in these affiliated business arrangements in a number of states. The Company has settled the accusations of wrongdoing that arose from some of these investigations by discontinuing the practice and paying fines. Other investigations are continuing. The Company anticipates they will be settled in a similar manner.

The Company and its subsidiaries have settled all allegations of wrongdoing arising from a wide-ranging review of the title insurance industry by the New York State Attorney General (the “NYAG”). Under the terms of the settlement, the Company paid a $2 million fine and will immediately reduce premiums by 15% on owner’s policies under $1 million. Rate hearings will be conducted by the New York State Insurance Department (the “NYSID”) this year where all rates will be considered industry wide. The settlement clarifies practices considered wrongful under New York law by the NYAG and the NYSID, and the Company has agreed not to engage in those practices. The Company will take steps to assure that consumers are aware of the filed rates for premiums on title insurance products and that the products are correctly rated. The

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

settlement also resolves all issues raised by the market conduct investigation of the Company and its subsidiaries by the NYSID except the issues of rating errors found by the NYSID. As part of the settlement, the Company and its subsidiaries denied any wrongdoing. Neither the fines nor the rate reductions are expected to have a material impact on earnings of the Company. The Company cooperated fully with the NYAG and NYSID inquiries into these matters and will continue to cooperate with the NYSID.

Further, U.S. Representative Oxley, the Chairman of the House Financial Services Committee, recently asked the Government Accountability Office (the “GAO”) to investigate the title insurance industry. Representative Oxley stated that the Committee is concerned about payments that certain title insurers have made to developers, lenders and real estate agents for referrals of title insurance business. Representative Oxley asked the GAO to examine, among other things, the foregoing relationships and the levels of pricing and competition in the title insurance industry. A congressional hearing was held regarding title insurance practices on April 27, 2006. The Company is unable to predict the outcome of this inquiry or whether it will adversely affect the Company’s business or results of operations.

On July 3, 2006, the California Insurance Commissioner (“Commissioner”) issued a Notice of Proposed Action and Notice of Public Hearing (the “Notice”) relating to proposed regulations governing rate-making for title insurance (the “Proposed Regulations”). A hearing on the Proposed Regulations is scheduled for August 30, 2006. If implemented, the Proposed Regulations would result in significant reductions in title insurance rates, which are likely to have a significant negative impact on the company’s California revenues. In addition, the Proposed Regulations would give the Commissioner the ability to set maximum allowable title insurance rates on a going-forward basis. It is possible that such maximum rates would be lower than the rates that the company would otherwise set. In addition, the Florida Office of Insurance Regulation (the “OIR”) has recently released three studies of the title insurance industry which purport to demonstrate that title insurance rates in Florida are too high and that the Florida title insurance industry is overwhelmingly dominated by five firms, which includes FNT. The studies recommend tying premium rates to loss ratios thereby making the rates a reflection of the actual risks born by the insurer. The OIR is presently developing a rule to govern the upcoming rate analysis and rate setting process and has said that it will use the information to begin a full review of the title insurance rates charged in Florida. New York, Colorado, Louisiana, Nevada, and Texas insurance regulators have also announced similar inquiries (or other reviews of title insurance rates) and other states could follow. At this stage, the Company is unable to predict what the outcome will be of these or any similar reviews.

Canadian lawyers who have traditionally played a role in real property transactions in Canada allege that the Company’s practices in processing residential mortgages are the unauthorized practice of law. Their Law Societies have demanded an end to the practice, and have begun investigations into those practices. In several provinces bills have been filed that ostensibly would affect the way we do business. The Company is unable to predict the outcome of this inquiry or whether it will adversely affect the Company’s business or results of operations. In Missouri a class action is pending alleging that certain acts performed by the Company in closing real estate transactions are the unlawful practice of law. The Company intends to vigorously defend this action.

The Company and its subsidiaries, FIS and Fidelity Information Services, Inc. (“FI”), together with certain of its employees, were named on March 6, 2006 as defendants in a civil lawsuit brought by Grace & Digital Information Technology Co., Ltd. (“Grace”), a Chinese company that formerly acted as a sales agent for Alltel Information Services (“AI”), the predecessor to Fidelity Information Services, in China.

Grace originally filed a lawsuit in December 2004 in state court in Monterey County, California, alleging that FIS breached the sales agency agreement between Grace and AIS by failing to pay Grace commissions on certain contracts in 2001 and 2003. However, the 2001 contracts were never completed and the 2003 contracts, as to which Grace provided no assistance, were for a different project and were executed one and one-half years after FIS terminated the sales agency agreement with Grace. In addition to its breach of contract claim,

FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Grace also alleged that FNF violated the Foreign Corrupt Practices Act (FCPA) in its dealings with a bank customer in China. FNF denied Grace’s allegations in this California lawsuit.

In December 2005, the Monterey County court dismissed the lawsuit on the grounds of inconvenient forum, which decision Grace appealed on February 10, 2006. Further, on March 6, 2006, Grace filed a new lawsuit in the United States District Court for the Middle District of Florida arising from the same transaction, and added an additional allegation to its complaint that FNF violated the Racketeer Influenced and Corrupt Organizations Act (RICO) in its dealings with the same bank customer. FNF and its subsidiaries intend to defend this case vigorously. On March 7, 2006, FNF filed its motion to dismiss this lawsuit, and on March 27, 2006, FNF filed an answer denying Grace’s underlying allegations and counterclaiming against Grace for tortious interference and abuse of process. These motions have all been fully briefed and are pending before the Court. A pretrial management order has been entered providing for discovery, pretrial motion deadlines, and, if necessary, a trial in the later part of 2007.

FNF and its counsel have investigated these allegations and, based on the results of the investigations, FNF does not believe that there have been any violations of the FCPA or RICO, or that the ultimate disposition of these allegations or the lawsuit will have a material adverse impact on FNF’s or any of its subsidiaries’ financial position, results of operations or cash flows. FNF and its subsidiaries, including FIS, have fully cooperated with the Securities and Exchange Commission and the U.S. Department of Justice in connection with their inquiry into these allegations.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The expenses expected to be incurred by FNT (the “Company”) in connection with the issuance and distribution of the securities being registered under this Registration Statement are estimated to be as follows:

Securities and Exchange Commission Registration Fee	$372,149
New York Stock Exchange Listing Fee	$500,000
Printing and Engraving	$200,000
Legal Fees and Expenses	$250,000
Accounting Fees and Expenses	$50,000
Miscellaneous	$25,000

Total	$1,397,149

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s certificate of incorporation provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transactions from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (i) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (ii) to the Registrant with respect to payments which may be made by the Registrant to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Item 15.	Recent Sales of Unregistered Securities

The Registrant was incorporated on May 24, 2005 under the laws of the State of Delaware. In connection with its formation, the Registrant issued 1,000 shares of common stock for $1,000 to Fidelity National Financial, Inc., pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933.

Item 16.	Exhibits

(a)  Exhibits

Exhibit
Number	Description

2.1	Securities Exchange and Distribution Agreement dated as of June 25, 2006, as amended and restated as of September 18, 2006, between Fidelity National Financial, Inc. and Fidelity National Title Group, Inc.**
3.1	Amended and Restated Certificate of Incorporation, incorporated by reference to the Registrant’s current report on Form 8-K (File No. 1-32630) filed on October 19, 2005, as Exhibit 3.1.
3.2	Amended and Restated Bylaws of the Registrant.†
3.3	Form of Amended and Restated Certificate of Incorporation.**
4.1	Indenture between the Registrant and The Bank of New York Trust Company, N.A. relating to the FNT notes, incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005 (the “FNT 2005 10-K”).
4.2	Supplemental Indenture, dated as of January 6, 2006, between the Registrant and the Bank of New York Trust Company, N.A. incorporated by reference to Exhibit 4.1 to the Registrant’s current report on Form 8-K (File No. 1-32630) filed on January 24, 2006.
4.3	Form of 7.30% FNT note due August 15, 2011.††
4.4	Form of 5.25% FNT note due March 15, 2013.††
4.5	Form of Specimen Certificate Common Stock.†††
5.1	Form of Opinion of LeBoeuf, Lamb, Greene & MacRae LLP relating to the Class A common stock.**
10.1	Separation Agreement, dated September 27, 2005 between FNF and the Registrant.††
10.2	Amended and Restated Corporate Services Agreement, dated February 1, 2006 between FNF and the Registrant, incorporated by reference to the FNT 2005 10-K.
10.3	Amended and Restated Reverse Corporate Services Agreement, dated February 1, 2006 between FNF and the Registrant, incorporated by reference to the FNT 2005 10-K.
10.4	Tax Matters Agreement, dated September 27, 2005 between FNF and the Registrant.††
10.5	Employee Matters Agreement, dated September 27, 2005 between FNF and the Registrant.††
10.6	Registration Rights Agreement, dated September 27, 2005 between FNF and the Registrant.††
10.7	Intellectual Property Cross License Agreement, dated September 27, 2005 between FNF and the Registrant.††
10.8	Sublease Agreement dated September 27, 2005 between FNF and the Registrant.††
10.9	Assignment, Assumption and Novation Agreement dated September 27, 2005 between FNF and the Registrant.††
10.10	Amended and Restated Corporate Services Agreement, dated February 1, 2006 between FIS and the Registrant, incorporated by reference to the Current Report on Form 8-K of Fidelity National Information Services, Inc. filed February 6, 2006 (the “FIS 8-K”).
10.11	Amended and Restated Reverse Corporate Services Agreement, dated February 1, 2006 between FIS and the Registrant, incorporated by reference to the FIS 8-K.
10.12	Amended and Restated Starters Repository Access Agreement, dated February 1, 2006 between FIS and the Registrant, incorporated by reference to the FIS 8-K.
10.13	Amended and Restated Back Plant Repository Access Agreement, dated February 1, 2006 between FIS and the Registrant, incorporated by reference to the FIS 8-K.
10.14	Amended and Restated License and Services Agreement dated February 1, 2006 between FIS and the Registrant, incorporated by reference to the FIS 8-K.
10.15	Amended and Restated Lease Agreement, dated February 1, 2006 between FIS and the Registrant, incorporated by reference to the FIS 8-K.
10.16	Amended and Restated Master Information Technology Services Agreement, dated February 1, 2006 between FIS and the Registrant, incorporated by reference to the FIS 8-K.

Exhibit
Number	Description

10.17	Amended and Restated SoftPro Software License Agreement dated February 1, 2006 between Fidelity National Information Solutions, Inc. and the Registrant, incorporated by reference to the FIS 8-K.
10.18	7.30% Mirror Note due 2011 incorporated by reference to Exhibit 10.1 to the Registrant’s current report on Form 8-K (File No. 1-32630) filed on January 24, 2006.††
10.19	5.25% Mirror Note due 2013.††
10.20	Tax Sharing Agreement dated June 17, 1998 among Chicago Title Corporation, Chicago Title and Trust Company, Chicago Title Insurance Company, Ticor Title Insurance Company and Security Union Title Insurance Company.†††
10.21	Tax Sharing Agreement dated May 13, 2004 among Chicago Title and Trust Company, Chicago Title Insurance Company of Oregon and FNF.†††
10.22	Tax Sharing Agreement dated August 20, 2004 among Chicago Title and Trust Company, Ticor Title Insurance Company of Florida and FNF.†††
10.23	Tax Sharing Agreement dated January 31, 2005 among Alamo Title Holding Company, Alamo Title Insurance Company and FNF.†††
10.24	Tax Allocation Agreement dated December 13, 1999 among Fidelity National Title Insurance Company (as successor in interest by merger with Fidelity National Title Insurance Company of New York), Nations Title Insurance Company of New York, Inc., and FNF.†††
10.25	Issuing Agency Contract dated as of July 22, 2004 between Chicago Title Insurance Company and LSI Title Company.†††
10.26	Issuing Agency Contract dated as of July 22, 2004 between Chicago Title Insurance Company and LSI Title Agency, Inc.†††
10.27	Issuing Agency Contract dated as of July 22, 2004 between Chicago Title Insurance Company and Lender’s Service Title Agency, Inc.†††
10.28	Issuing Agency Contract dated as of August 9, 2004 between Chicago Title Insurance Company and LSI Alabama, LLC.†††
10.29	Issuing Agency Contract dated as of February 8, 2005 between Chicago Title Insurance Company and LSI Title Company of Oregon, LLC.†††
10.30	Issuing Agency Contract dated as of September 28, 2004 between Fidelity National Title Insurance Company and LSI Title Company.†††
10.31	Issuing Agency Contract dated as of September 28, 2004 between Fidelity National Title Insurance Company and LSI Title Agency, Inc.†††
10.32	Issuing Agency Contract dated as of September 28, 2004 between Fidelity National Title Insurance Company and Lender’s Service Title Agency, Inc.†††
10.33	Issuing Agency Contract dated as of September 28, 2004 between Fidelity National Title Insurance Company and LSI Alabama, LLC.†††
10.34	Issuing Agency Contract dated as of February 24, 2005 between Fidelity National Title Insurance Company and LSI Title Company of Oregon, LLC.†††
10.35	Transitional Cost Sharing Agreement dated as of April 14, 2005 by and among Chicago Title Insurance Company, FIS Management Services, LLC, Lender’s Service Title Agency, Inc., LSI Alabama, LLC, LSI Maryland, Inc., LSI Title Agency, Inc., LSI Title Company, and LSI Title Company of Oregon, LLC.†††
10.36	Agreement for Sale of Title Plants dated January 4, 2005 between Ticor Title Company of Oregon and LSI Title Company of Oregon, LLC.†††
10.37	Agreement For Sale of Plant Index and For Use of Computerized Title Plant Services dated as of December 20, 2004 between Chicago Title Insurance Company and LSI Title Agency, Inc.†††
10.38	Title Plant Maintenance Agreement dated as of March 4, 2005 among Property Insight, LLC, Security Union Title Insurance Company, Chicago Title Insurance Company and Ticor Title Insurance Company.†††

Exhibit
Number	Description

10.39	Amended and Restated Master Title Plant Access Agreement, dated as of February 1, 2006, between Rocky Mountain Support Services, Inc. and Property Insight, LLC, incorporated by reference to the FIS 8-K.
10.40	Title Plant Management Agreement dated as of May 17, 2005 between Property Insight, LLC and Ticor Title Insurance Company of Florida.†††
10.41	Master Loan Agreement, dated December 28, 2000 among Chicago Title Insurance Company, Fidelity National Title Insurance Company, Ticor Title Insurance Company, Alamo Title Insurance Company, Security Union Title Insurance Company and FNF.†††
10.42	Master Loan Agreement dated February 10, 1999 among Chicago Title and Trust Company, Chicago Title Insurance Company, Security Union Title Insurance Company and Ticor Title Insurance Company.†††
10.43	Amended and Restated OTS and OTS Gold Software License Agreement dated as of February 1, 2006 between Rocky Mountain Support Services, Inc. and Fidelity National Tax Service, Inc., incorporated by reference to the FIS 8-K.
10.44	Amended and Restated SIMON Software License Agreement dated as of February 1, 2006 between Rocky Mountain Support Services, Inc. and Fidelity National Tax Service, Inc., incorporated by reference to the FIS 8-K.
10.45	Amended and Restated TEAM Software License Agreement dated as of February 1, 2006 between Rocky Mountain Support Services, Inc. and Fidelity National Tax Service, Inc., incorporated by reference to the FIS 8-K.
10.46	Amended and Restated Cross Conveyance and Joint Ownership Agreement dated February 1, 2006 between Rocky Mountain Support Services, Inc. and LSI Title Company, incorporated by reference to the FIS 8-K.
10.47	Amended and Restated eLenderSolutions Software Development and Property Allocation Agreement dated as of February 1, 2006 between Rocky Mountain Support Services, Inc. and LSI Title Company, incorporated by reference to the FIS 8-K.
10.48	Amended and Restated Titlepoint Software Development and Property Allocation Agreement dated as of February 1, 2006 between Rocky Mountain Support Services, Inc. and Property Insight, LLC, incorporated by reference to the FIS 8-K.
10.49	Fidelity National Title Group, Inc. 2005 Omnibus Incentive Plan.†
10.50	Fidelity National Title Group, Inc. Employee Stock Purchase Plan.†
10.51	Form of Restricted Stock Grant Agreement, incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-126402) filed on September 15, 2005.
10.52	Credit Agreement, dated October 17, 2005 between the Registrant, Bank of America, N.A., as Administrative Agent and Swing Line Lender, and certain agents and other lenders party thereto, incorporated by reference to Exhibit 10-1 to the Registrant’s current report on Form 8-K (File No. 1-32630) filed on October 21, 2005.
10.53	Amended and Restated Title Plant Master Services Agreement, dated as of February 1, 2006, between Rocky Mountain Support Services, Inc. and Property Insight, LLC, incorporated by reference to the FIS 8-K.
10.54	Amendment to Employment Agreement effective as of June 8, 2006 between Randy R. Quirk and Fidelity National Financial, Inc., incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 1-32630) filed on June 14, 2006.
10.55	Form of Tax Disaffiliation Agreement between Fidelity National Financial, Inc., Fidelity National Title Group, Inc. and Fidelity National Information Services, Inc., incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 1-32630) filed on June 29, 2006.
10.56	Form of Cross-Indemnity Agreement by and between Fidelity National Information Services, Inc. and Fidelity National Title Group, Inc.**
21.1	Subsidiaries of the Registrant.**
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.**
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.**

Exhibit
Number	Description

23.3	Consent of LeBoeuf, Lamb, Greene & MacRae LLP (included in Exhibit 5.1).**
99.1	Consent of Douglas K. Ammerman***
99.2	Consent of Thomas M. Hagerty***
99.3	Consent of Daniel D. Lane***
99.4	Consent of Cary H. Thompson***

**	Filed herewith.

***	Previously filed.

†	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 (File No. 1-32630).

††	Incorporated by reference to the Registration Statement on Form S-4 (File No. 333-129310) filed on October 28, 2005.

†††	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-126402) filed on September 26, 2005.

Item 17.	Undertakings

The undersigned hereby undertakes as follows:

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities distributed therein, and the distribution of such securities at that time shall be deemed to be the initial bona fide distribution thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Fidelity National Title Group, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jacksonville, Florida, on this 18th day of September, 2006.

Fidelity National Title Group, Inc.

By:	/s/ Anthony J. Park
Name: Anthony J. Park
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities indicated on this 18th day of September, 2006.

Signature		Title	Date

By:	* William P. Foley, II	Chairman of the Board of Directors	September 18, 2006

By:	/s/ Raymond R. Quirk Raymond R. Quirk	Chief Executive Officer (Principal Executive Officer)	September 18, 2006

By:	/s/ Anthony J. Park Anthony J. Park	Chief Financial Officer (Principal Financial and Accounting Officer)	September 18, 2006

By:	* William G. Bone	Director	September 18, 2006

By:	* Willie D. Davis	Director	September 18, 2006

By:	* John F. Farrell, Jr.	Director	September 18, 2006

By:	* Philip G. Heasley	Director	September 18, 2006

By:	* William A. Imparato	Director	September 18, 2006

By:	* General William Lyon	Director	September 18, 2006

By:	* Peter O. Shea, Jr.	Director	September 18, 2006

Signature		Title	Date

By:	* Frank P. Willey	Director	September 18, 2006

By:	/s/ Anthony J. Park Anthony J. Park (Attorney-in-Fact) (Pursuant to a Power of Attorney)

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Securities Exchange and Distribution Agreement dated as of June 25, 2006 as amended and restated as of September 18, 2006, between Fidelity National Financial, Inc. and Fidelity National Title Group, Inc.**
3.1	Amended and Restated Certificate of Incorporation, incorporated by reference to the Registrant’s current report on Form 8-K (File No. 1-32630) filed on October 19, 2005, as Exhibit 3.1.
3.2	Amended and Restated Bylaws of the Registrant.†
3.3	Form of Amended and Restated Certificate of Incorporation.**
4.1	Indenture between the Registrant and The Bank of New York Trust Company, N.A. relating to the FNT notes, incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005 (the “FNT 2005 10-K”).
4.2	Supplemental Indenture, dated as of January 6, 2006, between the Registrant and the Bank of New York Trust Company, N.A. incorporated by reference to Exhibit 4.1 to the Registrant’s current report on Form 8-K (File No. 1-32630) filed on January 24, 2006.
4.3	Form of 7.30% FNT note due August 15, 2011.††
4.4	Form of 5.25% FNT note due March 15, 2013.††
4.5	Form of Specimen Certificate Common Stock.†††
5.1	Form of Opinion of LeBoeuf, Lamb, Greene & MacRae LLP relating to the Class A common stock.**
10.1	Separation Agreement, dated September 27, 2005 between FNF and the Registrant.††
10.2	Amended and Restated Corporate Services Agreement, dated February 1, 2006 between FNF and the Registrant, incorporated by reference to the FNT 2005 10-K.
10.3	Amended and Restated Reverse Corporate Services Agreement, dated February 1, 2006 between FNF and the Registrant, incorporated by reference to the FNT 2005 10-K.
10.4	Tax Matters Agreement, dated September 27, 2005 between FNF and the Registrant.††
10.5	Employee Matters Agreement, dated September 27, 2005 between FNF and the Registrant.††
10.6	Registration Rights Agreement, dated September 27, 2005 between FNF and the Registrant.††
10.7	Intellectual Property Cross License Agreement, dated September 27, 2005 between FNF and the Registrant.††
10.8	Sublease Agreement dated September 27, 2005 between FNF and the Registrant.††
10.9	Assignment, Assumption and Novation Agreement dated September 27, 2005 between FNF and the Registrant.††
10.10	Amended and Restated Corporate Services Agreement, dated February 1, 2006 between FIS and the Registrant, incorporated by reference to the Current Report on Form 8-K of Fidelity National Information Services, Inc. filed February 6, 2006 (the “FIS 8-K”).
10.11	Amended and Restated Reverse Corporate Services Agreement, dated February 1, 2006 between FIS and the Registrant, incorporated by reference to the FIS 8-K.
10.12	Amended and Restated Starters Repository Access Agreement, dated February 1, 2006 between FIS and the Registrant, incorporated by reference to the FIS 8-K.
10.13	Amended and Restated Back Plant Repository Access Agreement, dated February 1, 2006 between FIS and the Registrant, incorporated by reference to the FIS 8-K.
10.14	Amended and Restated License and Services Agreement dated February 1, 2006 between FIS and the Registrant, incorporated by reference to the FIS 8-K.
10.15	Amended and Restated Lease Agreement, dated February 1, 2006 between FIS and the Registrant, incorporated by reference to the FIS 8-K.
10.16	Amended and Restated Master Information Technology Services Agreement, dated February 1, 2006 between FIS and the Registrant, incorporated by reference to the FIS 8-K.
10.17	Amended and Restated SoftPro Software License Agreement dated February 1, 2006 between Fidelity National Information Solutions, Inc. and the Registrant, incorporated by reference to the FIS 8-K.
10.18	7.30% Mirror Note due 2011 incorporated by reference to Exhibit 10.1 to the Registrant’s current report on Form 8-K (File No. 1-32630) filed on January 24, 2006.††
10.19	5.25% Mirror Note due 2013.††

Exhibit
Number	Description

10.20	Tax Sharing Agreement dated June 17, 1998 among Chicago Title Corporation, Chicago Title and Trust Company, Chicago Title Insurance Company, Ticor Title Insurance Company and Security Union Title Insurance Company.†††
10.21	Tax Sharing Agreement dated May 13, 2004 among Chicago Title and Trust Company, Chicago Title Insurance Company of Oregon and FNF.†††
10.22	Tax Sharing Agreement dated August 20, 2004 among Chicago Title and Trust Company, Ticor Title Insurance Company of Florida and FNF.†††
10.23	Tax Sharing Agreement dated January 31, 2005 among Alamo Title Holding Company, Alamo Title Insurance Company and FNF.†††
10.24	Tax Allocation Agreement dated December 13, 1999 among Fidelity National Title Insurance Company (as successor in interest by merger with Fidelity National Title Insurance Company of New York), Nations Title Insurance Company of New York, Inc., and FNF.†††
10.25	Issuing Agency Contract dated as of July 22, 2004 between Chicago Title Insurance Company and LSI Title Company.†††
10.26	Issuing Agency Contract dated as of July 22, 2004 between Chicago Title Insurance Company and LSI Title Agency, Inc.†††
10.27	Issuing Agency Contract dated as of July 22, 2004 between Chicago Title Insurance Company and Lender’s Service Title Agency, Inc.†††
10.28	Issuing Agency Contract dated as of August 9, 2004 between Chicago Title Insurance Company and LSI Alabama, LLC.†††
10.29	Issuing Agency Contract dated as of February 8, 2005 between Chicago Title Insurance Company and LSI Title Company of Oregon, LLC.†††
10.30	Issuing Agency Contract dated as of September 28, 2004 between Fidelity National Title Insurance Company and LSI Title Company.†††
10.31	Issuing Agency Contract dated as of September 28, 2004 between Fidelity National Title Insurance Company and LSI Title Agency, Inc.†††
10.32	Issuing Agency Contract dated as of September 28, 2004 between Fidelity National Title Insurance Company and Lender’s Service Title Agency, Inc.†††
10.33	Issuing Agency Contract dated as of September 28, 2004 between Fidelity National Title Insurance Company and LSI Alabama, LLC.†††
10.34	Issuing Agency Contract dated as of February 24, 2005 between Fidelity National Title Insurance Company and LSI Title Company of Oregon, LLC.†††
10.35	Transitional Cost Sharing Agreement dated as of April 14, 2005 by and among Chicago Title Insurance Company, FIS Management Services, LLC, Lender’s Service Title Agency, Inc., LSI Alabama, LLC, LSI Maryland, Inc., LSI Title Agency, Inc., LSI Title Company, and LSI Title Company of Oregon, LLC.†††
10.36	Agreement for Sale of Title Plants dated January 4, 2005 between Ticor Title Company of Oregon and LSI Title Company of Oregon, LLC.†††
10.37	Agreement For Sale of Plant Index and For Use of Computerized Title Plant Services dated as of December 20, 2004 between Chicago Title Insurance Company and LSI Title Agency, Inc.†††
10.38	Title Plant Maintenance Agreement dated as of March 4, 2005 among Property Insight, LLC, Security Union Title Insurance Company, Chicago Title Insurance Company and Ticor Title Insurance Company.†††
10.39	Amended and Restated Master Title Plant Access Agreement, dated as of February 1, 2006, between Rocky Mountain Support Services, Inc. and Property Insight, LLC, incorporated by reference to the FIS 8-K.
10.40	Title Plant Management Agreement dated as of May 17, 2005 between Property Insight, LLC and Ticor Title Insurance Company of Florida.†††
10.41	Master Loan Agreement, dated December 28, 2000 among Chicago Title Insurance Company, Fidelity National Title Insurance Company, Ticor Title Insurance Company, Alamo Title Insurance Company, Security Union Title Insurance Company and FNF.†††
10.42	Master Loan Agreement dated February 10, 1999 among Chicago Title and Trust Company, Chicago Title Insurance Company, Security Union Title Insurance Company and Ticor Title Insurance Company.†††
10.43	Amended and Restated OTS and OTS Gold Software License Agreement dated as of February 1, 2006 between Rocky Mountain Support Services, Inc. and Fidelity National Tax Service, Inc., incorporated by reference to the FIS 8-K.

Exhibit
Number	Description

10.44	Amended and Restated SIMON Software License Agreement dated as of February 1, 2006 between Rocky Mountain Support Services, Inc. and Fidelity National Tax Service, Inc., incorporated by reference to the FIS 8-K.
10.45	Amended and Restated TEAM Software License Agreement dated as of February 1, 2006 between Rocky Mountain Support Services, Inc. and Fidelity National Tax Service, Inc., incorporated by reference to the FIS 8-K.
10.46	Amended and Restated Cross Conveyance and Joint Ownership Agreement dated February 1, 2006 between Rocky Mountain Support Services, Inc. and LSI Title Company, incorporated by reference to the FIS 8-K.
10.47	Amended and Restated eLenderSolutions Software Development and Property Allocation Agreement dated as of February 1, 2006 between Rocky Mountain Support Services, Inc. and LSI Title Company, incorporated by reference to the FIS 8-K.
10.48	Amended and Restated Titlepoint Software Development and Property Allocation Agreement dated as of February 1, 2006 between Rocky Mountain Support Services, Inc. and Property Insight, LLC, incorporated by reference to the FIS 8-K.
10.49	Fidelity National Title Group, Inc. 2005 Omnibus Incentive Plan.†
10.50	Fidelity National Title Group, Inc. Employee Stock Purchase Plan.†
10.51	Form of Restricted Stock Grant Agreement, incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-126402) filed on September 15, 2005.
10.52	Credit Agreement, dated October 17, 2005 between the Registrant, Bank of America, N.A., as Administrative Agent and Swing Line Lender, and certain agents and other lenders party thereto, incorporated by reference to Exhibit 10-1 to the Registrant’s Current Report on Form 8-K (File No. 1-32630) filed on October 21, 2005.
10.53	Amended and Restated Title Plant Master Services Agreement, dated as of February 1, 2006, between Rocky Mountain Support Services, Inc. and Property Insight, LLC, incorporated by reference to the FIS 8-K.
10.54	Amendment to Employment Agreement effective as of June 8, 2006 between Randy R. Quirk and Fidelity National Financial, Inc., incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 1-32630) filed on June 14, 2006.
10.55	Form of Tax Disaffiliation Agreement between Fidelity National Financial, Inc., Fidelity National Title Group, Inc. and Fidelity National Information Services, Inc., incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 1-32630) filed on June 29, 2006.
10.56	Form of Cross-Indemnity Agreement by and between Fidelity National Information Services, Inc. and Fidelity National Title Group, Inc.**
21.1	Subsidiaries of the Registrant.**
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.**
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.**
23.3	Consent of LeBoeuf, Lamb, Greene & MacRae LLP (included in Exhibit 5.1).**
99.1	Consent of Douglas K. Ammerman***
99.2	Consent of Thomas M. Hagerty***
99.3	Consent of Daniel D. Lane***
99.4	Consent of Cary H. Thompson***

**	Filed herewith.

***	Previously filed.

†	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 (File No. 1-32630).

††	Incorporated by reference to the Registration Statement on Form S-4 (File No. 333-129310) filed on October 28, 2005.

†††	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-126402) filed on September 26, 2005.